[Fidelity Bankshares, Inc. Logo]            [First Community Bancorp, Inc. Logo]





                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Fidelity Bankshares, Inc. and First Community Bancorp, Inc. have both unanimously approved a merger of First Community Bancorp with and into Fidelity Bankshares. First Community Bancorp stockholders will receive merger consideration in the form of 0.59055 shares of Fidelity Bankshares common stock (which reflects the original exchange ratio of 0.3937, adjusted for Fidelity Bankshares' three-for-two stock dividend paid on January 14, 2005 in the form of a stock dividend), and $14.75 in cash, for each share of First Community Bancorp common stock that they own.

         Based on the closing price of $27.21 per share of Fidelity Bankshares common stock on February 1, 2005, the 0.59055 shares of Fidelity Bankshares common stock would have an implied value of $16.07, which, when added to the $14.75 in cash, would equal total merger consideration of $30.82 for each share of First Community Bancorp common stock. The market price of Fidelity Bankshares common stock will fluctuate over time, which will cause the implied value of the stock component of the merger consideration to fluctuate. Fidelity Bankshares common stock is listed on the Nasdaq National Market under the symbol "FFFL." First Community Bancorp common stock is not actively traded. The merger will generally be tax-free to you with respect to any Fidelity Bankshares common stock that you receive, and will generally be taxable to you with respect to any cash that you receive.

         The merger cannot be completed unless First Community Bancorp stockholders approve the merger agreement. First Community Bancorp has scheduled a special meeting of stockholders on March 8, 2005, at 2:00 p.m., Eastern Time, at the offices of First Community Bank of Palm Beach County, 104 South Lake Avenue, Pahokee, Florida, so its voting common stockholders can vote on the merger agreement.

         This document serves as both the proxy statement for the special meeting of stockholders of First Community Bancorp and as the prospectus for the shares of Fidelity Bankshares to be issued in the merger. This document describes the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled "Risks Related to the Merger" beginning on page 15. You can also obtain information about Fidelity Bankshares from documents that it has filed with the Securities and Exchange Commission.

         Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

         The securities of Fidelity Bankshares to be issued in the merger to First Community Bancorp stockholders are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other bank regulatory agency, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This Proxy Statement/Prospectus is dated February 7, 2005 and is first being mailed to stockholders of First Community Bancorp on or about February 7, 2005.

                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about Fidelity Bankshares, Inc. that is not included in or delivered with this document. First Community Bancorp stockholders may receive the information free of charge by writing or calling the persons listed below. For Fidelity Bankshares documents, make your request to Fidelity Bankshares, Inc., 205 Datura Street, West Palm Beach, Florida 33401, Attention: Elizabeth Cook, Corporate Secretary; telephone number (561) 803-9900. For First Community Bancorp documents, make your request to Naomi E. Sanders, Secretary, First Community Bancorp, Inc., 104 South Lake Avenue, Pahokee, Florida 33476; telephone number
(561) 924-5272. We will respond to your request within one business day of receiving the request by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of First Community Bancorp's stockholders meeting, any request should be made by March 1, 2005. Also see "Where You Can Find More Information" on page 66.


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                                TABLE OF CONTENTS


HOW TO GET COPIES OF RELATED DOCUMENTS............................................................................i
SUMMARY...........................................................................................................1
   Vote Required..................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR
     THE SPECIAL MEETING..........................................................................................9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................................................11
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIDELITY BANKSHARES, INC. AND SUBSIDIARY.......................13
RISKS RELATED TO THE MERGER......................................................................................15
   Risks Related to the Merger...................................................................................15
   Risks Related to Fidelity Bankshares..........................................................................16
THE FIRST COMMUNITY BANCORP, INC. SPECIAL MEETING................................................................19
   Matters to Be Considered......................................................................................19
   Proxies.......................................................................................................19
   Record Date...................................................................................................20
   Voting Rights and Vote Required...............................................................................21
   Recommendation of the Board of Directors......................................................................21
   Attending the First Community Bancorp Special Meeting.........................................................21
   Security Ownership of Certain Beneficial Owners of First Community Bancorp....................................22
INFORMATION ABOUT THE COMPANIES..................................................................................23
   Fidelity Bankshares, Inc......................................................................................23
   First Community Bancorp.......................................................................................23
   General.......................................................................................................23
   Properties....................................................................................................24
   Legal Proceedings.............................................................................................25
PROPOSAL I - THE PROPOSED MERGER.................................................................................25
   General.......................................................................................................25
   Background of the Merger......................................................................................25
   First Community Bancorp's Reasons for the Merger; Recommendation of
      First Community Bancorp's Board of Directors...............................................................26
   Opinion of First Community Bancorp, Inc.'s Financial Advisor..................................................28
   Fidelity Bankshares' Reasons for the Merger...................................................................36
   Merger Consideration..........................................................................................37
   Procedures for the Exchange of First Community Bancorp, Inc. Common Stock
      for the Merger Consideration...............................................................................38
   Treatment of First Community Bancorp Stock Options............................................................39
   Employee Matters..............................................................................................39
   Interests of Directors and Executive Officers in the Merger...................................................40
   Conduct of Business Pending the Merger........................................................................41
   Representations and Warranties................................................................................43
   Conditions to the Merger......................................................................................44
   Regulatory Approvals Required for the Merger..................................................................45
   No Solicitation...............................................................................................46


   Termination; Amendment; Waiver................................................................................47
   Management and Operations After the Merger....................................................................49
   Effective Date of Merger......................................................................................49
   Public Trading Markets........................................................................................49
   Fidelity Bankshares Dividends.................................................................................50
   Fees and Expenses.............................................................................................50
   Material United States Federal Income Tax Consequences of the Merger..........................................50
   Resale of Fidelity Bankshares Common Stock....................................................................54
   Accounting Treatment..........................................................................................55
DISSENTERS' RIGHTS...............................................................................................55
   Dissenters' Rights of Appraisal...............................................................................55
   Comparison of Stockholders' Rights for Existing Stockholders of First
      Community  Bancorp.........................................................................................58
   Description of Capital Stock of First Community Bancorp and Fidelity Bankshares...............................58
   Provisions of the First Community Bancorp and Fidelity Bankshares Articles and
      Certificate of Incorporation and  Bylaws...................................................................60
   Business Combinations with Interested Stockholders............................................................64
   Business Combination Statutes and Provisions..................................................................65
   Florida Law...................................................................................................66
EXPERTS..........................................................................................................66
LEGAL OPINIONS...................................................................................................66
OTHER MATTERS....................................................................................................66
WHERE YOU CAN FIND MORE INFORMATION..............................................................................66


APPENDICES

A.   Agreement and Plan of Merger by and between Fidelity Bankshares, Inc. and
     First Community Bancorp, Inc. dated as of September 21, 2004...............................................A-1

B.   Opinion of Austin Associates, LLC..........................................................................B-1

C.   Section 607.1301, 1302 and 1320 of the Florida Business Corporation Act....................................C-1

                          FIRST COMMUNITY BANCORP, INC.
                              104 South Lake Avenue
                             Pahokee, Florida 33476

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held on March 8, 2005

         NOTICE IS HEREBY GIVEN that the special meeting of stockholders of First Community Bancorp, Inc. will be held at the offices of First Community Bank of Palm Beach County, 104 South Lake Avenue, Pahokee, Florida, at 2:00 p.m., Eastern Time, on March 8, 2005, for the following purposes:

         1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and between Fidelity Bankshares, Inc. and First Community Bancorp, Inc., dated as of September 21, 2004, and all of the matters provided for in the agreement, pursuant to which First Community Bancorp will merge with and into Fidelity Bankshares, with Fidelity Bankshares as the surviving corporation; and

such other matters as may properly come before the First Community Bancorp special meeting or any adjournment or postponement of the meeting, including any proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal. As of the date of this Proxy Statement/Prospectus, management of First Community Bancorp is not aware of any other business to be considered.

         We more fully describe the merger with Fidelity Bankshares in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

         We have established February 1, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of First Community Bancorp voting common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve or ratify the proposal at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by First Community Bancorp. A list of stockholders entitled to vote at the special meeting will be available at First Community Bancorp, Inc., 104 South Lake Avenue, Pahokee, Florida, for ten days prior to the special meeting and also will be available at the special meeting.

         Our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated in the merger agreement.

         Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at First Community Bancorp's special meeting, but will assure that your vote is counted if you are unable to attend.

                                             By Order of the Board of Directors,

                                             /s/ Naomi E. Sanders

                                             Naomi E. Sanders
                                             Secretary

Pahokee, Florida
February 7, 2005

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the stockholder meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

         The boards of directors of First Community Bancorp, Inc. and Fidelity Bankshares, Inc. have approved the merger agreement between First Community Bancorp and Fidelity Bankshares pursuant to which First Community Bancorp will merge with and into Fidelity Bankshares. The merger cannot be completed unless the voting common stockholders of First Community Bancorp approve the merger agreement. First Community Bancorp's stockholders will vote on the merger agreement at First Community Bancorp's special meeting. This document is the Proxy Statement used by your board to solicit proxies for the special meeting. It is also the Prospectus of Fidelity Bankshares regarding the shares of Fidelity Bankshares common stock to be issued to First Community Bancorp stockholders if the merger is completed.

THE FIRST COMMUNITY BANCORP SPECIAL MEETING

Date, Time and Place

         First Community Bancorp will hold its special meeting of stockholders at the offices of First Community Bank of Palm Beach County, 104 South Lake Avenue, Pahokee, Florida 33476, at 2:00 p.m., Eastern Time, on March 8, 2005.

Record Date

         The record date for stockholders entitled to vote at the special meeting of stockholders is February 1, 2005.

Shares Entitled to Vote

         44,608 shares of First Community Bancorp voting common stock were outstanding on the record date and entitled to vote at the First Community Bancorp special meeting.

Purpose of the Special meeting

         The purpose of the special meeting is to consider and vote on the merger agreement.

Vote Required

         75% of the outstanding shares of First Community Bancorp common stock issued and outstanding and entitled to vote must be cast in favor of the merger agreement for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger agreement.
         As of the record date, the directors and executive officers of First Community Bancorp and their affiliates beneficially owned 30,071 shares of voting common stock, or approximately 67.4% of the outstanding 44,608 voting shares of First Community Bancorp common stock. Pursuant to voting agreements entered into at the time the merger agreement with Fidelity Bankshares was signed, each director and executive officer of First Community Bancorp has agreed, among other things, to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

         First Community Bancorp's board of directors has unanimously approved the merger agreement and unanimously recommends that First Community Bancorp stockholders vote "FOR" the merger agreement.

THE COMPANIES

Fidelity Bankshares, Inc.

         Fidelity Bankshares, Inc., a Delaware corporation, is the holding company for Fidelity Federal Bank & Trust. Fidelity Federal Bank & Trust is a federally chartered savings bank that operates 43 banking offices in Palm Beach, Martin and St. Lucie Counties, Florida. The Federal Deposit Insurance Corporation insures the deposits of Fidelity Federal Bank & Trust. At September 30, 2004, Fidelity Bankshares had $3.4 billion in total consolidated assets and $202.2 million in consolidated stockholders' equity. Through Fidelity Federal Bank & Trust, at September 30, 2004 it held $2.7 billion in deposits. Fidelity Bankshares' principal executive offices are located at 205 Datura Street, West Palm Beach, Florida 33401. Fidelity Bankshares' telephone number is (561) 803-9900.

First Community Bancorp, Inc.

         First Community Bancorp, Inc., a Florida corporation, is the holding company for First Community Bank of Palm Beach County, which we refer to in this document as "First Community Bank," a Florida bank that operates five full-service banking offices in Palm Beach County, Florida. The Federal Deposit Insurance Corporation insures the deposits of First Community Bank. At September 30, 2004, First Community Bancorp had $157.1 million in total consolidated assets, and $11.6 million in consolidated stockholders' equity. At September 30, 2004, First Community Bank had deposits of $136.7 million. First Community Bancorp's principal executive offices are located at 104 South Lake Avenue, Pahokee, Florida 33476. First Community Bancorp's telephone number is (561) 924-5272.

THE MERGER

General Description (See page 25)

         First Community Bancorp will merge with and into Fidelity Bankshares, with Fidelity Bankshares as the surviving entity. The merger will be completed within thirty days after all material conditions to closing have been met, unless Fidelity Bankshares and First Community Bancorp agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

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Consideration Payable to First Community Bancorp Stockholders (See page 37)

         First Community Bancorp stockholders will receive merger consideration in the form of 0.59055 shares of Fidelity Bankshares common stock and $14.75 in cash for each share of First Community Bancorp common stock. The merger consideration has been revised to reflect the exchange ratio following the three-for-two stock dividend of Fidelity Bankshares.

         First Community Bancorp stockholders should not send in their stock certificates until they receive instructions from the Fidelity Bankshares exchange agent.

Comparative Market Prices and Share Information

         Fidelity Bankshares common stock is listed on the Nasdaq National Market under the symbol "FFFL." On September 20, 2004 and February 1, 2005, the closing price for Fidelity Bankshares common stock was $36.09 and $27.21 respectively. First Community Bancorp common stock is not actively traded and is not listed on any securities exchange, the Nasdaq market or on the OTC electronic bulletin board. First Community Bancorp common stock has not traded during the past two years and no meaningful market price for First Community Bancorp common stock is available.

         The market price of Fidelity Bankshares' common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place, as well as after completion of the merger. First Community Bancorp stockholders are advised to obtain current market quotations for Fidelity Bankshares' common stock. No assurance can be given as to the market price of Fidelity Bankshares' common stock at the time of the merger or thereafter.

Fidelity Bankshares Dividends (See page 50)

         During each of the first three quarters of 2004, Fidelity Bankshares paid a cash dividend of $0.10 per share on its common stock. On November 19, 2004, Fidelity Bankshares announced a three-for-two stock split in the form of a stock dividend and a cash dividend of $0.08 per share on a split-adjusted basis payable on January 14, 2005 to shareholders of record on December 31, 2004. Although there is no present plan or intention to decrease these dividends, the payment and magnitude of any future dividends will be considered in light of changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Dissenters' Rights for First Community Bancorp Stockholders (See page 55)

         Under Florida Law, holders of First Community Bancorp common stock have the right to obtain an appraisal of the value of their shares of First Community Bancorp common stock in connection with the merger. To perfect appraisal rights, a First Community Bancorp stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act. These procedures are described more fully beginning on page 55.

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

         We have included a copy of the Florida Business Corporation Act sections relating to dissenters' rights of appraisal as Appendix C to this document.

Material Federal Income Tax Consequences of the Merger (See page 50)

         When you receive the combination of Fidelity Bankshares common stock and cash that comprises the merger consideration in exchange for your shares of First Community Bancorp common stock, if your tax basis in your shares of First Community Bancorp common stock is less than the sum of the amount of cash and the fair market value of the Fidelity Bankshares common stock you receive, you generally will recognize gain in an amount equal to the lesser of:

         (1) the sum of the amount of cash and the fair market value of the Fidelity Bankshares common stock you receive minus your tax basis in First Community Bancorp common stock exchanged in the merger; or

         (2)    the amount of cash that you receive in the merger.

         However, when you receive a combination of Fidelity Bankshares common stock and cash in exchange for your shares of First Community Bancorp and you realize a loss because your tax basis in your shares of First Community Bancorp common stock is greater than the sum of the amount of cash and the fair market value of the Fidelity Bankshares common stock you receive, the loss will not be recognized for tax purposes until such time as you dispose of the shares you receive in the merger.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION. IN ADDITION, YOU MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS DOCUMENT. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

Treatment of First Community Bancorp Stock Options (See page 39)

         In the merger, all outstanding and unexercised options to acquire First Community Bancorp common stock, whether or not currently exercisable, will be cancelled and all rights under the options will be extinguished in exchange for a cash payment equal to the excess of the cash value of the Merger Consideration as of September 21, 2004 ($29.35 per share) over the exercise price per share of each option multiplied by the number determined by First Community Bancorp common stock subject to the option. This payment will be subject to applicable tax withholdings.

Reselling the Stock You Receive in the Merger (See page 54)

         The shares of Fidelity Bankshares common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. First Community Bancorp has identified certain of its directors, executive officers and others who may be deemed "affiliates" of First Community

Bancorp, and those persons have entered into agreements with Fidelity Bankshares restricting their ability to transfer the shares they will receive in the merger.

Differences in Stockholders' Rights

         In the merger, each First Community Bancorp stockholder who receives Fidelity Bankshares common stock will become a Fidelity Bankshares stockholder. The rights of First Community Bancorp stockholders are currently governed by the Florida Business Corporation Act and First Community Bancorp's articles of incorporation and by-laws. The rights of Fidelity Bankshares stockholders are currently governed by Delaware General Corporation Law and Fidelity Bankshares' certificate of incorporation and by-laws. There are differences in the rights of stockholders of First Community Bancorp and Fidelity Bankshares stockholders with respect to voting requirements and various other matters.

Reasons for the Merger (See pages 26 and 36)

         First Community Bancorp entered into the merger agreement at the conclusion of a process in which First Community Bancorp determined that a merger with Fidelity Bankshares was in the best interests of its stockholders. The reasons for First Community Bancorp board's unanimous approval of the merger agreement are discussed in more detail in the body of this document, and include, among others, the expectation that the combined company would have better future prospects than First Community Bancorp was likely to have on a stand-alone basis. The First Community Bancorp board of directors believes that the merger is fair to First Community Bancorp stockholders and urges stockholders to vote "FOR" approval of the merger agreement.

Opinion of First Community Bancorp's Financial Advisor (See page 28)

         Among other factors considered in deciding to approve the merger agreement, the board of directors of First Community Bancorp considered the opinion of Austin Associates, LLC, its financial advisor, provided to the First Community Bancorp board of directors on September 21, 2004, that as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations in its opinion, the per-share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of First Community Bancorp common stock. This opinion was subsequently confirmed in writing as of September 21, 2004, the date of the merger agreement. Holders of First Community Bancorp common stock should carefully read Austin Associates, LLC opinion in its entirety. A copy of the full text of Austin Associates, LLC fairness opinion dated as of September 21, 2004, the date of the merger agreement, is included as Appendix B to this Proxy Statement/Prospectus. Austin Associates, LLC opinion is not intended to be and does not constitute a recommendation to any holder of First Community Bancorp common stock as to how such holder should vote in connection with the merger.

         Pursuant to an engagement letter between First Community Bancorp and Austin Associates, LLC, First Community Bancorp agreed to pay Austin Associates, LLC a fee equal to 1% of the total deal value, the principal portion of which is payable upon completion of the merger.

Financial Interests of First Community Bancorp's Directors and Executive Officers in the Merger (See page 40)

         Some of First Community Bancorp's directors and executive officers have financial interests in the merger that are in addition to their interests as stockholders. The First Community Bancorp board of directors considered these interests in deciding to approve the merger agreement.

         Dale Morris, First Community Bancorp's President and Chief Executive Officer and Fidelity Federal Bank & Trust have entered into an employment agreement effective as of the effective date of the merger. Under the employment agreement, Mr. Morris will become a Senior Vice President of Fidelity Federal Bank & Trust. Mr. Morris will receive annual compensation of $145,000, a one-time bonus payment of $25,000 and options to acquire 3,000 shares of Fidelity Bankshares common stock. The employment agreement is for a term of 18 months. Mr. Morris agrees not to compete against Fidelity Bankshares for a period of 18 months from the effective date of the merger.

         All outstanding stock options to purchase First Community Bancorp common stock, totaling 42,000 shares of common stock held by Dale Morris, First Community Bancorp's Chief Executive Officer, will be converted into a cash payment equal to the excess of the cash value of the Merger Consideration as of September 21, 2004 ($29.35 per share) over the exercise price per share of each option multiplied by the number of shares of First Community Bancorp common stock subject to each option. This payment will be subject to applicable tax withholdings.

         Fidelity Bankshares has agreed to indemnify the directors and officers of First Community Bancorp against certain liabilities following the merger. Fidelity Bankshares has also agreed to provide directors' and officers' liability insurance for a period of three years following the merger.

         On the Record Date, directors and executive officers of First Community Bancorp and their affiliates owned 30,071 shares or 67.4% of the 44,608 shares of First Community Bancorp voting common stock.

Conditions to the Merger (See page 44)

         Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by First Community Bancorp voting common stockholders at the special meeting and receipt of the required regulatory approvals.

Regulatory Approvals (See page 45)

         The merger and related transactions are subject to the approval of the Office of Thrift Supervision and the non-objection of the Federal Reserve Bank of Atlanta. We have filed the applications required to obtain the necessary regulatory approvals or non-objections. As of the date of this document, we have not received the required approvals or non-objections. Approval or non-objection by any of these entities does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to First Community Bancorp stockholders.

Terminating the Merger Agreement (See page 47)

         First Community Bancorp will be required to pay Fidelity Bankshares a termination fee in the amount of $1.25 million if, among other things, in connection with First Community Bancorp's receipt of a superior proposal (as defined in the merger agreement), the merger agreement is terminated because First Community Bancorp (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement, or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

         The merger agreement may be terminated by First Community Bancorp if the average of the daily closing sales prices of Fidelity Bankshares common stock for the five consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $29.97 (or $19.98 after taking into account Fidelity Bankshares three-for-two stock dividend) and the decrease in the trading price of Fidelity Bankshares common stock over a specified period exceeds by 20.0% or more the decrease in the trading prices of an index group of financial institution holding companies over that period. If First Community Bancorp elects to exercise its termination right, it must give prompt written notice to Fidelity Bankshares, which will have the option to increase the consideration to be received by the holders of First Community Bancorp common stock who elect to receive Fidelity Bankshares common stock by adjusting the ratio of Fidelity Bankshares shares to be received for each First Community Bancorp share pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred.

         The merger agreement also may be terminated by mutual consent, by either First Community Bancorp or Fidelity Bankshares if the merger has not occurred by June 30, 2005 and under other limited circumstances described in the merger agreement.

Amending the Merger Agreement (See page 47)

         The merger agreement may be amended by the written consent of Fidelity Bankshares and First Community Bancorp at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of the merger consideration payable to First Community Bancorp stockholders, and certain other types of amendments cannot be made following approval of the merger agreement by First Community Bancorp stockholders without their approval.

Accounting Treatment of the Merger (See page 55)

         Fidelity Bankshares expects to account for the merger as a purchase for financial reporting purposes. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of First Community Bancorp will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

First Community Bancorp has Agreed Not to Solicit Alternative Transactions (See page 46)

         In the merger agreement, First Community Bancorp has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Fidelity Bankshares concerning an acquisition transaction involving First Community Bancorp or First Community Bank. This restriction may deter other potential acquirors of control of First Community Bancorp. However, First Community Bancorp may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel.

                     QUESTIONS AND ANSWERS ABOUT THE VOTING
                       PROCEDURES FOR THE SPECIAL MEETING


Q:       WHAT DO I NEED TO DO NOW?          Q:       IF MY SHARES ARE HELD
                                            IN "STREET NAME" BY MY BROKER, WILL
A:       After you have carefully           MY BROKER VOTE MY SHARES FOR ME?
read this Proxy Statement/Prospectus,
indicate on your proxy card how you         A:       No. Your broker cannot
want your shares to be voted, then          vote on the merger proposal on your
sign and mail it in the enclosed            behalf without specific
postage-paid envelope as soon as            instructions from you. Your broker
possible so that your shares may be         will vote your shares on the merger
represented and voted at the First          proposal only if you provide
Community Bancorp special meeting.          instructions on how to vote. You
If you sign and send in your proxy          should follow the directions
card and do not indicate how you            provided by your broker.
want to vote, we will vote your
shares in favor of the merger               Q.       WHAT IF I FAIL TO INSTRUCT
agreement.                                  MY BROKER?

Q:       WHY IS MY VOTE IMPORTANT?          A.       If you fail to instruct
                                            your broker how to vote your shares
A.       The merger must be                 and the broker submits an unvoted
approved by the holders of 75% of           proxy, the resulting broker
the outstanding shares of First             "non-vote" will be counted toward a
Community Bancorp common stock              quorum at the special meeting, but
entitled to vote at the First               it will have the same effect as a
Community Bancorp special meeting.          vote against the merger agreement.
The failure of a First Community
Bancorp stockholder to vote, by             Q.       CAN I ATTEND THE SPECIAL
proxy or in person, will have the           MEETING AND VOTE MY SHARES IN
same effect as a vote against the           PERSON?
merger agreement. If you do not
return your proxy card at or prior          A.       Yes. All stockholders
to the special meeting, it will be          are invited to attend the special
more difficult for First Community          meeting. Stockholders of record can
Bancorp to obtain the necessary             vote in person at the special
quorum to hold the special meeting.         meeting. If a broker holds your
                                            shares in street name, then you are
Q:       HOW DO I VOTE?                     not the stockholder of record and
                                            you must ask your broker how you
A:       You can vote by mail.              can vote at the special meeting in
For this method you will need to            person.
complete, sign, date and return
your proxy card in the postage-paid
envelope provided. You can also
vote in person at the special
meeting. Even if you plan to attend
the meeting in person, please take
the time to properly return the
proxy card to ensure that your vote
is counted.

Q:       CAN I CHANGE MY VOTE AFTER       Q:       WHOM SHOULD I CALL WITH
I HAVE MAILED MY SIGNED PROXY CARD?       QUESTIONS OR TO OBTAIN ADDITIONAL
                                          COPIES OF THIS PROXY
A:       Yes. If you have not             STATEMENT/PROSPECTUS?
voted through your broker, there
are three ways for you to revoke          You should contact:
your proxy and change your vote.
First, you may send written notice        First Community Bancorp, Inc.
to the Corporate Secretary of First       104 South Lake Avenue
Community Bancorp stating that you        Pahokee, Florida 33476
would like to revoke your proxy.          Attention: Naomi E. Sanders, Secretary
Second, you may complete and submit       Phone Number:  (561) 924-5272
a new proxy card. Third, you may
vote in person at the Special
Meeting. If you have instructed a
broker to vote your shares, you
must follow the directions you
receive from your broker to change
your vote. Your last vote will be
the vote that is counted.

Q:       I AM A FIRST COMMUNITY
BANCORP STOCKHOLDER. SHOULD I SEND
IN MY FIRST COMMUNITY BANCORP STOCK
CERTIFICATES NOW?

A:       No. You should not send
in your stock certificates at this
time. We will separately send you a
transmittal form with instructions
for exchanging your First Community
Bancorp stock certificates.

Q:       WHEN DO YOU EXPECT TO
MERGE?

A:       We are working toward
completing the merger as quickly as
possible. We expect to complete the
merger in the second quarter of
2005. However, we cannot assure you
when or if the merger will occur.
We must first obtain the approvals
of stockholders of First Community
Bancorp and all necessary
regulatory approvals.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of Fidelity Bankshares and First Community Bancorp, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential" or other similar expressions.

         The ability of Fidelity Bankshares and First Community Bancorp to predict results or the actual effects of their plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

         o        statements of our goals, intentions and expectations;

         o statements regarding our business plans and prospects and growth and operating strategies including the First Community Bancorp acquisition;

         o statements regarding the quality of our products and our loan and investment portfolios; and

         o        estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         o significantly increased competition among depository and other financial institutions;

         o changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         o general economic conditions, either nationally or in our market areas, that are worse than expected;

         o        adverse changes in the securities markets;

         o credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

         o changes in management's estimate of the adequacy of the allowance for loan losses;

         o the ability to successfully integrate entities that we have acquired or will acquire;

         o legislative or regulatory changes that adversely affect our business;

         o the ability to enter new markets successfully and capitalize on growth opportunities;

         o effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

         o timely development of and acceptance of new products and services;

         o        changes in consumer spending, borrowing and savings habits;

         o effect of changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and other regulatory and accounting bodies;

         o        changes in our organization, compensation and benefit plans;

         o costs and effects of litigation and unexpected or adverse outcomes in such litigation; and

         o        our success in managing risks involved in the foregoing.

         Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. First Community Bancorp stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference, or such other relevant historical date in this or incorporated documents.

         All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Fidelity Bankshares or First Community Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Fidelity Bankshares and First Community Bancorp undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATAOF
                    FIDELITY BANKSHARES, INC. AND SUBSIDIARY

         The following tables set forth selected consolidated historical financial and other data of Fidelity Bankshares, Inc. for the periods and at the dates indicated. The information at and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 is derived in part from, and should be read together with, the audited Consolidated Financial Statements and Notes thereto of Fidelity Bankshares, Inc. incorporated by reference into this prospectus. The information at and for the nine months ended September 30, 2004 and 2003 is unaudited. However, in the opinion of the management of Fidelity Bankshares, Inc., all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data for the nine months ended September 30, 2004 are not necessarily indicative of the results that might be expected for the year.


                                                                  At December 31,                    At September 30,
                                     --------------------------------------------------------------  ----------------
                                        1999         2000         2001         2002         2003          2004
                                     ----------   ----------   ----------   ----------   ----------   ----------
                                                      (In thousands, except per share amounts)
Selected Financial Condition Data:
    Total assets .................   $1,718,933   $1,932,434   $2,136,935   $2,439,397   $3,048,222   $3,444,565
    Loans receivable, net ........    1,164,421    1,361,232    1,581,227    1,935,999    2,191,696    2,555,173
    Mortgage-backed securities and
      corporate debt securities ..      375,171      322,223      237,671      145,139      471,228      474,118
    Investment securities(1) .....       61,478      105,163      152,446      166,286      169,850      206,801
    Deposits .....................    1,321,510    1,497,818    1,559,436    1,898,341    2,460,101    2,693,526
    Total borrowings(2) ..........      290,479      310,005      355,342      326,537      358,970      475,386
    Stockholders' equity .........       83,304       91,651      177,612      169,087      184,509      202,239
    Book value per common share(3)   $     5.43   $     5.95   $    11.50   $    11.64   $    12.54   $    13.63
    Tangible book value per common
      Share(3) ...................   $     5.25   $     5.79   $    11.36   $    11.49   $    12.16   $    13.28

                                                                                                                   For the Nine
                                                                                                                Months Ended
                                                       For the Years Ended December 31,                         September 30,
                                    -------------------------------------------------------------------   -------------------------
                                        1999          2000          2001          2002          2003         2003           2004
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                   (In thousands, except per share amounts)
Selected Operating Data:
  Interest income ................  $   110,925   $   132,580   $   138,480   $   137,867   $   143,683   $   106,595   $   120,139
  Interest expense ...............       72,255        85,671        81,422        61,768        57,164        43,067        43,901
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income ............       38,670        46,909        57,058        76,099        86,519        63,528        76,238
  Provision for loan losses ......          463         1,328         2,054         1,986         3,122         2,041         2,174
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net interest income after
    provision for loan losses ....       38,207        45,581        55,004        74,113        83,397        61,487        74,064
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Other income (5)(6) ............       12,927        13,406        13,764        16,991        22,516        18,900        19,865
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Non-interest expense ...........       36,354        45,403        55,722        63,569        76,513        56,691        65,090
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Income before taxes ............       14,780        13,584        13,046        27,535        29,400        23,696        28,839
  Income tax expense .............        5,666         5,063         5,166        10,737        11,479         9,263        11,282
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net income ...................  $     9,114   $     8,521   $     7,880   $    16,798   $    17,921   $    14,433   $    17,557
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Income per common share:
    Basic(3) .....................  $      0.58   $      0.54   $      0.52   $      1.12   $      1.24   $      1.00   $      1.20
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
    Diluted(3) ...................  $      0.58   $      0.54   $      0.51   $      1.11   $      1.22   $      0.99   $      1.16
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Income per common share-
    pro forma:
    Basic(4) .....................  $      0.39   $      0.36   $      0.34   $      0.75   $      0.82   $      0.66   $      0.80
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
    Diluted(4) ...................  $      0.39   $      0.36   $      0.34   $      0.74   $      0.81   $      0.66   $      0.78
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Basic shares outstanding .......   15,631,003    15,729,992    15,240,644    14,957,640    14,498,587    14,474,561    14,662,944
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
  Diluted shares outstanding .....   15,687,454    15,776,840    15,383,134    15,092,732    14,708,881    14,592,278    15,089,977
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

-----------------------
(1) Includes interest-bearing deposits, government and agency securities and Federal Home Loan Bank stock.
(2) Includes other borrowed funds; Federal Home Loan Bank advances; $29.6 million of junior subordinated debentures issued in connection with the issuance of 8.375% cumulative trust preferred securities by Fidelity Capital Trust I, and at December 31, 2003 and September 30, 2004; and $22.7 million of subordinated debentures issued in connection with the issuance of trust preferred securities by Fidelity Capital Trust II with interest at a floating rate of 285 basis points above the three month LIBOR rate.
(3) Per-share data at and for the years ended December 31, 1999, 2000 and 2001 has been adjusted to reflect the second-step conversion of Fidelity Bankshares, MHC that was completed in May 2001. This information does not reflect Fidelity Bankshares, Inc.'s three-for-two stock split in the form of a stock dividend that is payable on January 14, 2005.

                                              (Footnotes continued on next page)

(4) Pro forma share data has been adjusted to reflect Fidelity Bankshares, Inc.'s three-for-two stock split in the form of a stock dividend that is payable on January 14, 2005.
(5) For the year ended December 31, 1999, includes $5.1 million from the sale of property owned by Fidelity Federal Bank & Trust.
(6) For the year ended December 31, 2000, includes $3.7 million from the receipt and sale of 147,232 shares of John Hancock Financial common stock provided to policy holders pursuant to John Hancock Financial's conversion from a mutual (or policy owned insurance company) to a stock insurance company.

                                                                                                                 For the Nine Months
                                                                For the Years Ended December 31,                 Ended September 30,
                                                    --------------------------------------------------------    --------------------

                                                      1999        2000        2001        2002        2003       2003(4)     2004(4)
                                                    --------    --------    --------    --------    --------    --------    --------
Selected Financial Ratios and Other Data
   Return on average assets .....................      0.55%       0.46%       0.38%       0.71%       0.64%       0.70%       0.71%
   Return on average stockholders' equity .......     11.04        9.97        5.46        9.49       10.15       11.00       12.14
   Non-interest income to average assets ........      0.78        0.70        0.67        0.72        0.80        0.92        0.81
   Non-interest expense to average assets .......      2.19        2.43        2.71        2.71        2.73        2.76        2.64
   Net interest rate spread during the period(1)       2.45        2.77        2.55        3.45        3.29        3.28        3.29
   Net interest margin(2) .......................      2.47        2.72        2.85        3.51        3.31        3.32        3.32
   Ratio of average interest-earning assets to
      average ...................................    100.51       99.21      107.37      102.09      101.62      101.71      101.33
    interest-bearing liabilities
   Efficiency ratio(3) ..........................     70.46       75.07       78.68       68.29       70.17       68.78       67.73
   Dividend payout ratio ........................     70.42       76.34       76.92       35.71       32.25       30.00       25.00

Asset Quality Ratios:
   Nonperforming loans to net loans at end of
      period ....................................      0.37%       0.37%       0.32%       0.34%       0.51%       0.48%       0.25%
   Allowance for loan losses to nonperforming
      loans at end of period ....................     83.08       98.41      136.67      126.21       99.12      184.36      204.99
   Allowance for loan losses to total loans
      at end of period ..........................      0.31        0.36        0.43        0.43        0.48        0.51
                                                                                                                               0.51
   Non-performing assets to total assets at end
      or period .................................      0.30        0.26        0.24        0.27        0.37        0.19        0.19
   Ratio of net charge-offs during the period to
      average loans outstanding during the period      0.01        0.00        0.00        0.03        0.02        0.02        0.01

Capital Ratios:
Fidelity Bankshares, Inc.
------------------------
   Stockholders' equity to total assets at end
      of period .................................      4.85%       4.77%       8.31%       6.93%       6.05%       6.14%       5.87%
   Tangible stockholders' equity to tangible
      assets ....................................      4.69        4.62        8.22        6.85        5.88        5.97        5.80
Fidelity Federal Bank & Trust
-----------------------------
   Tangible capital to tangible assets at end of
      period ....................................      6.63        6.32        7.97        7.68        7.10        6.74        6.93
   Core capital to adjusted tangible assets at
      end of ....................................      6.63        6.32        7.97        7.68        7.10        6.74        6.93
    Period
   Risk-based capital to risk-weighted assets at
      end of Period .............................     12.19       11.03       12.45       11.01       10.79       10.27        9.79

Other Data:
   Number of branch offices at end of period ....        32          35          38          40          41          41          43
   Number of deposit accounts at end of period ..   109,342     127,467     133,650     142,683     148,023     148,437     150,332

-------------------
(1) Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)  Represents net interest income divided by average interest-earning assets.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses and non-interest income.
(4)  Ratios have been annualized where appropriate.

                           RISKS RELATED TO THE MERGER

         In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

Fidelity Bankshares May Fail to Realize the Anticipated Benefits of the Merger.

         The success of the merger will depend on, among other things, Fidelity Bankshares' ability to realize anticipated cost savings and to combine the businesses of Fidelity Federal Bank & Trust and First Community Bank in a manner that does not materially disrupt the existing customer relationships of Fidelity Federal Bank & Trust or First Community Bank or result in decreased revenues from any loss of customers. If Fidelity Bankshares is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

         Fidelity Bankshares and First Community Bancorp have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Fidelity Bankshares' or First Community Bancorp's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Fidelity Bankshares to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of Fidelity Bankshares Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

         Upon completion of the merger, each share of First Community Bancorp common stock will be converted into merger consideration consisting of shares of Fidelity Bankshares common stock and cash pursuant to the terms of the merger agreement. The price of Fidelity Bankshares common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock portion of the merger consideration may be higher or lower than the implied value of the stock portion of the merger consideration on September 21, 2004, the date of this proxy statement/prospectus, or the closing date of the merger, and the market price of the stock component of the merger consideration may be more or less than the cash component of the merger consideration.

         Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

First Community Bancorp Directors and Executive Officers Have Interests in the Merger Besides Those of a Stockholder.

         Some of First Community Bancorp's executive officers participated in negotiations of the merger agreement with Fidelity Bankshares, and the board of directors approved the merger agreement and is recommending that First Community Bancorp stockholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that First Community Bancorp's executive officers and directors have financial interests in the merger besides being First Community Bancorp stockholders. See "Interests of Directors and Executive Officers in the Merger." These interests include:

         o the payout in cash at the effective time of the merger of all outstanding stock options, totaling 42,000 shares of common stock, held by First Community Bancorp's chief executive officer.

         o the agreement by Fidelity Bankshares to indemnify First Community Bancorp directors and officers and to provide such persons with directors' and officers' liability insurance.

         o providing First Community Bancorp's chief executive officer with an employment agreement for a term of 18 months.

Fidelity Bankshares May Not Receive Required Regulatory Approvals or Non-Objections. Such Approvals or Non-Objections, if Received, May Be Subject to Adverse Regulatory Conditions.

         Before the merger may be completed, various approvals or non-objections must be obtained from, or notifications submitted to, the Office of Thrift Supervision and the Federal Reserve Bank of Atlanta. We cannot guarantee that we will receive all required regulatory approvals or non-objections to complete the merger. In addition, some of the governmental approvals or non-objections may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

Risks Related to Fidelity Bankshares

         You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Fidelity Bankshares' Continuing Concentration of Loans in its Primary Market Area May Increase its Risk.

         Fidelity Bankshares' success depends primarily on the general economic conditions in the area in which it conducts business. Unlike larger banks that are more geographically diversified, Fidelity Bankshares provides banking and financial services to customers primarily in Florida. The local economic conditions in its market area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond its control would affect these local economic conditions and could adversely affect its financial condition and results of operations.

Changes in Market Interest Rates Could Adversely Affect Fidelity Bankshares' Financial Condition and Results of Operations.

         The financial condition and results of operations of Fidelity Bankshares are significantly affected by changes in market interest rates. Operating results depend substantially on net interest income which is the difference between income earned on interest-earning assets and expense paid on interest-bearing liabilities. Continuation of a low interest rate environment would likely have a negative impact on Fidelity Bankshares' future net interest income and profitability.

         Changes in interest rates also affect the value of Fidelity Bankshares' interest-earning assets, and in particular its securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At September 30, 2004, its investment securities available for sale totaled $206.8 million. Unrealized gains on securities available for sale, net of taxes, amounted to $1.2 million and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

Fidelity Bankshares' Stock-Based Benefit Plans May Dilute Your Ownership
Interest.

         Fidelity Bankshares has adopted stock option plans and recognition and retention plans. These stock-based benefit plans can be funded through open market purchases or from the issuance of authorized but unissued shares of common stock of Fidelity Bankshares. Stockholders will experience a reduction or dilution in ownership interest in the event newly issued shares are used to fund stock options and stock awards.

Fidelity Bankshares Will Be Required to Change the Way It Recognizes Expense for Its Stock Options.

         Fidelity Bankshares accounts for its stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, it recognizes compensation expense only if the exercise price of an option is less than the fair value of the underlying stock on the date of the grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages the use of a fair-value-based method of accounting for employee stock compensation plans, but permits continued use of the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25. Under Statement of Financial Accounting Standards No. 123, the grant-date fair value of options is recognized as compensation expense over the vesting period.

         In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("Statement No. 123R"), which requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). The cost is recognized over the period during which the employee is required to provide service in exchange for the award, which is usually the vesting period. The scope of Statement No. 123R includes the recognition and retention plan and the stock option plan. We will be required to adopt Statement No. 123R in our first reporting period beginning after June 15, 2005 (i.e., the quarter beginning July 1, 2005). For restricted share awards, we will recognize the grant-date fair value of the shares as compensation expense on a straight-line basis over the applicable vesting period, which is the same accounting required prior to Statement No. 123R. For options granted, we will recognize the grant-date fair value of the options granted under the stock option plan as compensation expense on a straight-line basis over the applicable vesting period. This accounting treatment differs significantly from the previous accounting for fixed stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which generally required expense recognition only when the exercise price of the option was less than the market price of the underlying stock on the grant date. As required by Statement No. 123R, we estimate the fair value of our stock options on each grant date, using an appropriate valuation approach such as the Black-Scholes model. Statement No. 123R does not change existing accounting principles applicable to employee stock ownership plans.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

         Fidelity Bankshares' board of directors has no current intention to sell control of Fidelity Bankshares. Provisions of Fidelity Bankshares' certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Fidelity Bankshares without the consent of its board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of Fidelity Bankshares' common stock. The factors that may discourage takeover attempts or make them more difficult include:

         o Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

         o        Certificate of incorporation and statutory provisions.
                  Provisions of the certificate of incorporation and bylaws of Fidelity Bankshares and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove Fidelity Bankshares' current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Fidelity Bankshares' bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

         o Required change in control payments and issuance of stock options and recognition plan shares. Fidelity Bankshares has entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Fidelity Bankshares or Fidelity Federal Bank & Trust. These payments will have the effect of increasing the costs of acquiring Fidelity Bankshares, thereby discouraging future takeover attempts.


                THE FIRST COMMUNITY BANCORP, INC. SPECIAL MEETING

         This section contains information for First Community Bancorp stockholders about the special meeting of stockholders First Community Bancorp has called to consider and approve the merger agreement.

         Together with this document, First Community Bancorp is also sending you a notice of the First Community Bancorp special meeting of stockholders and a form of proxy that is solicited by its board of directors. The special meeting of stockholders will be held at the offices of First Community Bank, 104 South Lake Avenue, Pahokee, Florida, at 2:00 p.m., Eastern Time, on March 8, 2005. This Proxy Statement/ Prospectus is first being mailed to stockholders of First Community Bancorp on or about February 7, 2005.

Matters to Be Considered

         The purpose of the First Community Bancorp special meeting of stockholders is to vote on a proposal to approve the merger agreement.

         You may be asked to vote upon any other matters that may properly be submitted to a vote at the First Community Bancorp special meeting. You also may be asked to vote upon a proposal to adjourn or postpone the First Community Bancorp special meeting. First Community Bancorp may use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

         Each copy of this document mailed to First Community Bancorp stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the First Community Bancorp special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the First Community Bancorp special meeting. You can revoke your proxy at any time before the vote is taken at the First Community Bancorp special meeting. If your shares are held in "street name," your broker will vote your shares on the merger agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

         o submitting written notice of revocation to the Corporate Secretary of First Community Bancorp prior to the voting of such proxy;

         o        submitting a properly executed proxy bearing a later date; or

         o voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

         Written notices of revocation and other communications about revoking your proxy should be addressed to:

         First Community Bancorp, Inc.
         104 South Lake Avenue
         Pahokee, Florida 33476
         Attention: Naomi E. Sanders, Secretary

         If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

         All voting common shares represented by valid proxies that First Community Bancorp receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" approval of the merger agreement. The First Community Bancorp board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, First Community Bancorp intends that voting common shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

         First Community Bancorp stockholders should NOT send stock certificates with their proxy cards. If the merger is completed, First Community Bancorp stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their First Community Bancorp stock certificates for the merger consideration.

Record Date

         The First Community Bancorp board of directors has fixed the close of business on February 1, 2005 as the record date for determining the First Community Bancorp stockholders entitled to receive notice of and to vote at the First Community Bancorp special meeting of stockholders. On February 1, 2005, 44,608 shares of First Community Bancorp voting common stock were outstanding. At that date a total of 889,100 shares of common stock (voting and non-voting shares) were outstanding and held by approximately 55 holders of record.

Voting Rights and Vote Required

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Community Bancorp voting common stock is necessary to constitute a quorum at the First Community Bancorp special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

         Approval of the merger agreement requires the affirmative vote of the holders of 75% of the outstanding voting shares of First Community Bancorp common stock issued and outstanding and entitled to vote at the First Community Bancorp special meeting. Because the affirmative vote of the holders of a 75% of the outstanding voting shares of First Community Bancorp common stock entitled to vote at the First Community Bancorp special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the First Community Bancorp board of directors urges First Community Bancorp stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

         You are entitled to one vote for each share of First Community Bancorp voting common stock you owned as of the record date. As of the record date, directors and executive officers of First Community Bancorp and their affiliates had the right to vote 30,071 shares of First Community Bancorp voting common stock, or 67.4% of the outstanding 44,608 shares of voting common stock at that date. First Community Bancorp's directors and executive officers have agreed to vote their shares of First Community Bancorp common stock in favor of the merger agreement.

Recommendation of the Board of Directors

         The First Community Bancorp board of directors has unanimously approved the merger agreement and the transactions described by the merger agreement. The First Community Bancorp board of directors has determined that the merger agreement and the transactions described in the merger agreement are advisable and in the best interests of First Community Bancorp and its stockholders and unanimously recommends that you vote "FOR" approval of the merger agreement.

         See "Proposal I--The Proposed Merger-- First Community Bancorp's Reasons for the Merger; Recommendation of First Community Bancorp's Board of Directors" on page 26 for a more detailed discussion of the First Community Bancorp board of directors' recommendation.

Attending the First Community Bancorp Special Meeting

         If you want to vote your shares of First Community Bancorp common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of First Community Bancorp

         The following table sets forth certain information as to those persons, and related group of persons that First Community Bancorp believes are beneficial owners of more than 5% of First Community Bancorp's outstanding common stock as of February 1, 2005, as well as directors and executive officers of First Community Bancorp. A person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after February 1, 2005. "Voting Power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. As of February 1, 2005, there were 889,100 shares of First Community Bancorp common stock outstanding, of which 44,608 shares were voting shares. At that date options to acquire 42,000 shares of First Community Bancorp common stock were exercisable.



                                                                               Amount and Nature
                                                   Amount and Nature            of Beneficial              Percent of
              Name and Address of                   of Beneficial            Ownership Non-Voting         Common Stock
               Beneficial Owner                  Ownership Voting Shares            Shares                 Outstanding
----------------------------------------------   -----------------------     --------------------         -------------

5% or more beneficial owners
----------------------------
Sidney A. Stubbs, Jr. or Annette M. Stubbs (1)           17,134                     323,986                 38.37%
805 North Anchorage Drive
North Palm Beach, Florida 33408-4338

Harry Denniston Crews (2)                                 4,918                     93,442                  11.06%
404 Vanderbilt Road
Asheville, North Carolina 28803

J. W. Crews, Jr.                                          5,137                     97,603                  11.56%
P.O. Box 248
Wauchula, Florida 33873-0248

H. Kenneth McIntosh                                       2,400                     45,600                   5.40%
5122 S.E. Nassua Terrace
Stuart, Florida 34997

Stephen C. Pate (3)                                       3,100                     58,900                   6.97%
1508 E. Canal Street, S
Belle Glade, Florida 33430-4141

Barbara M. Pope (4)                                       2,300                     43,700                   5.17%
P.O. Box 697
Pahokee, Florida 33476-0697

Other directors and executive officers
--------------------------------------
Gilberto H. Alvarez (5)                                    100                       1,900                   0.22%

Hugh H. Branch (6)                                         100                       1,900                   0.22%

Dale W. Morris (7)                                        2,100                     39,900                   4.51%

All directors and executive officers                     30,071                     609,304                 83.48%
-----------

(1) Includes 8,551 voting shares and 162,469 nonvoting shares held by spouse; 2,189 voting and 45,591 nonvoting shares held jointly with spouse; 325 voting and 6,175 nonvoting shares held as custodian for grandchildren; and 3,867 voting and 66,413 nonvoting shares subject to a power of attorney held by Mr. Stubbs and 1,500 nonvoting shares held by grandchildren.
(2)  Includes 1,857.9 voting and 35,300.1 nonvoting shares held by spouse.
(3) Includes 1,550 voting and 29,450 nonvoting shares held as trustee under a revocable trust; and 1,550 voting and 29,450 nonvoting shares held by spouse as trustee under a revocable trust.
(4) Includes 2,300 voting and 43,700 nonvoting shares held as trustee under a revocable trust.

                                              (Footnotes continued on next page)

                                       22

(5)  Includes 100 voting and 1,900 nonvoting shares held by spouse.
(6)  Includes 100 voting and 1,900 nonvoting shares held jointly with spouse.
(7) Includes options to purchase 2,100 voting shares and 39,900 shares of nonvoting stock exercisable within 60 days.


                         INFORMATION ABOUT THE COMPANIES

Fidelity Bankshares, Inc.


         Fidelity Bankshares, Inc. is a Delaware corporation which, on May 15, 2001, became the savings and loan holding company for Fidelity Federal Bank & Trust, following the completion of the second-step conversion of Fidelity Bankshares, MHC, Fidelity Bankshares, Inc., and Fidelity Federal Bank & Trust from the mutual holding company structure to full stock ownership. Fidelity Bankshares' principal business activity consists of owning all of the common stock of Fidelity Federal Bank & Trust and investing in securities and other liquid investments. At September 30, 2004, Fidelity Bankshares had total consolidated assets of $3.4 billion, net loans of $2.6 billion, total deposits of $2.7 billion and total stockholders' equity of $202.2 million.

         Additional information about Fidelity Bankshares and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Where You Can Find More Information" on page 66.

First Community Bancorp

General

         First Community Bancorp is a bank holding company which is incorporated under Florida law. Through its banking subsidiary, First Community Bank, First Community Bancorp is engaged in a general commercial banking business in Palm Beach County, Florida.

         First Community Bank offers the following financial services:

         o the deposits for demand, savings and time accounts and the servicing of those accounts;

         o commercial, industrial, consumer and real estate lending, including installment loans and personal lines of credit;

         o        safe deposit operations;

         o        cash management;

         o        electronic funds transfers; and

         o a variety of additional banking-related services tailored to the needs of individual customers.

         First Community Bancorp became the holding company for First Community Bank in 1998 pursuant to a reorganization whereby shareholders of First Community Bank exchanged their shares of First Community Bank for common shares of First Community Bancorp. First Community Bank was organized and commenced business as a Florida-chartered bank in 1922.

         First Community Bank operates from five full-service offices. First Community Bancorp operates in a highly competitive industry. First Community Bank's main competition comes from other commercial banks, savings institutions, securities brokers, mortgage bankers, finance companies and insurance companies. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the manner in which these services are offered. First Community Bank encounters strong competition from most of the financial institutions in its market area.

         First Community Bank's primary market area is Palm Beach County, Florida. According to the most recent market data, there are approximately 28 other deposit taking/lending institutions competing in First Community Bank's market. According to the most recent market data for deposits, First Community Bank ranks 24th in market share in Palm Beach County with approximately 0.4 % of the market share of deposits.

         First Community Bancorp has 57 employees, of which 48 are employed on a full-time basis. First Community Bancorp is not dependent on one or a few major customers.

         First Community Bancorp has one other subsidiary, First Community Capital, Inc. First Community Capital, Inc. serves as a broker, introducing borrowers to suitable lenders. First Community Capital, Inc. receives fees for providing this service.

         First Community Bancorp, as a bank holding company, is subject to regulation by the Federal Reserve Board. As a Florida-chartered bank, First Community Bank is supervised and regulated by the Florida Department of Financial Services. In addition, it is subject to supervision and regulation by the Federal Deposit Insurance Corporation, its primary federal regulator which also insures the deposits of First Community Bank.

Properties

         First Community Bank's main banking office is located at 104 South Lake Avenue, Pahokee, Florida. First Community Bank also operates four additional branch banking offices in Belle Glade, Wellington, Royal Palm Beach, and Loxahatchee.

         First Community Bank owns its main office, and its Belle Glade and Royal Palm branch offices. First Community Bank leases the premises for the Wellington and Loxahatchee branch offices. First Community Bancorp believes that these properties are in excellent condition and are adequately covered by insurance.

Legal Proceedings

         First Community Bancorp and its subsidiaries are not currently a party to any litigation nor is First Community Bancorp aware of any threatened litigation against it or its subsidiaries other than routine litigation incidental to the conduct of our business.

                        PROPOSAL I - THE PROPOSED MERGER

         The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We encourage you to read the merger agreement which we have attached as Appendix A.

General

         Pursuant to the merger agreement, First Community Bancorp will merge into Fidelity Bankshares, with Fidelity Bankshares as the surviving entity. Outstanding shares of First Community Bancorp common stock will be converted into the right to receive 0.59055 shares of Fidelity Bankshares common stock and $14.75 in cash, for each share of First Community Bancorp common stock that they own. Cash will be paid in lieu of any fractional shares of Fidelity Bankshares common stock. See "--Merger Consideration" below. As a result of the merger, the separate corporate existence of First Community Bancorp will cease, and Fidelity Bankshares will succeed to all of the rights and be responsible for all of the obligations of First Community Bancorp. Following the merger of First Community Bancorp into Fidelity Bankshares, First Community Bank will merge into Fidelity Federal Bank & Trust, and the separate corporate existence of First Community Bank will cease.

Background of the Merger

         First Community Bancorp is the parent holding company for First Community Bank. First Community Bank was chartered in 1922, and is the oldest commercial bank headquartered in Palm Beach County. First Community Bank currently operates five offices, all of which are located in Palm Beach County, Florida.

         During the second quarter of 2004, First Community Bancorp contacted Austin Associates, LLC to explore the potential sale of the Company. On June 7, 2004, Austin Associates met with certain directors of First Community Bancorp, to review its analyses regarding the potential value of First Community Bancorp in a sale transaction, potential buyer-candidates, values obtained in recent merger and acquisition transactions in the state of Florida, and the process by which First Community Bancorp could seek indications of interest from third parties with respect to a potential business combination. Based on these discussions, First Community Bancorp formally engaged Austin Associates to seek indications of interest.

         Austin Associates began contacting a select group of banking organizations in June regarding their potential interest in acquiring a community bank in south Florida. Nine parties expressed an interest in receiving more information and entered into confidentiality agreements with First Community Bancorp. During July, Austin Associates met with and had discussions with senior executives or representatives of all nine interested parties related to the business and operations of First Community Bancorp. Austin Associates requested that formal indications of interest be submitted by July 29, 2004.

         Of the nine organizations that requested confidential information, four submitted offers, including Fidelity Bankshares. On July 29, Austin Associates held a telephonic meeting with three directors to review and evaluate the status of the process and the financial terms of each proposal. Further discussions were held over the ensuing days to develop an appropriate negotiating strategy. On August 2, Austin Associates was authorized to invite two parties to participate in due diligence.

         During the week of August 9, Fidelity Bankshares conducted due diligence of First Community Bancorp, including off-site reviews of the credit portfolio and detailed discussions with a director regarding the business, operations and prospects of First Community Bancorp. Austin Associates continued dialogue with Fidelity Bankshares with respect to the terms of its July 29 indication of interest. On August 20, Fidelity Bankshares submitted a revised final offer to acquire First Community Bancorp.

         On August 20, Austin Associates held a telephonic meeting with three directors to review status of the process and the financial terms of each final proposal. Further discussions were held over the weekend, and on August 23, 2004, Austin Associates was authorized to enter into exclusive negotiations with Fidelity Bankshares with respect to a transaction. Management of both companies and their respective legal and financial advisors then negotiated the terms of the agreement.

         On September 21, the board of directors of First Community Bancorp met to review the terms of the Agreement. The board of directors was advised that Austin Associates believed the financial terms of the merger agreement were fair, from a financial point of view, to First Community Bancorp and its shareholders. The board of directors considered the overall terms of the proposed transaction with Fidelity Bankshares, including the provisions of the agreement and the proposed employment arrangement for Mr. Dale W. Morris, and voted unanimously to approve the agreement. The agreement was executed immediately following the meeting. Each member of the board of directors and each officer separately and individually agreed to vote all their shares of First Community Bancorp common stock in favor of the merger.

First Community Bancorp's Reasons for the Merger; Recommendation of First Community Bancorp's Board of Directors

         The First Community Bancorp board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the purchase price, are a result of arm's-length negotiations between the representatives of First Community Bancorp and Fidelity Bankshares. In reaching its conclusion that the merger agreement is in the best interest of First Community Bancorp and its shareholders, the First Community Bancorp board of directors carefully considered the following material factors:

         (1) the process conducted by First Community Bancorp's financial advisor in exploring and determining the potential value which could be realized by First Community Bancorp in a business combination transaction;

         (2) the legal and financial terms of the merger agreement;

         (3) the exchange ratio of the proposed merger, including the fact that First Community Bancorp shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of Fidelity Bankshares common stock in the merger;

         (4) a comparison of the terms of the proposed merger with comparable transactions;

         (5) information concerning the business, financial condition, results of operations and prospects of First Community Bancorp and Fidelity Bankshares;

         (6) competitive factors and trends toward consolidation of the banking industry;

         (7) the increased stock liquidity to the shareholders of First Community Bancorp resulting from the merger;

         (8) the opinion rendered by Austin Associates to the First Community Bancorp board of directors that the terms of the merger agreement are fair, from a financial point of view, to First Community Bancorp and its shareholders;

         (9) alternatives to the merger, including continuing to operate First Community Bancorp as an independent banking organization; and

         (10) the value to be received by the First Community Bancorp shareholders in the merger in relation to the historical trading prices, book value, earnings and dividends per share of First Community Bancorp common stock.

         The First Community Bancorp board of directors believes that by becoming part of a larger organization with greater resources, First Community Bancorp will be able to expand more rapidly, serve its customers and communities better and provide a broader array of services. In addition, Fidelity Bankshares will be able to provide greater career opportunities for First Community Bancorp's employees.

         The First Community Bancorp board of directors also considered the separate employment agreement for Mr. Dale Morris and concluded that the terms of the employment agreement were reasonable. See "Interests of Directors and Executive Officers in the Merger."

         While each member of the First Community Bancorp board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The First Community Bancorp board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of First Community Bancorp's shareholders.

         Based on the factors described above, the board of directors determined that the transaction was desirable and in the best interests of First Community Bancorp's shareholders and unanimously approved the merger agreement. The board of directors unanimously recommends a vote "FOR" approval of the merger agreement and the transactions provided for in the agreement.

Opinion of First Community Bancorp, Inc.'s Financial Advisor

         General. First Community Bancorp retained Austin Associates, pursuant to an engagement letter dated June 7, 2004, to provide financial advisory services. First Community Bancorp selected Austin Associates as its financial advisor on the basis of Austin Associates' historical relationship with First Community Bancorp, and Austin Associates' experience and expertise in representing community banks in similar transactions. Austin Associates is an investment banking and consulting firm specializing in community bank mergers and acquisitions.

         On September 21, 2004, Austin Associates delivered to First Community Bancorp's board, in conjunction with its meeting held to consider the merger, its opinion to the effect that the terms of the merger agreement are fair, from a financial point of view, to First Community Bancorp and its shareholders.

         You should consider the following when reading the discussion of Austin Associates' opinion in this document:

         o The summary of Austin Associates' opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion.

         o Austin Associates expressed no opinion as to the price at which Fidelity Bankshares common stock would actually be trading at any time.

         o Austin Associates' opinion does not address the relative merits of the merger and the other business strategies considered by First Community Bancorp's board, nor does it address the First Community Bancorp board decision to proceed with the merger.

         o Austin Associates' opinion to First Community Bancorp's board rendered in connection with the merger does not constitute a recommendation to any First Community Bancorp shareholder as to how he or she should vote at the special meeting.

         No limitations were imposed by First Community Bancorp's board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

         The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Austin Associates performed a variety of financial analyses. Austin Associates believes that its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Austin Associates' opinion.

         In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Fidelity Bankshares and First Community Bancorp and may not be realized. Any estimates contained in Austin Associates' analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other. The relative importance or weight given to these analyses by Austin Associates is not affected by the order of the analyses (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

         Austin Associates has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of Fidelity Bankshares or First Community Bancorp, nor was it furnished with any appraisals.

         Austin Associates is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Fidelity Bankshares or First Community Bancorp and has assumed that Fidelity Bankshares' and First Community Bancorp's allowances are in the aggregate adequate to cover losses. Austin Associates' opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

         In rendering its opinion, Austin Associates made the following assumptions:

         o that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

         o that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on First Community Bancorp, Fidelity Bankshares or on the anticipated benefits of the merger;

         o that First Community Bancorp had provided it with all of the information prepared by First Community Bancorp or its other representatives that might be material to Austin Associates in its review; and

         o that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of First Community Bancorp as to the future operating and financial performance of First Community Bancorp.

         In connection with its opinion, Austin Associates reviewed:

         o        the merger agreement;

         o audited financial statements of Fidelity Bankshares for the five years ended December 31, 2003, and unaudited statements for the six months ended June 30, 2004;

         o audited financial statements of First Community Bancorp for the five years ended December 31, 2003, and unaudited statements for the six months ended June 30, 2004;

         o financial and operating information with respect to the business, operations and prospects of Fidelity Bankshares and First Community Bancorp.

         In addition, Austin Associates:

         o held discussions with members of the senior management of Fidelity Bankshares and First Community Bancorp regarding the historical and current business operations, financial condition and future prospects of their respective companies;

         o reviewed the historical market prices and trading activity for the common stock of Fidelity Bankshares and the limited information available regarding the infrequent trades of First Community Bancorp common stock, and compared the market activity of Fidelity Bankshares' common stock with that of certain publicly traded companies which it deemed to be relevant;

         o compared the results of operations of Fidelity Bankshares and First Community Bancorp with those of certain financial institutions which it deemed to be relevant;

         o compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

         o analyzed the pro forma equivalent financial impact of the merger to First Community Bancorp per share data; and

         o conducted such other studies, analyses, inquiries and examinations as Austin Associates deemed appropriate.

         The following is a summary of all material analyses performed by Austin Associates in connection with its opinion provided to the First Community Bancorp board of directors as of September 21, 2004. The summary does not purport to be a complete description of the analyses performed by Austin Associates.

         The process for soliciting indications of interest. After analysis and discussions with First Community Bancorp, Austin Associates contacted selective banking organizations, based on quality and level of overall financial performance, asset size, stock trading activity and geographic scope of operations. Nine organizations executed confidentiality agreements and requested a confidential information memorandum that provided detailed information regarding the business and operations of First Community Bancorp. Each organization was requested to submit a specific proposal to acquire First Community Bancorp. Four offers were received and, following due diligence, the financial terms of the Fidelity Bankshares proposal were superior to the other offers received.

         Summary of financial terms of agreement. Austin Associates reviewed the financial terms of the proposed transaction, including the form of consideration, the exchange ratio for the stock portion of the purchase price, and the resulting price per share of First Community Bancorp common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of First Community Bancorp common stock shall be converted into the right to receive $14.75 in cash and 0.3937 (0.59055 shares on a post stock dividend basis) of Fidelity Bankshares common stock (the "Merger Consideration"). In addition to the Merger Consideration, First Community Bancorp may distribute as a dividend to its shareholders 100% of its earnings, net of taxes that it may pay or which must be accrued, from July 1, 2004 to the closing date.

         First Community Bancorp and Fidelity Bankshares negotiated a per share transaction value of $29.50 per share, with 50% payable in cash and 50% in Fidelity Bankshares common stock. The parties agreed to establish the exchange ratio for the stock portion of the merger consideration by taking the average Fidelity Bankshares closing price as reported on the Nasdaq Stock Market for the 10 trading days immediately preceding the signing of the merger agreement. The 10-day average closing Fidelity Bankshares stock price for purposes of this calculation was $37.464 per share. The negotiated value of $14.75 per share for the stock portion of the Merger Consideration divided by $37.464 resulted in the
0.3937 exchange ratio (adjusted to 0.59055 on a post stock dividend basis).

         In addition to its common stock, First Community Bancorp has outstanding options to acquire 42,000 shares of its common stock at a weighted average exercise price of $9.05 per share. The terms of the merger agreement provide for these options to be settled in cash, based on the difference between the cash value of the Merger Consideration and the exercise price of the underlying options.

         Based on 889,100 voting and nonvoting common shares of First Community Bancorp and options to acquire 42,000 First Community Bancorp common shares, the negotiated value of the transaction is approximately $27.1 million.

         Austin Associates calculated that the indicated value of $27.1 million represented:

         o        258% of book value at June 30, 2004;

         o 18.2 times net income (net income as adjusted to C-Corporation level using a 35% tax rate), for the 12 months ended June 30, 2004; and

         o a 12.0% premium over book value as a percent of core deposits as of June 30, 2004, which represents the aggregate transaction value minus book value, divided by total deposits less certificates of deposits over $100,000.

         Industry Comparative Analysis. In connection with rendering its opinion, Austin Associates compared selected results of First Community Bancorp's operating performance (adjusted to C-Corporation tax status) to those of 97 Florida-based community banking organizations having assets of between $100 and $300 million. Austin Associates considered this group of financial institutions comparable to First Community Bancorp on the basis of asset size and geographic location. Austin Associates noted the following selected financial measures for the Florida-based banks as of June 30, 2004, as compared to First Community Bancorp:

                                                 First        Median for Florida
                                               Community          Peer Group
         LTM Return on Average Assets            1.03%              0.76%
         LTM Return on Average Equity            13.83%             8.87%
         Leverage Ratio                          6.44%              7.94%
         Nonperforming Assets/Total Assets       0.00%              0.14%

         --------------
         LTM = last 12 months

         This comparison indicated that First Community Bancorp has an above average level of overall profitability. First Community Bancorp's level of capital as measured by the leverage ratio is below the Florida peer median. Asset quality measure compares favorably to the peer median.

         Austin Associates also compared selected operating results of Fidelity Bankshares to those of six other publicly traded southeastern-based thrift organizations having assets between $1 and $10 billion, including:

         o        BankUnited Financial Corp., Coral Gables, Florida
         o        BankAtlantic Bancorp, Inc., Fort Lauderdale, Florida
         o        Harbor Florida Bancshares, Inc., Fort Pierce, Florida
         o        First Financial Holdings, Inc., Charleston, South Carolina
         o        Coastal Financial Corp., Myrtle Beach, South Carolina
         o        FFLC Bancorp, Inc., Leesburg, Florida

         Austin Associates considers this group of financial institutions comparable to Fidelity Bankshares as to financial characteristics, geographic focus and stock trading volume. Austin Associates compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics. Selected results of this comparison are set forth below:

                                                                                               Median
                                                   Fidelity Bankshares                       Peer Group
                                             -------------------------------      --------------------------------
                                                  LTM                                  LTM
                                             June 30, 2004     99-03 Average      June 30, 2004      99-03 Average
                                             -------------     -------------      -------------      -------------
Core Return on Average Assets                     0.64%             0.53%              1.07%              0.99%
Core Return on Average Equity                    10.68%             8.82%             13.26%             11.19%
Efficiency Ratio                                 69.56%            73.29%             53.22%             56.65%
Leverage Ratio                                    5.41%             6.05%              6.35%              6.41%
Nonperforming Assets/Assets                       0.27%             0.29%              0.27%              0.61%

         This summary indicates that Fidelity Bankshares is below the peer group in financial ratios related to financial performance, efficiency, and capital adequacy. The asset quality ratio is favorable compared to the peer median.

                                                      Fidelity          Median
                                                     Bankshares       Peer Group
          9/30/04 Market Price to Core Earnings         28.1             18.0
          9/30/04 Market Price to Book Value            298%             243%

         This comparison indicated that Fidelity Bankshares trades at a premium to the peer group as measured by market valuation.

         Comparable Transaction Analysis. Austin Associates reviewed certain information relating to 11 selected Florida bank sale transactions and 27 southeastern bank sale transactions announced during 2003 and 2004. The Florida and Southeastern median asset size of the selling banks measured $105 million and $167 million, respectively. Austin Associates compared the prices paid in these transactions to the transaction multiples being paid by Fidelity Bankshares for First Community Bancorp, as follows:

                                        Fidelity Bankshares/        Median Florida            Median Southeastern
                                           First Community            Comparable                  Comparable
                                               Bancorp               Transactions                Transactions
                                        --------------------        --------------            --------------------
Price/Earnings multiple(1)                      18.2x                    30.8x                       27.7x
Price/Book value ratio                          258%                     277%                        268%
Premium/core deposits                           12.0%                    19.9%                       18.2%

--------------
(1)Adjusted to C-Corporation tax status

         The multiples being paid by Fidelity Bankshares for First Community Bancorp are below the median multiples paid for Florida and Southeastern-based banks during 2003 and 2004.

         Contribution Analysis. Austin Associates compared the pro forma ownership interest in Fidelity Bankshares that First Community Bancorp shareholders would receive, in the aggregate, to the contribution by First Community Bancorp to certain balance sheet and income statement measures of Fidelity Bankshares on a pro forma basis. The results of this analysis have been calculated based on an all stock equivalent exchange ratio, which simplifies comparisons. The following table compares the range of pro forma ownership of First Community Bancorp and Fidelity Bankshares shareholders in the combined company, with each company's respective contribution of various selected measures.

                                                            First Community Bancorp        Fidelity Bankshares
                                                            -----------------------        -------------------
Pro Forma Ownership(1)                                          4.6%                        95.4%
Income Statement(2)
   2003 Actual net income                                       7.4%                        92.6%
   June 30, 2004 LTM net income                                 7.2%                        92.8%
Balance Sheet as of June 30, 2004
   Total assets                                                 4.6%                        95.4%
   Total deposits                                               5.2%                        94.8%
   Total shareholders' equity                                   5.3%                        94.7%
----------------
(1) Based on all-stock equivalent exchange ratio. Actual merger consideration will approximate 50% cash and 50% in Fidelity Bankshares stock.
(2) Net income has been adjusted to C-Corporation tax level, using a 35% tax rate.

         In connection with this contribution analysis, Austin Associates reviewed selected investment research reports on, and earnings estimates for, Fidelity Bankshares as well as First Community Bancorp's 2004 budget.

         Dilution Analysis. Austin Associates also reviewed the pro forma effect of the proposed transaction to First Community Bancorp's 2003 earnings per share and book value per share. We assumed an all-stock equivalent exchange ratio for the purposes of this analysis.

         First Community Bancorp recorded earnings per share of $1.54 during 2003 (adjusted to C-Corporation level using a 35% tax rate) and Fidelity Bankshares' earnings measured $1.22 per share. Giving effect to the merger, the equivalent First Community Bancorp earnings would have equaled $0.99 per share, before purchase accounting adjustments, a decrease of 35.9% from actual results.

         First Community Bancorp's book value per share equaled $11.81 as of June 30, 2004 and Fidelity Bankshares' book value measured $12.50 per share. Giving effect to the merger, the equivalent First Community Bancorp book value would have equaled $9.91, before purchase accounting adjustments, a decrease of 16.0% from actual results.

         Pro Forma Equivalent Dividends. Austin Associates reviewed the current cash dividends paid by Fidelity Bankshares and First Community Bancorp. This analysis is somewhat misleading since First Community Bancorp, as an S Corporation, makes a substantial distribution of earnings to shareholders to provide for income tax since earnings of the Company are passed through to shareholders.

         Based on the current exchange ratio adjusted to all-stock consideration, equivalent dividends per share to First Community Bancorp shareholders would have measured $0.31 for the year ended December 31, 2003. The 2003 dividend paid by Fidelity Bankshares measured $0.40 per share.

         The current quarterly dividend rate of Fidelity Bankshares is $0.10 per share, or $0.40 per share on an annualized basis (based on a prestock dividend basis). The current level of equivalent dividends to First Community Bancorp shareholders would equal $0.31 annually, assuming an all-stock equivalent exchange ratio.

         Market Characteristics. First Community Bancorp operates banking offices in 5 communities, including Pahokee and Belle Glade on Lake Okeechobee in westernmost Palm Beach County; and Wellington, Royal Palm Beach and Loxahatchee, in the eastern half of the county. The Wellington, Royal Palm Beach and Loxahatchee branch offices were opened in 1995, 1999 and 2003, respectively, and have achieved reasonable growth, yet the majority of the First Community Bancorp's franchise is in the Pahokee and Belle Glade markets. The following table compares economic and demographic data for Pahokee, Belle Glade and Palm Beach County:

                                                                                                Palm Beach
                                                            Pahokee         Belle Glade           County
                                                           ---------       -------------        -----------
   2004 Population                                           6,171             15,075            1,231,398
   2000-2004 Population Growth                               3.11%             1.13%               8.86%
   2004-2009 Projected Population Growth                     4.57%             2.22%              10.25%
   2004 Number of Households                                 1,726             4,861              515,172
   2000-2004 Growth in Households                            0.94%             0.14%               8.65%
   2004 Median Household Income                             $27,943           $24,421             $49,358
   2004 Per Capita Income                                   $11,003           $11,711             $31,340
   2004 Median Household Net Worth                          $46,487           $25,173            $148,541
   2004 Median Housing Value                                $52,377           $67,215            $114,711

         Based on a review of the economic and demographic data, Pahokee and Belle Glade's population growth, household income and wealth indicators are well below Palm Beach County. The following table compares the level of FDIC reported deposits (from financial institutions) for each area:

                                                                                                Palm Beach
                                                            Pahokee         Belle Glade           County
                                                           ---------       -------------        -----------
   June 2003 Reported Deposits ($Mils.)                       $46               $136              $28,232
   June 1999 Reported Deposits ($Mils.)                       $43               $118              $21,285
   5-Year Compound Annual Growth Rate                        1.59%             3.72%               7.46%

         Deposit trends are consistent with the economic and demographic data, in that Pahokee and Belle Glade's growth is well below Palm Beach County's growth.

         The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Fidelity Bankshares or First Community Bancorp could materially affect the assumptions used in preparing this opinion.

         First Community Bancorp has agreed to pay Austin Associates 1% of the value of the total deal value for acting as financial advisor in connection with the merger. In addition to its fees and regardless of whether the merger is consummated, First Community Bancorp has agreed to reimburse Austin Associates for its reasonable out-of-pocket expenses, and to indemnify Austin Associates against certain liabilities, including liabilities under securities laws.

Fidelity Bankshares' Reasons for the Merger

         The Fidelity Bankshares board of directors expects the merger to enhance Fidelity Bankshares' banking franchise and competitive position, in particular in the western part of Palm Beach County, Florida. The board of directors considers the merger as a complement to Fidelity Bankshares' de novo branching strategy. The merger represents a relatively low cost means to expand into western Palm Beach County. The Fidelity Bankshares board of directors consulted with Fidelity Bankshares management as well as financial and legal advisors and determined that the merger is in the best interest of Fidelity Bankshares and Fidelity Bankshares' stockholders. In reaching its conclusion to approve the merger agreement, the Fidelity Bankshares board considered the following factors as generally supporting its decision to enter into the merger agreement:

         (i) The financial impact of the merger on Fidelity Bankshares' results of operations. It is expected that the merger will be immediately beneficial to Fidelity Bankshares' earnings;

         (ii) The effectiveness of the merger as a method of implementing and accelerating Fidelity Bankshares' strategies for expanding Fidelity Bankshares' franchise;

         (iii) Its understanding of Fidelity Bankshares' business, operations, financial condition, earnings and prospects and of First Community Bancorp's business, operations, financial condition, earnings and prospects; and

         (iv) The reports of Fidelity Bankshares management and the financial presentations by Ryan Beck & Co., Inc., financial advisor to Fidelity Bankshares, concerning the operations, financial condition and prospects of First Community Bancorp, and the expected financial impact of the merger on the combined companies.

         The Fidelity Bankshares board of directors also considered potential risks associated with the merger, including the challenges of integrating First Community Bancorp's business, operations and workforce with those of Fidelity Bankshares, the added credit risk associated with First Community Bank's loan portfolio, the added interest rate risk exposure associated with First Community Bank's interest-earning assets and interest-bearing liabilities, the need to obtain

First Community Bancorp stockholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

         The Fidelity Bankshares board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

         The foregoing discussion of the information and factors considered by the Fidelity Bankshares board of directors is not exhaustive, but includes the material factors considered by the Fidelity Bankshares board of directors. In view of the wide variety of factors considered by the Fidelity Bankshares board of directors in connection with its evaluation of the merger and the complexity of these matters, the Fidelity Bankshares board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Fidelity Bankshares board of directors may have given different weights to different factors.

         On the basis of these considerations, the merger agreement was unanimously approved by Fidelity Bankshares' board of directors.

Merger Consideration

         Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of First Community Bancorp common stock (other than dissenting shares and shares held by Fidelity Bankshares or by First Community Bancorp as treasury stock) will be converted into the right to receive:

         o        $14.75 in cash (without interest); and

         o 0.3937 shares of Fidelity Bankshares common stock (0.59055 on a post-stock dividend basis).

         No fractional shares of Fidelity Bankshares common stock will be issued in connection with the merger. Instead, First Community Bancorp stockholders will receive, without interest, a cash payment from Fidelity Bankshares equal to the fractional share interest they otherwise would have received, multiplied by the value of Fidelity Bankshares common stock. For this purpose, Fidelity Bankshares common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the completion date of the merger.

         Based on the closing price of $27.21 per share of Fidelity Bankshares common stock on February 1, 2005, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the value of 0.3937 shares of Fidelity Bankshares common stock (or .059055 on a post-stock dividend basis) would be $16.07, which, when combined with the $14.75 cash consideration, would result in total consideration of $30.82 for each share of First Community common stock. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Fidelity Bankshares common stock. For more information about the stock prices of Fidelity Bankshares, see "Fidelity Bankshares Dividends" below.

Procedures for the Exchange of First Community Bancorp, Inc. Common Stock for the Merger Consideration

         Fidelity Bankshares will deposit with the exchange agent the shares representing Fidelity Bankshares' common stock and cash to be issued to First Community Bancorp stockholders in exchange for their shares of First Community Bancorp common stock. Within five business days after the completion of the merger, the exchange agent will mail to First Community Bancorp stockholders a letter of transmittal, together with instructions for the exchange of their First Community Bancorp stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of First Community Bancorp common stock, together with the signed letter of transmittal, each First Community Bancorp stockholder will be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of Fidelity Bankshares common stock determined in accordance with the exchange ratio; (ii) a check representing the amount of cash to which such holder shall have become entitled to; and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your First Community Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Fidelity Bankshares common stock into which your shares have been exchanged. No interest will be paid or accrued to First Community Bancorp stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of First Community Bancorp common stock. First Community Bancorp stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

         If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Company will send you instructions on how to provide evidence of ownership.

         If any certificate representing shares of Fidelity Bankshares' common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

         o pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

         o establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

         Any portion of the cash or shares of Fidelity Bankshares common stock made available to the exchange agent that remains unclaimed by First Community Bancorp stockholders for six months after the effective time of the merger will be returned to Fidelity Bankshares. After six months after the effective time, any First Community Bancorp stockholder who has not exchanged shares of First Community Bancorp common stock for the merger consideration in accordance with the merger agreement may look only to Fidelity Bankshares for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, Fidelity Bankshares, First Community Bancorp, the exchange agent or any other person will not be liable to any First Community Bancorp stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of First Community Bancorp Stock Options

         Each option to purchase shares of First Community Bancorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to (i) the excess of the cash value of the Merger Consideration as of September 21, 2004 ($28.96) over the exercise price per share of each option, (ii) multiplied by the number of shares of First Community Bancorp common stock subject to the stock option, less any required tax withholding.

         Fidelity Bankshares will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any First Community Bancorp option holder any amount that Fidelity Bankshares is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the First Community Bancorp option holder in respect of which the deduction and withholding was made by Fidelity Bankshares.

Employee Matters

         Fidelity Bankshares will review all First Community Bancorp compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. In the event employee compensation or benefits as currently provided by First Community Bancorp or First Community Bank are changed or terminated by Fidelity Bankshares, Fidelity Bankshares has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Fidelity Bankshares employees.

         All First Community Bank employees who become employees of Fidelity Bankshares at the effective time generally will be given credit for service at First Community Bank or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under Fidelity Bankshares' compensation and benefit plans (but not for any purpose under the Fidelity Bankshares ESOP or retiree health plan, or to the extent that providing such credit would result in a duplication of benefits).

Interests of Directors and Executive Officers in the Merger

         Employment Agreement. Contemporaneously with the execution of the merger agreement, Mr. Morris entered into an employment agreement with Fidelity Federal Bank & Trust whereby he will become Senior Vice President of Fidelity Bank & Trust upon completion of the merger. Under the terms of the employment agreement, Mr. Morris will receive annual compensation of $145,000. In addition, Mr. Morris will receive a one-time bonus of $25,000 and he will be awarded options to purchase 3,000 shares of Fidelity Bankshares common stock. The employment agreement is for a term of 18 months. Mr. Morris has agreed not to compete directly or indirectly with Fidelity Bankshares or Fidelity Federal Bank & Trust for a period of 18 months from the date the merger is completed.

         Stock Options. The merger agreement provides that upon completion of the merger, stock options granted to Mr. Dale Morris will be converted into the right to receive the excess, if any, of the cash value of the merger consideration at September 21, 2004 over the exercise price of the stock option for each share of First Community Bancorp common stock subject to the option. Based on his stock option holdings as of February 1, 2005, Mr. Morris will receive a cash payment in an amount equal to $852,698 with respect to his stock options.

         Indemnification. Pursuant to the merger agreement, Fidelity Bankshares has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of First Community Bancorp or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Community Bancorp or any of its subsidiaries if such action or proceeding pertains to any matter or fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under Florida law (to the extent not prohibited by federal law) and First Community Bancorp's certificate of incorporation and bylaws. Fidelity Bankshares will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under Florida law (to the extent not prohibited by federal law), provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

         Directors' and Officers' Insurance. Fidelity Bankshares has further agreed, for a period of three years after the effective date of the merger, to cause the persons serving as officers and directors of First Community Bancorp immediately prior to the effective date to continue to be covered by First Community Bancorp's current directors' and officers' liability insurance policies with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, Fidelity Bankshares may substitute policies of at least the same coverage and amounts containing terms and conditions that are not materially less favorable than First Community Bancorp's current policies, but in no event will Fidelity Bankshares be required to expend more than 125% of the annual cost currently expended by First Community Bancorp with respect to such insurance.

         Arrangement between Sidney A. Stubbs, Jr. and Annette M. Stubbs, Principal Shareholders and Directors of First Community and First Community's President Mr. Morris. Sidney A. Stubbs, Jr. and Annette M. Stubbs, principal shareholders and directors of First Community, have an informal understanding with Mr. Morris pursuant to which they intend to pay to Mr. Morris approximately 9.94% of the merger consideration that they receive for their personal ownership in First Community, based upon their beneficial ownership of First Community, as additional compensation for his service as President and Chief Executive Officer of First Community.

Conduct of Business Pending the Merger

         The merger agreement contains various restrictions on the operations of First Community Bancorp and Fidelity Bankshares before the effective time of the merger. In general, the merger agreement obligates First Community Bancorp and Fidelity Bankshares to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, First Community Bancorp has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Fidelity Bankshares, it will not, among other things:

         o change or waive any provision of its certificate of incorporation or bylaws, except as required by law;

         o issue any additional shares of capital stock except under outstanding options, or grant any options. First Community Bancorp may distribute as a dividend to its stockholders 100% of its earnings, net of taxes that it may pay or which must be accrued from July 1, 2004 until the closing;

         o enter into, amend in any material respect or terminate any material contract or agreement;

         o        open or close any branch or automated banking facility;

         o pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to existing commitments, except for merit pay increases to non-management employees of no more than 4% individually, in the ordinary course of business, consistent with past practices and except for the payment of bonuses for services rendered during calendar 2004, to the extent that these bonuses are accrued in accordance with accounting principles generally accepted in the United States of America and provided that such bonuses are consistent, as to amount (individually and in the aggregate) and persons covered, with past practice.

         o hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that non-officer, at will employees may be hired to fill vacancies that may from time to time arise in the ordinary course of business;

         o enter into or materially modify any pension, retirement, stock option, stock purchase, bonus, group insurance or other employee benefit, incentive or welfare plan or arrangement with respect to any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

         o merge or consolidate First Community Bancorp or any subsidiary with any other corporation or sell or lease all or any substantial portion of their assets or business, or make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures or the collection of any loan or credit arrangement;

         o enter into a purchase and assumption transaction with respect to deposits and liabilities or incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

         o sell or otherwise dispose of the capital stock or any asset of First Community Bancorp, subject any asset to a lien or other encumbrance, or incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

         o except for commitments issued prior to the date of the merger agreement and the renewal of existing lines of credit, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $25,000 in the aggregate for unsecured loans and $100,000 in the aggregate for loans secured by assets other than real estate. In addition, the following require the prior consent of Fidelity Bankshares: a residential loan of $500,000 or greater; a construction loan of $750,000 or greater; an unsecured loan of $25,000 or greater; a secured commercial business loan of $100,000 or greater; and a commercial real estate loan of $750,000 or greater;

         o change any accounting method or practice, except as required by generally accepted accounting principles in the United States or by a bank regulator responsible for regulating First Community Bancorp or First Community Bank;

         o purchase any equity securities or any other securities except those (i) rated "A" or higher, (ii) having a face amount of not more than $500,000, (iii) with a weighted average life of not more than two years and (iv) otherwise in the ordinary course of business consistent with past practice;

         o make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to existing binding commitments and other than expenditures necessary to maintain existing assets in good repair;

         o sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Fidelity Federal Bank & Trust has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Fidelity Bankshares; or

         o take any action that would cause First Community Bancorp to lose its status as a Subchapter S corporation.

         Fidelity Bankshares has agreed that, without the prior written consent of First Community Bancorp, it will not, among other things:

         o voluntarily take any action that would: (i) adversely affect the ability of the parties to obtain regulatory approvals for the merger or materially increase the period of time necessary to obtain such approvals; or (ii) adversely affect its ability to perform its covenants and agreements under the merger agreement.

         In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party's efforts to cause its representations and warranties to be true and correct on the closing date; and each party's agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for federal income tax purposes.

Representations and Warranties

         The merger agreement contains a number of representations and warranties by Fidelity Bankshares and First Community Bancorp regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

         o the organization, existence, corporate power and authority and capitalization of each of the companies;

         o the absence of conflicts with or violations of various documents, contracts, or agreements;

         o the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

         o        the absence of materially adverse litigation;

         o the accuracy of reports and financial statements filed with the Securities and Exchange Commission;

         o required consents and filings with governmental entities and other approvals required for the merger;

         o the existence, performance and legal effect of certain contracts;

         o        compliance with applicable laws;

         o the filing of tax returns, payment of taxes and other tax matters;

         o        loan and investment portfolio matters;

         o        labor and employee benefit matters; and

         o        compliance with applicable environmental laws.

         All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

         The respective obligations of Fidelity Bankshares and First Community Bancorp to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

         o approval of the merger agreement by the affirmative vote of at least 75% of the issued and outstanding voting shares of First Community Bancorp;

         o the absence of any litigation, statute, law, regulation, order or decree that would enjoin or prohibit the merger;

         o approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

         o the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement;

         o the receipt of tax opinions delivered by counsel to Fidelity Bankshares and First Community Bancorp, respectively, to the effect that the merger will qualify as a reorganization under
                  Section 368(a) of the Internal Revenue Code;

         o obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger, the failure of which to obtain would have a material adverse effect on Fidelity Bankshares;

         o not more than 7% of issued and outstanding shares of First Community Bancorp common stock shall have dissented to the merger under Florida law;

         o listing with the Nasdaq National Market of the Fidelity Bankshares common stock to be issued to First Community Bancorp stockholders;

         o no stop order being issued suspending the effectiveness of the Registration Statement of which this Proxy
                  Statement/Prospectus is a part; and

         o Fidelity Bankshares shall have deposited with an exchange agent cash and shares of Fidelity Bankshares common stock to be exchanged for shares of common stock of First Community Bancorp.

         The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

         General. First Community Bancorp and Fidelity Bankshares have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Office of Thrift Supervision and the Federal Reserve Bank of Atlanta. Fidelity Bankshares has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. We cannot assure you that we will obtain the required regulatory approvals and non-objections, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

         We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. We presently anticipate that we would seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure you that we will obtain any such additional approvals or actions.

         Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. We have filed the required application, but we have not yet received the Office of Thrift Supervision's approval.

         The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. Fidelity Federal Bank & Trust has an "outstanding" Community Reinvestment Act rating with the Office of Thrift Supervision. First Community Bank has a "satisfactory" Community Reinvestment Act rating with the FDIC.

         Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Fidelity Bankshares and Fidelity Federal Bank & Trust for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger's competitive effects.

         Federal Reserve Bank of Atlanta. Fidelity Bankshares has requested a waiver from the requirement to file an application with the Board of Governors of the Federal Reserve System to be a bank holding company under the Bank Holding Company Act of 1956, as amended, with respect to its temporary ownership of First Community Bank prior to its merger with Fidelity Federal Bank & Trust. The Federal Reserve Bank of Atlanta has not yet granted this waiver.

No Solicitation

         Until the merger is completed or the merger agreement is terminated, First Community Bancorp has agreed that it, its subsidiaries, its officers and its directors will not:

         o initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire First Community Bancorp, whether by merger, acquisition of 25% or more of First Community Bancorp's stock or otherwise;

         o enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

         o        agree to or endorse any such other acquisition proposal.

         First Community Bancorp may, however, furnish information regarding First Community Bancorp to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

         o First Community Bancorp's board of directors determines in good faith, after consultation with its financial and legal advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to First Community Bancorp's stockholders from a financial point of view than the merger with Fidelity Bankshares;

         o First Community Bancorp's board of directors determines in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would likely cause First Community Bancorp's directors to breach their fiduciary obligations under applicable law;

         o First Community Bancorp promptly notifies Fidelity Bankshares of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

         o The First Community Bancorp special meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

         The merger agreement may be terminated prior to the closing, before or after approval by First Community Bancorp's stockholders, as follows:

         o by mutual written agreement of Fidelity Bankshares and First Community Bancorp;

         o by either Fidelity Bankshares or First Community Bancorp if the closing of the merger has not occurred on or before June 30, 2005, and such failure to close is not due to the terminating party's material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

         o by Fidelity Bankshares or First Community Bancorp if the stockholders of First Community Bancorp do not approve the merger agreement;

         o by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within 30 days after notice from the terminating party;

         o by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a nonappealable action or any court or other governmental authority issues a final nonappealable order or other action prohibiting the merger;

         o by First Community Bancorp if the average of the daily closing sales prices of Fidelity Bankshares common stock for the five consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than $29.97 and the decrease in the trading price of Fidelity Bankshares common stock over a specified period exceeds by 20% or more the decrease in the trading prices of an index group of financial institution holding companies over that period, provided that Fidelity Bankshares will have the option to increase the ratio of Fidelity Bankshares common stock to be exchanged for First Community Bancorp common stock pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will be deemed to have occurred;

         o by Fidelity Bankshares if First Community Bancorp shall have received a "superior proposal," as defined in the merger agreement, and the First Community Bancorp board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement or fails to recommend that the stockholders of First Community Bancorp approve the Fidelity Bankshares merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to Fidelity Bankshares; or

         o by First Community Bancorp in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by First Community Bancorp in compliance with the applicable terms of the merger agreement, provided that First Community Bancorp has notified Fidelity Bankshares at least five business days in advance of any such action and has given Fidelity Bankshares the opportunity during such period, if Fidelity Bankshares elects in its sole discretion, to negotiate amendments to the merger agreement which would permit First Community Bancorp to proceed with the proposed merger with Fidelity Bankshares.

         If the merger agreement is terminated, under either of the latter two scenarios described above, First Community Bancorp will pay to Fidelity Bankshares a fee of $1.25 million. The fee would also be payable to Fidelity Bankshares if First Community Bancorp enters into a merger agreement with a third party within eighteen months of the termination of the merger agreement by Fidelity Bankshares, due to a willful breach of a representation, warranty, covenant or agreement by First Community Bancorp or the failure of the stockholders of First Community Bancorp to approve the merger agreement after First Community Bancorp's receipt of a third party acquisition proposal.

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the First Community Bancorp stockholders. However, after such approval, no amendment may be made without the approval of First Community Bancorp's stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to First Community Bancorp stockholders pursuant to the merger agreement.

         The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

         Upon closing of the merger between First Community Bancorp and Fidelity Bankshares, First Community Bank will be merged into Fidelity Federal Bank & Trust and the separate existence of First Community Bank will cease. The directors and officers of Fidelity Bankshares and Fidelity Federal Bank & Trust immediately prior to the merger will continue as directors and officers of Fidelity Bankshares and Fidelity Federal Bank & Trust after the merger.

Effective Date of Merger

         The parties expect that the merger will be effective in the first calendar quarter of 2005 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire, but in no event later than 30 days after the last condition precedent has been fulfilled or waived (including the expiration of any applicable waiting period). The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of Florida. If the merger is not consummated by June 30, 2005, the merger agreement may be terminated by either First Community Bancorp or Fidelity Bankshares, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See "--Conditions to the Merger" above.

         Under the terms of the merger agreement, the certificate of incorporation and bylaws of Fidelity Bankshares will be the certificate of incorporation and bylaws of the combined entity which will retain the name of Fidelity Bankshares, Inc. Fidelity Bankshares, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by First Community Bancorp will immediately become the property of Fidelity Bankshares. Immediately following consummation of the merger, First Community Bank will merge with and into Fidelity Federal Bank & Trust, with Fidelity Federal Bank & Trust surviving this merger. Fidelity Bankshares does not currently anticipate closing any branches of Fidelity Federal Bank & Trust or First Community Bank.

Public Trading Markets

         Fidelity Bankshares common stock is currently traded on the Nasdaq National Market under the symbol "FFFL." First Community Bancorp common stock is not actively traded. The shares of Fidelity Bankshares common stock issued pursuant to the merger agreement will be traded on the Nasdaq National Market.

         The shares of Fidelity Bankshares common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of First Community Bancorp, as discussed in "--Resale of Fidelity Bankshares Common Stock" below.

         During the course of the solicitation being made by this Proxy Statement/Prospectus, either party may bid for and purchase shares of First Community Bancorp common stock, but neither party may bid for or purchase shares of Fidelity Bankshares common stock.

Fidelity Bankshares Dividends

         During each of the first three quarters of 2004, Fidelity Bankshares paid quarterly cash dividends of $0.10 per share of common stock. On November 19, 2004, the board of directors of Fidelity Bankshares declared a three-for-two stock split in the form of a stock dividend and a quarterly cash dividend of $0.08 per share based on a post stock split basis, both of which was paid on January 14, 2005 to shareholders of record on December 21, 2004. Fidelity Bankshares currently expects to continue to pay a quarterly cash dividend although the Fidelity Bankshares board of directors may change this dividend policy at any time.

         Fidelity Bankshares stockholders will be entitled to receive dividends when and if declared by the Fidelity Bankshares board of directors out of funds legally available for dividends. The Fidelity Bankshares board of directors will periodically consider the payment of dividends, taking into account Fidelity Bankshares' financial condition and level of net income, changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Fees and Expenses

         Fidelity Bankshares and First Community Bancorp will each pay their own costs and expenses in connection with the merger agreement and the transactions contemplated thereby, except for the payment by First Community Bancorp to Fidelity Bankshares of a termination fee in certain circumstances, as described above.

         In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

         General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of First Community Bancorp common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

         For purposes of this discussion, the term "U.S. holder" means:

         o        a citizen or resident of the United States;

         o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

         o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

         o an estate that is subject to United States federal income tax on its income, regardless of its source.

         This discussion assumes that you hold your shares of First Community Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

         o        a financial institution;

         o        a tax-exempt organization;

         o        an S corporation or other pass-through entity;

         o        an insurance company;

         o        a mutual fund;

         o        a dealer in securities or foreign currencies;

         o a trader in securities who elects the mark-to-market method of accounting for your securities;

         o a First Community Bancorp stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

         o a First Community Bancorp stockholder who received First Community Bancorp common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

         o        a person who has a functional currency other than the U.S.
                  dollar;

         o a holder of options granted under any First Community Bancorp benefit plan; or

         o a First Community Bancorp stockholder who holds First Community Bancorp common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

         If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds First Community Bancorp common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

          Fidelity Bankshares and First Community Bancorp have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that Fidelity Bankshares and First Community Bancorp will receive opinions from Luse Gorman Pomerenk & Schick, A Professional Corporation, and Shumaker, Loop & Kendrick, LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this document, we will inform you of this decision and ask you to vote on the merger, taking this into consideration. In rendering these opinions, counsel may require and rely upon representations contained in representation letters to be received from Fidelity Bankshares and First Community Bancorp. Neither of these tax opinions will be binding on the Internal Revenue Service. Fidelity Bankshares and First Community Bancorp have not and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

         Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

         o when you exchange First Community Bancorp common stock for a combination of Fidelity Bankshares common stock and cash and your tax basis in the First Community Bancorp common stock surrendered is less than the sum of the fair market value of the Fidelity Bankshares common stock and the amount of cash received, you generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of Fidelity Bankshares common stock) and the fair market value of the Fidelity Bankshares common stock you receive (including any fractional share of Fidelity Bankshares common stock you are deemed to receive and exchange for cash), minus your tax basis in the First Community Bancorp common stock surrendered in the merger; and (2) the amount of cash that you receive in the merger. However, if your tax basis in the First Community Bancorp common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Fidelity Bankshares common stock received, your loss will not be recognized for tax purposes until you dispose of the shares you received in the merger.

         o your tax basis in the Fidelity Bankshares common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash), will equal your tax basis in the First Community Bancorp common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of Fidelity Bankshares common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Fidelity Bankshares common stock); and

         o your holding period of the Fidelity Bankshares common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash) will include your holding period for the shares of First Community Bancorp common stock that you exchange in the merger.

         If you acquired different blocks of First Community Bancorp common stock at different times or at different prices, any gain or loss you recognize will be determined separately with respect to each block of First Community Bancorp common stock, and the cash and Fidelity Bankshares common stock you receive will be allocated pro rata to each such block of common stock. In addition, your tax basis and holding period in your Fidelity Bankshares common stock received in the merger may be determined with reference to each block of First Community Bancorp common stock exchanged.

         Cash in Lieu of Fractional Shares. If you receive cash in lieu of a fractional share of Fidelity Bankshares common stock, you will be treated as having first received such fractional Fidelity Bankshares share in the merger and then as having received cash in exchange for the fractional share. Thus, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

         Dissenting Stockholders. Holders of First Community Bancorp common stock who dissent with respect to the merger as discussed in "--Dissenters' Rights of Appraisal," below, and who receive cash in respect of their shares of First Community Bancorp common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of First Community Bancorp common stock.

         Taxation of Capital Gain. Subject to the discussion under "--Additional Considerations -- Recharacterization of Gain as a Dividend" below, any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your First Community Bancorp common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

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

         Additional Considerations -- Recharacterization of Gain as a Dividend. In some cases, if you actually own or, under constructive ownership rules are deemed to own, shares of Fidelity Bankshares stock, other than those received as a result of the merger, all or a portion of the gain you recognize in connection with the merger could be taxable as a dividend rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

         Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of First Community Bancorp common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the transmittal letter or
(ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

         The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Thus, we urge First Community Bancorp stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Fidelity Bankshares Common Stock

         All shares of Fidelity Bankshares common stock received by First Community Bancorp stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of Fidelity Bankshares common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act of 1933, of Fidelity Bankshares or First Community Bancorp at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Fidelity Bankshares or First Community Bancorp generally include individuals or entities that control, are controlled by, or are under common control with, Fidelity Bankshares or First Community Bancorp and may include certain officers and directors of Fidelity Bankshares or First Community Bancorp as well as principal stockholders of Fidelity Bankshares or First Community Bancorp. Affiliates of both parties have previously been notified of their status. The merger agreement requires First Community Bancorp to use reasonable efforts to receive a letter agreement from each person who is an affiliate of First Community Bancorp restricting the transferability of any shares of Fidelity Bankshares common stock received in the merger.

         This Proxy Statement/Prospectus does not cover resales of Fidelity Bankshares common stock received by any person who may be deemed to be an affiliate of First Community Bancorp or Fidelity Bankshares.

Accounting Treatment

         In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of Fidelity Bankshares will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of First Community Bancorp will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets (such as a core deposit intangible) will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Fidelity Bankshares common stock to be issued to former First Community Bancorp stockholders at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of First Community Bancorp at the merger date, that amount will be reported as goodwill. Goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives.

                               DISSENTERS' RIGHTS

Dissenters' Rights of Appraisal

         Under Florida law, stockholders of First Community Bancorp have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Community Bancorp common stock instead of the merger consideration. First Community Bancorp stockholders electing to do so must comply with the provisions of Section 607.1301, 1302 and 607.1320 of the Florida Business Corporation Act in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix C of this document.

         Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A First Community Bancorp stockholder's failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

         The following is intended as a brief summary of the material provisions of the Florida statutory procedures that a First Community Bancorp stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of First Community Bancorp common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Appendix C.

         Sections 607.1301 through 607.1320 of the Florida Business Corporation Act provide for rights of appraisal of the value of the shares for which the shareholder of record:

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

         (1) has delivered notice in writing to First Community Bancorp before the vote is taken that he or she intends to demand a cash payment for his shares if the merger is consummated; and

         (2) does not vote in favor of the merger. A proxy or vote against the merger does not constitute such notice of intent to demand payment.


         A shareholder may dissent as to less than all of the shares registered in his name. The rights of a partial dissenter are determined as if the shares as to which such holder dissents and other shares held by the holder are registered in different names. Within 10 days after the special meeting, First Community Bancorp will send to each shareholder who has given notice of his or her dissent, a written notice of the approval of the agreement and plan of merger by First Community Bancorp's shareholders. Within 20 days after the date of such notice, the shareholder must submit a notice of election to dissent and a written demand for payment of the fair value of his or her shares to First Community Bancorp. Simultaneously with the filing of the election to dissent, the shareholder shall submit his certificates representing his shares of common stock to First Community Bancorp for notation thereon that such demand has been made.

         The dissenter's notice should be sent to:

                                Naomi E. Sanders
                          First Community Bancorp, Inc.
                              104 South Lake Avenue
                             Pahokee, Florida 33476

         Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided under Sections 607.1301 through 607.1320 of the Florida Business Corporation Act, and the shareholder shall not be entitled to vote or exercise any other rights of a shareholder. A notice of election to dissent may be withdrawn in writing by the shareholder at any time before an offer to pay for his shares is made by First Community Bancorp prior to the consummation of the merger or before an offer to pay for his shares is made by Fidelity Bankshares after the merger is consummated. After the corporation makes such an offer, the notice of election to dissent may not be withdrawn unless the corporation consents thereto.

         Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the merger is completed, whichever is later (but in no case later than 90 days from First Community Bancorp's special meeting), the corporation will offer to pay each dissenting shareholder who has demanded payment in accordance with the Florida Business Corporation Act an amount which the corporation has estimated to be the fair value of the shares, and each dissenting shareholder who has demanded payment in accordance with the Florida Business Corporation Act may agree to accept such offer of payment. "Fair Value" means the value of the shares as of the close of business on the day prior to the respective shareholders' special meeting, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

         If within 30 days after the corporation makes an offer of payment to any such shareholder and the shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the closing date, whichever is later. Upon receiving payment, such dissenting shareholder ceases to have any interest in the shares.

         If the corporation fails to make such offer within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the merger is completed, or if the corporation makes the offer and any dissenting shareholder fails to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which the merger is completed, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Palm Beach County, Florida, for First Community Bancorp's shareholders requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares.

         If the corporation fails to file an action, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of the state of Florida), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. All dissenting shareholders who are proper parties to the proceeding are entitled to judgment against the respective corporation for the amount of the fair value of their shares. The appropriate corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares. The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court holds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith.

         A shareholder who dissents and obtains payment under these procedures may not challenge the merger unless the merger is unlawful or fraudulent with respect to the shareholder or First Community Bancorp or both.

         Failure of a shareholder to comply with any requirements of the provisions relating to dissenters' rights of appraisal will result in a forfeiture by such shareholder of appraisal rights.

         References herein to applicable statutes are summaries of portions thereof and do not purport to be complete and are qualified in their entirety by reference to applicable law. Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act are attached hereto as Appendix C. You should read the materials in Appendix C carefully.

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

         If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to do so.

Comparison of Stockholders' Rights for Existing Stockholders of First Community Bancorp

         As a result of the acquisition of First Community Bancorp, stockholders of First Community Bancorp will receive shares of common stock of Fidelity Bankshares as merger consideration and will, therefore, become stockholders of Fidelity Bankshares. Fidelity Bankshares is organized under the laws of Delaware, whereas First Community Bancorp is organized under the laws of Florida.

         While the respective articles and certificate of incorporation and bylaws of Fidelity Bankshares and First Community Bancorp are substantially similar, there are some differences, as discussed below. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of both First Community Bancorp and Fidelity Bankshares. See "Where You Can Find More Information" for procedures for obtaining a copy of First Community Bancorp's or Fidelity Bankshares' certificate of incorporation and bylaws.

Description of Capital Stock of First Community Bancorp and Fidelity Bankshares

         Authorized Capital Stock. The authorized capital stock of First Community Bancorp consists of 2,500,000 shares, of which 125,000 shares are voting common shares, par value $0.10 per share, and 2,375,000 nonvoting common shares, par value $0.10 per share. First Community Bancorp's certificate of incorporation authorizes the following powers for the two categories of stock. Voting common shares entitle the holder to one vote for each voting common share. All holders of voting common shares are entitled to cumulate their votes for directors. Nonvoting common shares shall have the same rights, preferences and all other aspects as the voting common shares except that nonvoting common shares shall not be entitled to vote on any matter. As of September 30, 2004, there were 44,608 shares of voting common shares and 844,492 shares of nonvoting common shares outstanding.

         Fidelity Bankshares is authorized to issue 30,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $0.10 per share. At September 30, 2004, there were 15,131,946 shares of Fidelity Bankshares common stock issued and outstanding. Fidelity Bankshares has no outstanding shares of preferred stock. Each share of Fidelity Bankshares common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Fidelity Bankshares' certificate of incorporation authorizes the Fidelity Bankshares Board of Directors to issue shares of Fidelity Bankshares preferred stock in one or more series and to fix the designations, powers, preferences and rights of the shares of Fidelity Bankshares preferred stock in each series. The Fidelity Bankshares Board of Directors has not designated any of the shares of Fidelity Bankshares preferred stock. The number of authorized shares of preferred stock may be increased or decreased but not below the amount of shares outstanding by the affirmative vote of a majority of the common stock holders unless preferred stock holders have a special designated right allowing them to participate in such a vote.

         Dividends. The articles of incorporation of First Community Bancorp allow the Board of Directors to pay dividends as long as no dividends are declared when the Corporation is insolvent or when such payment would lead the Corporation to become insolvent. The payment of dividends by the Corporation is also subject to the limitations that are imposed by Florida law. Florida law prohibits dividends if the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         Fidelity Bankshares may pay dividends out of statutory surplus or in the case that there is no surplus from net profits from the current fiscal year or the previous fiscal year if declared by its Board of Directors. The payment of dividends by Fidelity Bankshares is subject to limitations that are imposed by Delaware law. The holders of common stock of Fidelity Bankshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Fidelity Bankshares out of funds legally available for the payment of dividends. If Fidelity Bankshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of voting common shares have exclusive voting rights in First Community Bancorp. They elect First Community Bancorp's Board of Directors and act on other matters as are required to be presented to them under Florida law or as are otherwise presented to them by the Board of Directors. Holders of voting common shares may cumulate their votes for directors. Certain matters under First Community Bancorp's articles of incorporation require approval by 75% of the outstanding common shares entitled to vote. There is no 10% ownership voting limitation provision.

         The holders of common stock of Fidelity Bankshares have exclusive voting rights in Fidelity Bankshares. They elect Fidelity Bankshares' Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Fidelity Bankshares issues shares of preferred stock, holders of the preferred stock may also have voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision in Fidelity Bankshares' certificate of incorporation limiting voting rights. This provision provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Fidelity Bankshares are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

         Restrictions on the Transfer of Stock and Preemptive Rights. First Community Bancorp's articles of incorporation provide that any shareholder who desires to sell or transfer stock in the corporation must first make an offer to the Corporation through a procedure outlined in the articles of incorporation. Also, a shareholder may not transfer his shares if such transfer would cause the corporation's tax election as a subchapter S corporation to terminate. First Community Bancorp shareholders have preemptive rights in accordance with Florida law except that voting common shareholders only have preemptive rights to acquire voting common shares and nonvoting common shareholders only have preemptive rights to acquire nonvoting common shares.

         Holders of the common stock of Fidelity Bankshares are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

         Preferred Stock. The articles of incorporation of First Community Bancorp do not authorize the issuance of preferred stock.

         None of the shares of Fidelity Bankshares' authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. Fidelity Bankshares' Board of Directors may, without stockholder approval, authorize the issuance of shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Provisions of the First Community Bancorp and Fidelity Bankshares Articles and Certificate of Incorporation and Bylaws

         The following discussion is a general summary of the material provisions of First Community Bancorp and Fidelity Bankshares' articles and certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Community Bancorp and Fidelity Bankshares' articles and certificate of incorporation and bylaws, reference should be made in each case to the document in question.

         Fidelity Bankshares' certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, which may discourage future takeover attempts. As a result, stockholders who may desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also make it more difficult to remove the Board of Directors or management of Fidelity Bankshares.

         The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find More Information" as to how to review a copy of these documents.

         Number and Qualification of Directors. First Community Bancorp's bylaws provide for a minimum of five members of the Board of Directors. However, the Board of Directors may fix the exact number. Not less than a majority of the directors must be citizens of the United States

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

and at least three-fifths of the directors must have resided in the state of Florida for at least one year preceding their election to office, and they must continue to be residents while holding office. Directors shall be elected at the annual meeting of shareholders yearly or at a special meeting. The Board of Directors may increase the number of directors by not more than two between annual meetings and appoint persons to fill the vacancies.

         Fidelity Bankshares' certificate of incorporation permits Fidelity Bankshares' Board of Directors to designate the number of its members. The Board of Directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Fidelity Bankshares' Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors.

         Limitation On Director Liability. First Community Bancorp's articles of incorporation provide that it shall indemnify its directors, officers and employees to the fullest extent under Florida law. The corporation will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, partner, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, including duties related to an employee benefit plan and its participants or beneficiaries, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal; provided that no indemnification will be made on behalf of any director, officer or employee if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (a) a violation of the criminal law, unless the director, officer or employee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

         (b) a transaction from which the director, officer or employee derived an improper personal benefit;

         (c) in the case of a director, a circumstance under which the liability provision of Section 607.0834 of the Florida Business Corporation Act, or any successor provision, are applicable; or

         (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Fidelity Bankshares' certificate of incorporation provides for a limitation on a director's liability for a breach of fiduciary duty except for liability (i) for any breach of the director's duty of loyalty to Fidelity Bankshares, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (regarding unlawful payments of dividends or redemptions of stock), or (iv) for any transaction from which the director derived an improper personal benefit.

         Procedures for Nominations of Directors and Presentation of New Business at Meetings of Stockholders. Under First Community Bancorp's bylaws, stockholder nominations for directors must be made in writing and mailed or delivered to First Community Bancorp's Chairman of the Board of Directors not less than 14 days and not more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days' notice of the meeting is given to shareholders, the nominations shall be mailed or delivered to the Chairman of the Board of Directors not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

         Under Fidelity Bankshares' bylaws, stockholder nominations and proposals for new business must be submitted to Fidelity Bankshares' principal executive offices at least 90 days before the date of Fidelity Bankshares' annual meeting or, if less than 100 days' notice of the meeting date is given to stockholders, then the nomination or proposal must be received no later than the close of business 10 days following the day that a public announcement of the date of the meeting was made.

         Restrictions on Call of Special Meetings. The bylaws of First Community Bancorp provide that special meetings of shareholders may be called at any time by the Board of Directors or by the holders of at least 10% of voting common shares.

         The certificate of incorporation of Fidelity Bankshares and bylaws of Fidelity Bankshares provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

         Restrictions on Removing Directors from Office. Under the bylaws of First Community Bancorp, a director may be removed with or without cause in accordance with Florida law, which allows a meeting and vote of shareholders to be called for the purpose of removal.

         The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Fidelity Bankshares' then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "Voting Rights").

         Authorized but Unissued Shares. First Community Bancorp's articles of incorporation and bylaws do not have a similar anti-takeover provision.

         Fidelity Bankshares has authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of First Community Bancorp and Fidelity Bankshares" above. The certificate of incorporation authorizes 2,000,000 shares of serial preferred stock. Fidelity Bankshares is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Fidelity Bankshares that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Fidelity Bankshares. The Board of Directors has no present plan to issue any preferred stock.

         Amendments to Articles and Certificate of Incorporation and Bylaws. Under First Community Bancorp's articles of incorporation, the affirmative vote of 75% of the outstanding common shares of the corporation entitled to vote shall be required to authorize:

         1. Any amendment to the Articles of Incorporation for which approval is required in accordance with Florida law;

         2.       Any change in name of the Corporation;

         3. The merger or consolidation of the Corporation with any other bank or trust company or holding company or other affiliate of another bank or trust company or the corporation's acquisition of all or substantially all of the business and assets of any other bank or trust company or holding company or other affiliate of another bank or trust company;

         4. The corporation's sale of all or substantially all of its business and assets;

         5.       The voluntary liquidation of the corporation; and

         6. The adoption and execution of any plan of reorganization of the corporation.

         The bylaws of First Community Bancorp may be altered, amended, or repealed by the written consent of shareholders or the Board of Directors in lieu of a meeting. The bylaws may also be amended by an affirmative vote of a majority of the shareholders or directors at a regular meeting or at a special meeting called for that purpose.

         Amendments to the certificate of incorporation must be approved by Fidelity Bankshares' Board of Directors and also by a majority of the outstanding shares of Fidelity Bankshares' voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

         (i) The limitation on voting rights of persons who beneficially own, directly or indirectly more than 10% of the outstanding shares of common stock;

         (ii)     The inability of stockholders to act by written consent;

         (iii) The inability of stockholders to call special meetings of stockholders;

         (iv) The division of the Board of Directors into three staggered classes;

         (v) The ability of the Board of Directors to fill vacancies on the board;

         (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

         (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

         (viii) The ability of the Board of Directors to amend and repeal the bylaws;

         (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Fidelity Bankshares;

         (x)      The right to indemnification; and

         (xi)     The ability to repeal the 80% affirmative vote provision.

         The bylaws may be amended by the affirmative vote of two-thirds of the directors of Fidelity Bankshares or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption "Voting Rights").

Business Combinations with Interested Stockholders

         Fidelity Bankshares' certificate of incorporation provides that any "business combination" (as defined below) involving Fidelity Bankshares and an interested stockholder must be approved by the holders of at least 80% of the outstanding shares of stock entitled to vote, unless either two-thirds of the "disinterested directors" (as defined in the certificate of incorporation) of Fidelity Bankshares have approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an "interested stockholder" includes:

         o any person (with certain exceptions) who is the "beneficial owner" (as defined in the certificate of incorporation) of more than 10% of Fidelity Bankshares outstanding common stock;

         o any affiliate of Fidelity Bankshares which is the beneficial owner of more than 10% of Fidelity Bankshares' outstanding common stock at anytime during the prior two years; or

         o any transferee of any shares of Fidelity Bankshares common stock that were beneficially owned by an "interested stockholder" during the prior two years.

         For purposes of these provisions, a "business combination" is defined to include:

         o any merger or consolidation of Fidelity Bankshares or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

         o the disposition of the assets of Fidelity Bankshares or any subsidiary having an aggregate value of 25% or more of the combined assets of Fidelity Bankshares and its subsidiaries to or with any interested stockholder or affiliate of an interested stockholder;

         o the issuance or transfer by Fidelity Bankshares or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of Fidelity Bankshares and its subsidiaries;

         o any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder; and

         o the adoption of any plan for the liquidation or dissolution of Fidelity Bankshares proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

         This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Fidelity Bankshares. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Fidelity Bankshares.

Business Combination Statutes and Provisions

         Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

         o the transaction that caused the person to become an interested stockholder was approved by the Board of Directors of the target prior to the transaction;

         o after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

         o the business combination is approved by the Board of Directors and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested stockholder; or

         Neither of Fidelity Bankshares' certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to exempt Fidelity Bankshares from the requirements of Section 203.

Florida Law

         Florida law provides for supermajority approval for certain transactions with interested shareholders. It also has a control share acquisition provision. However, both of these statutes are not applicable to First Community Bancorp because the corporation has less than 100 shareholders.

                                     EXPERTS

         The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Fidelity Bankshares' Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., counsel to Fidelity Bankshares. Luse Gorman Pomerenk & Schick, A Professional Corporation, and Shumaker, Loop & Kendrick, LLP, special counsel to First Community Bancorp, will each deliver its opinion to Fidelity Bankshares and First Community Bancorp, respectively, as to material federal income tax consequences of the merger.

                                  OTHER MATTERS

         As of the date of this document, the First Community Bancorp board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement of the special meeting to solicit additional votes on the merger agreement.

                       WHERE YOU CAN FIND MORE INFORMATION

         Fidelity Bankshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to First Community Bancorp stockholders of the shares of Fidelity Bankshares common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Fidelity Bankshares and First Community Bancorp's stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

         In addition, Fidelity Bankshares files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Fidelity Bankshares, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by Fidelity Bankshares with the Securities and Exchange Commission are also available at Fidelity Bankshares' web site. The address is www.fidelityfederal.com. We have included the web addresses of the Securities Exchange Commission and Fidelity Bankshares as inactive textual references only. Except as specifically incorporated by reference into this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

         You should also be able to inspect reports, proxy statements and other information about Fidelity Bankshares at the offices of the Nasdaq Stock Market, Inc.

         The Securities and Exchange Commission allows Fidelity Bankshares to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

         This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Fidelity Bankshares (File No. 000-29040):

         o Annual Report on Form 10-K for the year ended December 31, 2003;

         o Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

         o        Quarterly Report on Form 10-Q for the six months ended June
                  30, 2004;

         o Quarterly Report on Form 10-Q for the nine months ended September 30, 2004;

         o Current Reports on Form 8-K dated July 7 and July 15, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K);

         o The description of Fidelity Bankshares common stock set forth in the registration statement on Form 8-A, as amended, filed on May 10, 2001 pursuant to Section 12 of the Securities Exchange Act.

                  In addition, this document incorporates the Company's Registration Statement on Form S-3 (File No. 333-120634).

         In addition, Fidelity Bankshares is incorporating by reference any documents it may file under Sections 13(a), 13(c) or 14 of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the First Community Bancorp special meeting.

         Neither Fidelity Bankshares nor First Community Bancorp has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                  Execution Copy














                               AGREEMENT AND PLAN
                                    OF MERGER
                                 BY AND BETWEEN
                            Fidelity Bankshares, INC.
                                       AND
                          First Community Bancorp, Inc.




                               September 21, 2004

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS..................................................2
         1.1.     Certain Definitions..........................................2
ARTICLE II THE MERGER..........................................................7
         2.1.     Merger.......................................................7
         2.2.     Closing; Effective Time......................................7
         2.3.     Certificate of Incorporation and Bylaws......................7
         2.4.     Directors and Officers of Surviving Corporation..............8
         2.5.     Effects of the Merger........................................8
         2.6.     Tax Consequences.............................................8
         2.7.     Possible Alternative Structures..............................8
         2.8.     Additional Actions...........................................9
ARTICLE III CONVERSION OF SHARES...............................................9
         3.1.     Conversion of FCB Common Stock; Merger Consideration.........9
         3.2.     Fractional Shares...........................................10
         3.3.     Procedures for Exchange of FCB Common Stock.................11
         3.4.     Treatment of FCB Options....................................13
         3.5.     Bank Merger.................................................13
         3.6.     Reservation of Shares.......................................13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FCB..............................14
         4.1.     Standard....................................................14
         4.2.     Organization................................................15
         4.3.     Capitalization..............................................15
         4.4.     Authority; No Violation.....................................16
         4.5.     Consents....................................................17
         4.6.     Financial Statements........................................17
         4.7.     Taxes.......................................................18
         4.8.     No Material Adverse Effect..................................18
         4.9.     Material Contracts; Leases; Defaults........................18
         4.10.    Ownership of Property; Insurance Coverage...................19
         4.11.    Legal Proceedings...........................................20
         4.12.    Compliance With Applicable Law..............................21
         4.13.    Employee Benefit Plans......................................22
         4.14.    Brokers, Finders and Financial Advisors.....................25
         4.15.    Environmental Matters.......................................25
         4.16.    Loan Portfolio..............................................26
         4.17.    Related Party Transactions..................................28
         4.18.    Deposits....................................................28
         4.19.    Antitakeover Provisions Inapplicable; Required Vote.........28
         4.20.    Registration Obligations....................................28
         4.21.    Risk Management Instruments.................................28
         4.22.    Fairness Opinion............................................29
         4.23.    Intellectual Property.......................................29
         4.24.    Trust Accounts..............................................29
         4.25.    Labor Matters...............................................29
         4.26.    FCB Information Supplied....................................29

                                      (i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIDELITY BANKSHARES...............30
         5.1.     Standard....................................................30
         5.2.     Organization................................................30
         5.3.     Capitalization..............................................31
         5.4.     Authority; No Violation.....................................32
         5.5.     Consents....................................................32
         5.6.     Financial Statements........................................33
         5.7.     Taxes.......................................................34
         5.8.     No Material Adverse Effect..................................34
         5.9.     Ownership of Property; Insurance Coverage...................34
         5.10.    Legal Proceedings...........................................35
         5.11.    Compliance With Applicable Law..............................35
         5.12.    Employee Benefit Plans......................................36
         5.13.    Environmental Matters.......................................38
         5.14.    Loan Portfolio..............................................39
         5.15.    Securities Documents........................................40
         5.16.    Antitakeover Provisions Inapplicable........................40
         5.17.    Brokers, Finders and Financial Advisors.....................40
         5.18.    Fidelity Bankshares Common Stock............................40
         5.19.    Material Contracts; Leases, Defaults........................40
         5.20.    Fidelity Bankshares Information Supplied....................40
ARTICLE VI COVENANTS OF FCB...................................................41
         6.1.     Conduct of Business.........................................41
         6.2.     Current Information.........................................45
         6.3.     Access to Properties and Records............................46
         6.4.     Financial and Other Statements..............................47
         6.5.     Maintenance of Insurance....................................47
         6.6.     Disclosure Supplements......................................47
         6.7.     Consents and Approvals of Third Parties.....................48
         6.8.     All Reasonable Efforts......................................48
         6.9.     Failure to Fulfill Conditions...............................48
         6.10.    No Solicitation.............................................48
         6.11.    Reserves and Merger-Related Costs...........................49
         6.12.    Board of Directors and Committee Meetings...................50
ARTICLE VII COVENANTS OF FIDELITY BANKSHARES..................................50
         7.1.     Conduct of Business.........................................50
         7.2.     Current Information and Consultation........................50
         7.3.     Financial and Other Statements..............................50
         7.4.     Disclosure Supplements......................................51
         7.5.     Consents and Approvals of Third Parties.....................51
         7.6.     All Reasonable Efforts......................................51
         7.7.     Failure to Fulfill Conditions...............................51
         7.8.     Employee Benefits...........................................51
         7.9.     Directors and Officers Indemnification and Insurance........53
         7.10.    Stock Listing...............................................54
         7.11.    Stock and Cash Reserve......................................54

                                      (ii)

         7.12.    Communications to FCB Employees; Training...................54
ARTICLE VIII REGULATORY AND OTHER MATTERS.....................................54
         8.1.     Meeting of Stockholders.....................................54
         8.2.     Proxy Statement-Prospectus; Merger Registration Statement...55
         8.3.     Regulatory Approvals........................................56
         8.4.     Affiliates..................................................56
ARTICLE IX CLOSING CONDITIONS.................................................56
         9.1.     Conditions to Each Party's Obligations under this Agreement.56
         9.2.     Conditions to the Obligations of Fidelity Bankshares under this Agreement.............................................58
         9.3.     Conditions to the Obligations of FCB under this Agreement...59
ARTICLE X THE CLOSING.........................................................59
         10.1.    Time and Place..............................................59
         10.2.    Deliveries at the Pre-Closing and the Closing...............60
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER..................................60
         11.1.    Termination.................................................60
         11.2.    Effect of Termination.......................................64
         11.3.    Amendment, Extension and Waiver.............................65
ARTICLE XII MISCELLANEOUS.....................................................65
         12.1.    Confidentiality.............................................65
         12.2.    Public Announcements........................................66
         12.3.    Survival....................................................66
         12.4.    Notices.....................................................66
         12.5.    Parties in Interest.........................................67
         12.6.    Complete Agreement..........................................67
         12.7.    Counterparts................................................67
         12.8.    Severability................................................67
         12.9.    Governing Law...............................................67
         12.10.   Interpretation..............................................67
         12.11.   Specific Performance........................................68
         12.12.   Waiver of Trial by Jury.....................................68


Exhibit A         Form of Voting Agreement
Exhibit B         Form of Agreement and Plan of Bank Merger
Exhibit C         Affiliates Agreement

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of September 21, 2004, by and between Fidelity Bankshares, Inc., a Delaware corporation ("Fidelity Bankshares"), and First Community Bancorp, Inc., a Florida corporation ("FCB").

                                    Recitals

     1. The Board of Directors of each of Fidelity Bankshares and FCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors.

     2. In accordance with the terms of this Agreement, FCB will merge with and into Fidelity Bankshares (the "Merger"), and immediately thereafter First Community Bank, which is a wholly owned subsidiary of FCB, will be merged with and into Fidelity Federal Bank & Trust, a wholly owned subsidiary of Fidelity Bankshares.

     3. As a condition to the willingness of Fidelity Bankshares to enter into this Agreement, each of the executive officers and directors of FCB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Fidelity Bankshares (the "Voting Agreement"), pursuant to which each such executive officer and director has agreed, among other things, to vote all shares of common stock of FCB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.

     4. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

     5. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     6. In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

1.1.          Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Agreement" means this agreement, and any amendment hereto.

     "Bank Merger" shall mean the merger of First Community Bank of Palm Beach County with and into Fidelity Federal Bank & Trust, with Fidelity Federal Bank & Trust as the surviving institution, which merger shall occur immediately following the Merger.

     "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC, the Department and the FRB, which regulates Fidelity Federal Bank & Trust, First Community Bank, and their respective holding companies or subsidiaries, as the case may be.

     "Certificate"  shall  mean a  certificate  evidencing  shares of FCB Common
Stock.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality   Agreement"  shall  mean  the  confidentiality  agreement
referred to in Section 12.1 of this Agreement.

     "Department" shall mean the Florida Department of Financial Services, Office of Financial Regulation.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Dissenting Shares" shall have the meaning set forth in Section 3.1.4.

     "Dissenting Stockholder" shall have the meaning set forth in Section 3.1.4.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 as the effective time of the Merger.

     "Environmental Laws" shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean American Stock Transfer & Trust Company, or such other bank or trust company or other agent designated by Fidelity
Bankshares, and reasonably acceptable to FCB, which shall act as agent for Fidelity Bankshares in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

     "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

     "Exchange Ratio" shall have the meaning set forth in Section 3.1.3.

     "FBCA" shall mean the Florida Business Corporation Act.

     "FCB" shall mean First Community Bancorp, Inc., a Florida corporation, with its principal offices located at 104 South Lake Avenue, Pahokee, Florida 33476.

     "FCB Common Stock" shall mean both the voting and non-voting common stock, par value $0.10 per share, of FCB.

     "FCB  DISCLOSURE   SCHEDULE"  shall  mean  a  written  disclosure  schedule
delivered  by  FCB  to  Fidelity  Bankshares   specifically   referring  to  the
appropriate section of this Agreement.

     "FCB Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of FCB as of December 31, 2003 and 2002 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of FCB for each of the three years ended December 31, 2003, 2002 and 2001, and (ii) the unaudited interim consolidated financial statements of FCB as of the end of each calendar quarter following December 31, 2003 and for the periods then ended.

     "FCB Option" shall mean an option to purchase shares of FCB Common Stock granted pursuant to the outstanding option agreements and outstanding as of the date hereof, as set forth in FCB DISCLOSURE SCHEDULE 4.3.1.

     "FCB Regulatory Reports" means the Call Reports of First Community Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), as filed with the FDIC with respect to each calendar quarter beginning with the quarter ended September 30, 2003, through the Closing Date, and all Annual Reports on Form FR Y-6, any Current Report on Form FR Y-6A filed with the FRB by FCB from December 31, 2002 through the Closing Date.

     "FCB  Stockholders  Meeting"  shall have the  meaning  set forth in Section
8.1.1.

     "FCB Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FCB or First Community Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Community Bank.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" shall mean the Federal Home Loan Bank of Atlanta.

     "Fidelity   Bankshares"   shall  mean   Fidelity   Bankshares,   a  Florida
corporation, with its principal executive offices located at 205 Datura Street, West Palm Beach, Florida 33401.

     "Fidelity Bankshares Common Stock" shall mean the common stock, par value $0.10 per share, of Fidelity Bankshares.

     "FIDELITY BANKSHARES DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Fidelity Bankshares to FCB specifically referring to the appropriate section of this Agreement.

     "Fidelity Bankshares Stock Benefit Plans" shall mean the 2002 Incentive Stock Benefit Plan.

     "Fidelity Bankshares Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Fidelity Bankshares as of December 31, 2003 and 2002 and the consolidated statements of income, comprehensive income, changes in stockholders'  equity and cash flows (including related notes and schedules,  if any) of Fidelity Bankshares for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in Fidelity Bankshares' annual report on Form 10-K for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of Fidelity Bankshares as of the end of each calendar quarter following December 31, 2003, and for the periods then ended, as filed by Fidelity Bankshares in its Securities Documents.

     "Fidelity Bankshares Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Fidelity

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Bankshares or Fidelity Federal Bank & Trust, except any corporation the stock of which is held in the ordinary course of the lending activities of Fidelity Federal Bank & Trust.

     "Fidelity Federal Bank & Trust" shall mean Fidelity Federal Bank & Trust, a federally chartered stock savings association, with its principal offices located at 205 Datura Street, West Palm Beach, Florida 33401, which is a wholly owned subsidiary of Fidelity Bankshares.

     "First Community Bank" shall mean First Community Bank of Palm Beach County; a Florida chartered commercial bank, with its principal offices located at 104 South Lake Avenue, Pahokee, Florida 33476, which is a wholly owned subsidiary of FCB.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP" shall mean accounting principles generally accepted in the United States of America.

     "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" shall mean the Home Owners' Loan Act, as amended.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

     "Material Adverse Effect" shall mean, with respect to Fidelity Bankshares or FCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Fidelity Bankshares and its Subsidiaries taken as a whole, or FCB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either FCB, on the one hand, or Fidelity Bankshares, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions and their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Fidelity Bankshares Disclosure Schedules and the FCB Disclosure Schedules), and (e) any change in the value of

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

the securities or loan portfolio of Fidelity Bankshares or FCB, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

     "Materials  of  Environmental  Concern"  means  pollutants,   contaminants,
wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     "Merger" shall mean the merger of FCB with and into Fidelity Bankshares pursuant to the terms hereof.

     "Merger   Consideration"  shall  mean  the  cash  and  shares  of  Fidelity
Bankshares Common Stock, as set forth in Section 3.1.

     "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Fidelity Bankshares Common Stock to be offered to holders of FCB Common Stock in connection with the Merger.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Nasdaq" shall mean the Nasdaq National Market.

     "Option Payment" shall have the meaning set forth in Section 3.4.

     "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person"  shall  mean  any  individual,  corporation,   partnership,  joint
venture, association, trust or "group" (as that term is defined under the Exchange Act).

     "Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1.

     "Regulatory Agreement" shall have the meaning set forth in Section 4.12.3.

         "Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

         "Representative" shall have the meaning set forth in Section 3.2.2.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Termination Date" shall mean June 30, 2005.

     "Treasury Stock" shall have the meaning set forth in Section 3.1.2.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

     2.1. Merger.

     Subject to the terms and  conditions  of this  Agreement,  at the Effective
Time: (a) FCB shall merge with and into Fidelity Bankshares, with Fidelity Bankshares as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of FCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FCB shall be vested in and assumed by Fidelity Bankshares. As part of the Merger, each share of FCB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

     2.2. Closing; Effective Time.

     The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State and the Florida Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the DGCL and FBCA, respectively. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State and the Florida Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL and FBCA, respectively.

     2.3. Certificate of Incorporation and Bylaws.

     The Certificate of Incorporation and Bylaws of Fidelity Bankshares as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

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

     2.4. Directors and Officers of Surviving Corporation.

     The directors of Fidelity Bankshares immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, the officers of Fidelity Bankshares immediately prior to the Effective Time shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.5. Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and FBCA.

     2.6. Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Fidelity Bankshares nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368(a) of the Code. Fidelity Bankshares and FCB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be dated as of the date of such opinions.

     2.7. Possible Alternative Structures.

     Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Fidelity Bankshares shall be entitled to revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for Fidelity Bankshares or Fidelity Federal Bank & Trust, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to FCB stockholders, and nothing would prevent the rendering of the opinions in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of FCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

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

     2.8. Additional Actions.

     If, at any time after the Effective Time, Fidelity Bankshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Fidelity Bankshares its right, title or interest in, to or under any of the rights, properties or assets of FCB or First Community Bank, or (ii) otherwise carry out the purposes of this Agreement, FCB and its officers and directors shall be deemed to have granted to Fidelity Bankshares an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Fidelity Bankshares its right, title or interest in, to or under any of the rights, properties or assets of FCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Fidelity Bankshares are authorized in the name of FCB or otherwise to take any and all such action.

                                   ARTICLE III
                              CONVERSION OF SHARES

     3.1. Conversion of FCB Common Stock; Merger Consideration.

     At the Effective Time, by virtue of the Merger and without any action on the part of Fidelity Bankshares, FCB or the holders of any of the shares of FCB Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1. Each share of Fidelity Bankshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2. All shares of FCB Common Stock held in the treasury of FCB and each share of FCB Common Stock owned by Fidelity Bankshares prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) ("Treasury Stock"), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          3.1.3. Each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into the right to receive $14.75 in cash and 0.3937 shares of Fidelity Bankshares Common Stock (the "Exchange Ratio"). The cash and stock Consideration is referred to herein as the "Merger Consideration."

          3.1.4. Each outstanding share of FCB Common Stock, the holder of which has perfected his right to dissent under Sections 607.1301, 1302 and 1320 of the FBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or

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

     represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Sections 607.1301, 1302 and 1320 of the FBCA. FCB shall give Fidelity Bankshares prompt notice upon receipt by FCB of any such demands for payment of the fair value of such shares of FCB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and Fidelity Bankshares shall have the right to participate in all negotiations and proceedings with respect to any such demands. FCB shall not, except with the prior written consent of Fidelity Bankshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

          3.1.5. If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of FCB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FCB Common Stock of such holder shall be entitled to receive the Merger Consideration.

          3.1.6. After the Effective Time, shares of FCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FCB on such shares of FCB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          3.1.7. In the event Fidelity Bankshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Fidelity Bankshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Fidelity Bankshares Common Stock and the record date therefor shall be prior to the Effective Time, the Fidelity Bankshares Common Stock portion of the Merger Consolidation shall be proportionately and appropriately adjusted; provided, that for the avoidance of doubt the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share issuances of Fidelity Bankshares Common Stock by Fidelity Bankshares under Fidelity Bankshares Compensation and Benefit Plans or where such issuance is pursuant to a widely distributed stock offering for fair market value consideration.

     3.2. Fractional Shares

          3.2.1. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Fidelity Bankshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Fidelity Bankshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Fidelity Bankshares. In lieu of the issuance of any such fractional share, Fidelity Bankshares shall pay to each former holder of FCB Common Stock who otherwise would be entitled to receive a fractional share of Fidelity Bankshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Fidelity Bankshares Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of FCB Common Stock owned by a FCB stockholder shall be combined so as to calculate the maximum number of whole shares of Fidelity Bankshares Common Stock issuable to such FCB stockholder.

     3.3. Procedures for Exchange of FCB Common Stock.

          3.3.1. Fidelity Bankshares to Make Merger Consideration Available. No later than the Closing Date, Fidelity Bankshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FCB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Fidelity Bankshares Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of FCB Common Stock) (such cash and certificates for shares of Fidelity Bankshares Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

          3.3.2. Exchange of Certificates. Fidelity Bankshares shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FCB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the certificate so surrendered shall be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding FCB Common Stock shall have no rights, after the Effective Time, with respect to such FCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Fidelity Bankshares Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Fidelity Bankshares Common Stock represented by such Certificate.

          3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of FCB of the FCB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

          3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Fidelity Bankshares shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Fidelity Bankshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Fidelity Bankshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Fidelity Bankshares may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.3.8. Withholding. Fidelity Bankshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FCB Common Stock such amounts as Fidelity Bankshares (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Fidelity Bankshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FCB Common Stock in respect of whom such deduction and withholding were made by Fidelity Bankshares or the Exchange Agent.

     3.4. Treatment of FCB Options.

     FCB DISCLOSURE SCHEDULE 3.4 sets forth all of the outstanding FCB Options as of the date hereof. At the Effective Time, and pursuant to the terms of the FCB Option Plan, each FCB Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the cash value of the Merger Consideration per share as of the date of this Agreement over (B) the exercise price per share of each such FCB Option multiplied by (ii) the number of shares of FCB Common Stock subject to the FCB Option (the "Option Payment"). FCB shall make the Option Payment at the Effective Time and FCB shall give written notice to the each holder of a then outstanding FCB Option that such holder will receive the payment described herein in exchange for such holder's outstanding FCB Options and FCB shall obtain the written acknowledgment of each such holder of the receipt of such notice. Prior to receipt of the Option Payment, each holder of an FCB Option shall execute a cancellation agreement, substantially in the form attached to FIDELITY BANKSHARES DISCLOSURE SCHEDULE 3.4.

     3.5. Bank Merger.

     FCB and Fidelity Bankshares shall use their reasonable best efforts to cause the merger of First Community Bank with and into Fidelity Federal Bank & Trust, with Fidelity Federal Bank & Trust as the surviving institution. In addition, following the execution and delivery of this Agreement, Fidelity Bankshares will cause Fidelity Federal Bank & Trust, and FCB will cause First Community Bank, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B.

     3.6. Reservation of Shares.

     Fidelity Bankshares shall reserve for issuance a sufficient number of shares of the Fidelity Bankshares Common Stock for the purpose of issuing shares of Fidelity Bankshares Common Stock to the FCB stockholders in accordance with this Article III.

     3.7  Adjustment of Exchange Ratio.

     If the tax opinion referred to in Section 9.1.6 and to be delivered at the Closing (the "Tax Opinion") cannot be rendered as a result of the Merger's potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, because the aggregate value of the shares of Fidelity Bankshares Common Stock to be issued in the Merger as of the Effective Time is less than 40% of the value of the Aggregate Merger Consideration, based upon the 10 day average closing price of Fidelity Bankshares Common Stock ending 5 days immediately prior to the closing date, then Fidelity Bankshares shall, in its sole discretion have the right to increase the Exchange Ratio to the minimum extent necessary to satisfy the requirements of Section 368(a) of the Code. Concurrent with the increase in the Exchange Ratio, the cash consideration will be reduced by a like dollar amount so that the Aggregate Merger Consideration will be 40% stock and 60% cash.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF FCB

     FCB represents and warrants to Fidelity Bankshares that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the FCB DISCLOSURE SCHEDULE delivered by FCB to Fidelity Bankshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. FCB has made a good faith effort to ensure that the disclosure on each schedule of the FCB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FCB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FCB shall include the Knowledge of First Community Bank.

     4.1. Standard.

     No representation or warranty of FCB contained in this Article IV shall be deemed untrue or incorrect, and FCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.4, 4.13.6, 4.13.7 and 4.13.9, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

     4.2. Organization.

          4.2.1. FCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FCB has full corporate power and authority to carry on its business as now conducted. FCB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          4.2.2. First Community Bank is a Florida chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Florida. The deposits of First Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Community Bank when due. First Community Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

          4.2.3. FCB DISCLOSURE SCHEDULE 4.2.3 sets forth each FCB Subsidiary. Each FCB Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          4.2.4. The respective minute books of FCB, First Community Bank and each other FCB Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

      4.2.5. Prior to the date of this Agreement, FCB has made available to
     Fidelity   Bankshares  true  and  correct  copies  of  the  certificate  of incorporation or charter and bylaws of FCB, First Community Bank and each other FCB Subsidiary.

     4.3. Capitalization.

          4.3.1. The authorized capital stock of FCB consists of 2,500,000 shares of FCB Common Stock, of which 125,000 shares are voting common shares $0.10 par value and 2,375,000 shares are non-voting common shares $0.10 par value ("FCB Preferred Stock"). There are 44,608 shares of voting common stock and 844,492 shares of non-voting common stock all of which are validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. There are 110,900 shares of FCB Common Stock held by FCB as treasury stock as of the date hereof. Neither FCB nor any FCB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FCB Common Stock, or any other security of FCB or a FCB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of FCB Common Stock or any other security of FCB or any FCB Subsidiary, other than shares of FCB Common Stock underlying the FCB option. FCB has granted options to acquire 42,000 shares of FCB Common Stock. FCB DISCLOSURE SCHEDULE 4.3.1 sets forth: the name of each holder of an FCB option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

          4.3.2. FCB owns all of the capital stock of First Community Bank, free and clear of any lien or encumbrance. Except for the FCB Subsidiaries and as set forth in FCB DISCLOSURE SCHEDULE 4.3.2, FCB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of FCB or any FCB Subsidiary (which as to any one issuer, do not exceed 5% of such issuer's outstanding equity securities), equity interests held by FCB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of FCB Subsidiaries, including stock in the FHLB. Either FCB or First Community Bank owns all of the outstanding shares of capital stock of each FCB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          4.3.3.  To FCB's  Knowledge,  except  as set  forth on FCB  DISCLOSURE
     SCHEDULE 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FCB Common Stock.

          4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FCB's stockholders may vote have been issued by FCB and are outstanding.

     4.4. Authority; No Violation.

          4.4.1. FCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by FCB's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FCB and the completion by FCB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FCB. This Agreement has been duly and validly executed and delivered by FCB, and subject to approval by the stockholders of FCB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Fidelity Bankshares, constitutes the valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          4.4.2. Subject to compliance by Fidelity Bankshares with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by FCB, (B) subject to receipt of Regulatory Approvals, and FCB's and Fidelity Bankshares' compliance with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FCB, the consummation of the transactions contemplated hereby, and (C) compliance by FCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FCB or any FCB Subsidiary or the Articles of Incorporation and Bylaws of First Community Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB or any FCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCB or First Community Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCB or First Community Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FCB and the FCB Subsidiaries taken as a whole.

     4.5. Consents.

     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Florida Secretary of State, and (c) the approval of this Agreement by the requisite vote of the stockholders of FCB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to FCB's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(x) the execution and delivery of this Agreement by FCB, and the completion by FCB of the Merger or (y) the execution and delivery of the Plan of Bank Merger and the completion of the Bank Merger. FCB has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected to result in a Material Adverse Effect on Fidelity Bankshares and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of FCB or its subsidiaries, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     4.6. Financial Statements.

          4.6.1. The FCB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of FCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          4.6.2. FCB has previously made available to Fidelity Bankshares the FCB Financial Statements covering periods ended prior to the date hereof. The FCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FCB and the FCB Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved.

          4.6.3. At the date of each balance sheet included in the FCB Financial Statements or in the FCB Regulatory Reports, FCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FCB Financial Statements or in the FCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     4.7. Taxes.

     FCB and the FCB Subsidiaries that are at least 80 percent owned by FCB are members of the same affiliated group within the meaning of Code Section 1504(a). FCB has duly filed all federal, state and material local tax returns required to be filed by or with respect to FCB and each Subsidiary of FCB, taking into account any extensions (all such returns, to FCB's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FCB and any Subsidiary of FCB by any taxing authority or pursuant to any written tax sharing agreement, other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, FCB has received no written notice of, and to FCB's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FCB or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where FCB or any of its Subsidiaries do not file tax returns that FCB or any such Subsidiary is subject to taxation in that jurisdiction. FCB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FCB and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FCB and each of its Subsidiaries, to FCB's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     4.8. No Material Adverse Effect.

     FCB and the FCB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since June 30, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCB and the FCB Subsidiaries, taken as a whole.

     4.9. Material Contracts; Leases; Defaults.

          4.9.1. Except as set forth in FCB DISCLOSURE SCHEDULE 4.9.1, neither FCB nor any FCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of FCB or any FCB Subsidiary, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FCB or any FCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FCB or any FCB Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by FCB or any FCB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FCB or any FCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other material non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Fidelity Bankshares or any Fidelity Bankshares Subsidiary;
     (vi) any other agreement, written or oral, which is not terminable without cause on 60 days' notice or less without material penalty or payment, or that obligates FCB or any FCB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FCB or any FCB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

          4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in FCB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FCB nor any FCB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Fidelity Bankshares on or before the date hereof, are listed on FCB DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FCB or any FCB
     Subsidiary is a party or under which FCB or any FCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FCB or any FCB Subsidiary or upon the occurrence of a subsequent event; or (y) requires FCB or any FCB Subsidiary to provide a benefit in the form of FCB Common Stock or determined by reference to the value of FCB Common Stock.

     4.10. Ownership of Property; Insurance Coverage.

          4.10.1. FCB and each FCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FCB or each

     FCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent FCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a FCB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FCB and the FCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCB and the FCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FCB Financial Statements.

          4.10.2. With respect to all material agreements pursuant to which FCB or any FCB Subsidiary has purchased securities subject to an agreement to resell, if any, FCB or such FCB Subsidiary, as the case may be, has a lien or security interest (which to FCB's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          4.10.3. FCB, First Community Bank, and each other Subsidiary of FCB currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FCB, First Community Bank, nor any other Subsidiary of FCB, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FCB, First Community Bank, or any other Subsidiary of FCB under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years FCB, First Community Bank, and each other Subsidiary of FCB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FCB DISCLOSURE SCHEDULE
     4.10.3 identifies all policies of insurance maintained by FCB, First Community Bank, and each Subsidiary of FCB as well as the other matters required to be disclosed under this Section 4.10.3.

     4.11. Legal Proceedings.

     Neither FCB nor any FCB Subsidiary is a party to any, and there are no pending or, to FCB's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FCB or any FCB Subsidiary, (ii) to which FCB or any FCB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of FCB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     4.12. Compliance With Applicable Law.

          4.12.1. To FCB's Knowledge, each of FCB and each FCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the "USA PATRIOT Act") of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FCB nor any FCB Subsidiary has received any written notice to the contrary.

          4.12.2. Each of FCB and each FCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          4.12.3. Except as set forth in FCB DISCLOSURE SCHEDULE 4.12.3, for the period beginning July 1, 2001, neither FCB nor any FCB Subsidiary has received any written notification or, to FCB's Knowledge, any other communication from any Bank Regulator (i) asserting that FCB or any FCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii)
     threatening to revoke any license, franchise, permit or governmental authorization which is material to FCB or any FCB Subsidiary; (iii) requiring or threatening to require FCB or any FCB Subsidiary, or indicating that FCB or any FCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FCB or any FCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of FCB or any FCB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FCB nor any FCB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to First Community Bank as to compliance with the CRA is satisfactory or better.

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

4.13. Employee Benefit Plans.

          4.13.1. FCB DISCLOSURE SCHEDULE 4.13.1 contains a descriptive list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of FCB or each FCB Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which FCB or any FCB Subsidiary maintains, to which FCB or any FCB Subsidiary contributes, or under which any employee, former employee, director or former director of FCB or any FCB Subsidiary is covered or has benefit rights and pursuant to which any liability of FCB or any FCB Subsidiary exists or is reasonably likely to occur (the "Compensation and Benefit Plans"). FCB has made available for inspection true and correct copies of the Compensation and Benefit Plans, as well as current summary plan descriptions, trust agreements, and insurance contracts, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, and the loan agreement and related documents, including any amendments thereto, evidencing any outstanding loan to an employee stock ownership plan maintained by FCB or any FCB Subsidiary. FCB neither maintains nor has entered into any Compensation and Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of FCB or any FCB Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of FCB or any FCB Subsidiary or to Fidelity Bankshares as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Compensation and Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 4.13.1, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of
     Section 3(3) of ERISA. Neither FCB nor any FCB Subsidiary has been notified by any Governmental Entity to modify or limit any payments or other compensation paid or payable by FCB or any FCB Subsidiary under this Agreement, any Compensation and Benefit Plan or otherwise, to or for the benefit of any employee or director of FCB or any FCB Subsidiary and to the best knowledge of FCB, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Entities. Neither FCB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

          4.13.2. Each of the Compensation and Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("FCB Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code (a copy of each such

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

     determination letter is included on FCB DISCLOSURE SCHEDULE 4.13.2), and, to the best knowledge of FCB, there exist no circumstances likely to materially adversely affect the qualified status of any such FCB Qualified Plan. All such FCB Qualified Plans established or maintained by FCB or each FCB Subsidiary or to which FCB or any FCB Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code permits with respect to such FCB Qualified Plans. No FCB Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by FCB or each FCB Subsidiary to any Compensation and Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in FCB consolidated financial statements to the extent required by GAAP and FCB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP. Neither FCB nor any FCB Subsidiary is in material default in performing any of its respective contractual obligations under any of Compensation and Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan. Neither FCB nor any FCB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FCB or any FCB Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          4.13.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FCB or any of its Subsidiaries to be incurred with respect to any FCB Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("FCB Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by FCB or any entity which is considered one employer with FCB under
     Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). Based upon the report of FCB's third-party actuary and plan administrator, no FCB Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The net fair market value of the assets of each FCB Defined Benefit Plan exceeds the actuarial present value of the accumulated plan benefits guaranteed under Section 4022 of ERISA as of the end of the most recent plan year ending prior to the date hereof for which FCB has completed actuarial reports that have been filed with the Internal Revenue Service. There is not currently pending with the PBGC any filings with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and transactions contemplated thereby). Neither FCB nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither FCB nor any of its Subsidiaries has provided, or is required to provide, security to any FCB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the

     Code or pursuant to ERISA. Neither FCB nor any ERISA Affiliate nor any FCB Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to
     Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code. There is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan. There is no pending or, to the best knowledge of FCB, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of Compensation and Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by FCB or any FCB Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of FCB or any FCB Subsidiary or any such Plan.

          4.13.4. Neither FCB nor any FCB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by FCB or any FCB Subsidiary that would reasonably be expected to preclude FCB (or Fidelity Bankshares as successor to FCB) from amending or terminating any obligations to its employees or former employees with respect to retiree health, life insurance, disability insurance, or other retiree death benefits.

          4.13.5. All Compensation and Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

          4.13.6. FCB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

          4.13.7. Other than as set forth in FCB DISCLOSURE SCHEDULE 4.13.7 the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          4.13.8. Neither FCB nor any FCB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          4.13.9. The consummation of the Merger and/or the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of FCB or any FCB Subsidiary to any actual or deemed payment (or benefit) which would reasonably be expected to constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

     4.14. Brokers, Finders and Financial Advisors.

     Neither FCB nor any FCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Austin Associates, LLC by FCB and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Austin Associates, LLC, setting forth the fee payable to Austin Associates, LLC for its services rendered to FCB in connection with the Merger and transactions contemplated by this Agreement, is attached to FCB DISCLOSURE SCHEDULE 4.14.

     4.15. Environmental Matters.

          4.15.1. Except as may be set forth in FCB DISCLOSURE SCHEDULE 4.15, with respect to FCB and each FCB Subsidiary:

               (A) Each of FCB and the FCB Subsidiaries and, to FCB's Knowledge, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

               (B) FCB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCB's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the FCB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the FCB Subsidiaries or any Participation Facility;

               (C) FCB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to FCB's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or FCB or any of the FCB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To FCB's Knowledge, the properties currently owned or operated by FCB or any FCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

               (E) Neither FCB nor any FCB Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (F) To FCB's  Knowledge,  there are no underground  storage tanks on, in or under any properties owned or operated by FCB or any of the FCB Subsidiaries or any Participation Facility, and to FCB's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FCB or any of the FCB Subsidiaries or any Participation Facility; and

               (G) To FCB's Knowledge,  during the period of (s) FCB's or any of the FCB Subsidiaries' ownership or operation of any of their respective current properties or (t) FCB's or any of the FCB Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FCB's Knowledge, prior to the period of (x) FCB's or any of the FCB Subsidiaries' ownership or operation of any of their respective current properties or (y) FCB's or any of the FCB Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

               (H) Neither FCB nor any other FCB Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

          4.15.2. "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     4.16. Loan Portfolio.

          4.16.1. The allowance for loan losses reflected in the notes to FCB's audited consolidated statement of financial condition at December 31, 2003 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2003 were, or will be, adequate, as of the dates thereof, under GAAP.

          4.16.2. FCB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of August 31, 2004, by account, of: (A) all loans (including loan participations) of FCB or any other FCB Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of FCB or any other FCB Subsidiary which have been terminated by FCB or any other FCB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which FCB or any other FCB Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from FCB or any other FCB Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein FCB or any other FCB Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified First Community Bank or any other FCB Subsidiary during the past twelve months of, or has asserted against First Community Bank, or any other FCB Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of FCB or any FCB Subsidiary, each borrower, customer or other party which has given First Community Bank, or any other FCB Subsidiary any oral notification of, or orally asserted to or against First Community Bank, or any other FCB Subsidiary, any such claim; and (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of August, 2004 are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all other assets classified by First Community Bank, or any other FCB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of FCB and the FCB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of FCB's or the appropriate FCB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of FCB, the loans, discounts and the accrued interest reflected on the books of FCB and the FCB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by FCB or the appropriate FCB Subsidiary free and clear of any liens.

          4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     4.17. Related Party Transactions.

     Neither FCB nor any FCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FCB or any FCB Subsidiary, except as set forth in FCB DISCLOSURE SCHEDULE 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of FCB or any FCB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to First Community Bank's loan modification policy that is applicable to all Persons. Neither FCB nor any FCB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FCB is inappropriate.

     4.18. Deposits.

     None of the deposits of any FCB Subsidiary is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

     4.19. Antitakeover Provisions Inapplicable; Required Vote.

     The Board of Directors of FCB has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of FCB) necessary to exempt Fidelity Bankshares, the Merger, this Agreement and the transactions contemplated hereby from Sections 607.0901 and ..0902 of the FBCA. The affirmative vote of 75% of the issued and outstanding shares of FCB Common Stock is required to approve this Agreement and the Merger under FCB's Articles of Incorporation.

     4.20. Registration Obligations.

     Neither FCB nor any FCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     4.21. Risk Management Instruments.

     All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FCB's own account, or for the account of one or more of FCB's Subsidiaries or their customers (all of which are set forth in FCB DISCLOSURE
SCHEDULE 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FCB and each FCB Subsidiary, with counterparties believed to be financially responsible at the time; and to FCB's and each FCB Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of FCB or such FCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither FCB nor any FCB Subsidiary, nor, to the Knowledge of FCB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

     4.22. Fairness Opinion.

     FCB has received an opinion from Austin Associates, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of FCB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.23. Intellectual Property.

     FCB and each FCB Subsidiary owns or, to FCB's Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, servicemarks and trademarks used in their business, each without payment, and neither FCB nor any FCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. FCB and each Significant Subsidiary of FCB have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.24. Trust Accounts.

     Neither FCB, nor any FCB Subsidiary conducts any trust business.

     4.25. Labor Matters.

     There are no labor or collective bargaining agreements to which FCB or any FCB Subsidiary is a party. To the Knowledge of FCB, there is no union organizing effort pending or threatened against FCB or any FCB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary (other than routine employee grievances that are not related to union employees). FCB and each FCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

     4.26. FCB Information Supplied

     The information relating to FCB and any FCB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by FCB with respect to statements made or incorporated by
reference  therein  based  on  information   supplied  by  Fidelity   Bankshares
specifically for inclusion or incorporation by reference in the Merger Registration Statement.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF FIDELITY BANKSHARES

         Fidelity Bankshares represents and warrants to FCB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article V), subject to the standard set forth in Section 5.1 and except as set forth in the FIDELITY BANKSHARES DISCLOSURE SCHEDULE delivered by Fidelity Bankshares to FCB on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Fidelity Bankshares has made a good faith effort to ensure that the disclosure on each schedule of the FIDELITY BANKSHARES DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FIDELITY BANKSHARES DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Fidelity Bankshares shall include the Knowledge of Fidelity Federal Bank & Trust.

     5.1. Standard.

     No  representation  or warranty of Fidelity  Bankshares  contained  in this
Article V shall be deemed untrue or incorrect, and Fidelity Bankshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

     5.2. Organization.

          5.2.1. Fidelity Bankshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Fidelity Bankshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          5.2.2. Fidelity Federal Bank & Trust is a savings association duly organized, and validly existing under Federal law. The deposits of Fidelity Federal Bank & Trust are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Fidelity Federal Bank & Trust is a member of the FHLB and owns the requisite amount of stock therein.

          5.2.3. FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.2.3 sets forth each Fidelity Bankshares Subsidiary. Each Fidelity Bankshares Subsidiary (other than Fidelity Federal Bank & Trust) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          5.2.4. The respective minute books of Fidelity Bankshares and each Fidelity Bankshares Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

          5.2.5. Prior to the date of this Agreement, Fidelity Bankshares has made available to FCB true and correct copies of the certificate of incorporation or charter and bylaws of Fidelity Bankshares and Fidelity Federal Bank & Trust and the Fidelity Bankshares Subsidiaries.

     5.3. Capitalization.

          5.3.1. The authorized capital stock of Fidelity Bankshares consists of 30,000,000 shares of Fidelity Bankshares Common Stock, of which 15,131,546 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 2,000,000 shares of preferred stock, $0.10 par value ("Fidelity Bankshares Preferred Stock"), none of which are outstanding. There are no shares of Fidelity Bankshares Common Stock held by Fidelity Bankshares as treasury stock. Other than as set forth at FIDELITY BANCSHARES DISCLOSURE SCHEDULE 5.3.1, neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Fidelity Bankshares Common Stock, or any other security of Fidelity Bankshares or any securities representing the right to vote, purchase or otherwise receive any shares of Fidelity Bankshares Common Stock or any other security of Fidelity Bankshares, other than shares issuable under the Fidelity Bankshares Stock Benefit Plans.

          5.3.2. Fidelity Bankshares owns all of the capital stock of Fidelity Federal Bank & Trust free and clear of any lien or encumbrance. Except as set forth in FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.3.2, either Fidelity Bankshares or Fidelity Federal Bank & Trust owns all of the outstanding shares of capital stock of each Fidelity Bankshares Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          5.3.3. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Fidelity Bankshares' stockholders may vote has been issued by Fidelity Bankshares and are outstanding.

     5.4. Authority; No Violation.

          5.4.1. Fidelity Bankshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fidelity Bankshares and the completion by Fidelity Bankshares of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Fidelity Bankshares, and no other corporate proceedings on the part of Fidelity Bankshares are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Fidelity Bankshares, and subject to the receipt of the Regulatory Approvals described in Section 8.3 and approval by the stockholders of FCB and due and valid execution and delivery of this Agreement by FCB, constitutes the valid and binding obligations of Fidelity Bankshares, enforceable against Fidelity Bankshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          5.4.2. (A) The execution and delivery of this Agreement by Fidelity Bankshares, (B) subject to receipt of the Regulatory Approvals, and compliance by FCB and Fidelity Bankshares with any conditions contained therein, and subject to the receipt of the approval of the stockholders of FCB, the consummation of the transactions contemplated hereby, and (C) compliance by Fidelity Bankshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Fidelity Bankshares or any Fidelity Bankshares Subsidiary or the charter and bylaws of Fidelity Federal Bank & Trust; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fidelity Bankshares or any Fidelity Bankshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fidelity Bankshares, Fidelity Federal Bank & Trust or any Fidelity Bankshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Fidelity Bankshares and the Fidelity Bankshares Subsidiaries taken as a whole.

     5.5. Consents.

     Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration

Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Fidelity Bankshares Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fidelity Bankshares Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the stockholders of FCB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Fidelity Bankshares, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(x) the execution and delivery of this Agreement by Fidelity Bankshares and the completion by Fidelity Bankshares of the Merger or (y) the execution and delivery of the Plan of Bank Merger and the completion of the Bank Merger. Fidelity Bankshares has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected by Fidelity Bankshares to result in a Material Adverse Effect on Fidelity Bankshares and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over affairs of Fidelity Bankshares, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     5.6. Financial Statements.

          5.6.1. Fidelity Bankshares has previously made available to FCB the Fidelity Bankshares Financial Statements covering periods ended prior to the date hereof. The Fidelity Bankshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Fidelity Bankshares and the Fidelity Bankshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          5.6.2. At the date of each balance sheet included in the Fidelity Bankshares Financial Statements, Fidelity Bankshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fidelity Bankshares Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     5.7. Taxes.

     Fidelity Bankshares and the Fidelity Bankshares Subsidiaries that are at least 80 percent owned by Fidelity Bankshares are members of the same affiliated group within the meaning of Code Section 1504(a). Fidelity Bankshares has duly filed all federal, state and material local tax returns required to be filed by or with respect to Fidelity Bankshares and each Subsidiary of Fidelity Bankshares, taking into account any extensions (all such returns, to the Knowledge of Fidelity Bankshares, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and material local taxes which have been incurred by or are due or claimed to be due from Fidelity Bankshares and any Subsidiary of Fidelity Bankshares by any taxing authority or pursuant to any written tax sharing agreement other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Fidelity Bankshares has received no notice of, and to the Knowledge of Fidelity Bankshares, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Fidelity Bankshares or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where Fidelity Bankshares or any of its Subsidiaries do not file tax returns that Fidelity Bankshares or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.7, Fidelity Bankshares and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Fidelity Bankshares and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Fidelity Bankshares and each of its Subsidiaries, to the Knowledge of Fidelity Bankshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     5.8. No Material Adverse Effect.

     Except as disclosed in Fidelity Bankshares' Securities Documents filed on or prior to the date hereof, Fidelity Bankshares and the Fidelity Bankshares Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Fidelity Bankshares and the Fidelity Bankshares Subsidiaries, taken as a whole.

     5.9. Ownership of Property; Insurance Coverage.

          5.9.1. Fidelity Bankshares and each Significant Subsidiary of Fidelity Bankshares has good and, as to real property, marketable title to all material assets and properties owned by Fidelity Bankshares or each Significant Subsidiary of Fidelity Bankshares in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fidelity Bankshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Significant Subsidiary of Fidelity Bankshares acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Fidelity Bankshares and the Significant Subsidiaries of Fidelity Bankshares, as lessee, have the right under valid and subsisting leases of real and personal properties used by Fidelity Bankshares and the Significant Subsidiaries of Fidelity Bankshares in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

          5.9.2. Fidelity Bankshares and each Significant Subsidiary of Fidelity Bankshares currently maintain insurance considered by Fidelity Bankshares to be reasonable for their respective operations. Neither Fidelity Bankshares nor any Significant Subsidiary of Fidelity Bankshares has received notice from any insurance carrier on or before the date hereof that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Fidelity Bankshares and each Significant Subsidiary of Fidelity Bankshares has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     5.10. Legal Proceedings.

     Except as set forth in Fidelity Bankshares Securities Documents or as FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.10. Neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of Fidelity Bankshares, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Fidelity Bankshares or any Fidelity Bankshares Subsidiary, (ii) to which Fidelity Bankshares or any Fidelity Bankshares Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Fidelity Bankshares to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     5.11. Compliance With Applicable Law.

          5.11.1. To the Knowledge of Fidelity Bankshares, each of Fidelity Bankshares and each Fidelity Bankshares Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary has received any written notice to the contrary.

          5.11.2. Each of Fidelity Bankshares and each Fidelity Bankshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Fidelity Bankshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          5.11.3. For the period beginning January 1, 2002, neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary has received any written notification or, to the Knowledge of Fidelity Bankshares, any other communication from any Bank Regulator (i) asserting that Fidelity Bankshares or any Fidelity Bankshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Fidelity
     Bankshares or any Fidelity Bankshares Subsidiary; (iii) requiring or threatening to require Fidelity Bankshares or any Fidelity Bankshares Subsidiary, or indicating that Fidelity Bankshares or any Fidelity Bankshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Fidelity Bankshares or any Fidelity Bankshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Fidelity Bankshares or any Fidelity Bankshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Fidelity Federal Bank & Trust as to compliance with the CRA is satisfactory or better.

     5.12. Employee Benefit Plans.

          5.12.1. FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.12.1 includes a list of all Compensation and Benefit Plans sponsored by Fidelity Bankshares or any of its Subsidiaries. "Compensation and Benefit Plans" as used herein shall have the same meaning as set forth in Section 4.13.1, substituting the name of Fidelity Bankshares for FCB wherever used therein. Neither Fidelity Bankshares nor any of its Subsidiaries has been notified by any Governmental Entity to modify or limit any payments or other compensation paid or payable by Fidelity Bankshares or any of its Subsidiaries under this Agreement, any Compensation and Benefit Plan or otherwise, to or for the benefit of any employee or director of Fidelity Bankshares or any of its Subsidiaries and to the best knowledge of Fidelity Bankshares, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the any Governmental Entities. Neither Fidelity Bankshares nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, Fidelity Bankshares has made available to FCB true and correct copies of the Fidelity Bankshares Compensation and Benefit Plans.

          5.12.2. Each of the Compensation and Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Fidelity Bankshares Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code (a copy of each such determination letter is included on FIDELITY BANKSHARES DISCLOSURE
     SCHEDULE 5.12.2), and, to the best knowledge of Fidelity Bankshares, there exist no circumstances likely to materially adversely affect the qualified status of any such Fidelity Bankshares Qualified Plan. All such Fidelity Bankshares Qualified Plans established or maintained by Fidelity Bankshares or each Fidelity Bankshares Subsidiary or to which Fidelity Bankshares or any Fidelity Bankshares Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code permits with respect to such Fidelity Bankshares Qualified Plans. Except as set forth on FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.12.2, no Fidelity Bankshares Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Fidelity Bankshares or each Fidelity Bankshares Subsidiary to any Compensation and Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in Fidelity Bankshares' consolidated financial statements to the extent required by GAAP and Fidelity Bankshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP. Neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary is in material default in performing any of its respective contractual obligations under any Compensation and Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan. Neither Fidelity Bankshares nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Fidelity Bankshares or any of its Subsidiaries to an unpaid tax or penalty imposed by either
     Section 4975 of the Code or Section 502 of ERISA.

          5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Fidelity Bankshares or any of its Subsidiaries to be incurred with respect to any Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("Fidelity Bankshares Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Fidelity Bankshares or any entity which is considered one employer with Fidelity Bankshares under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). No Fidelity Bankshares Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The net fair market value of the assets of each Fidelity Bankshares Defined Benefit Plan exceeds the actuarial present value of the accumulated plan benefits guaranteed under
     Section 4022 of ERISA as of the end of the most recent plan year ending prior to the date hereof for which Fidelity Bankshares has completed actuarial reports that have been filed with the Internal Revenue Service. There is not currently pending with the PBGC any filings with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made
     (other than as might be required with respect to this Agreement and transactions contemplated thereby). Neither Fidelity Bankshares nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in
     Section 3(37) of ERISA, on or after September 26, 1980. Neither Fidelity Bankshares nor any of its Subsidiaries has provided, or is required to provide, security to any Fidelity Bankshares Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither Fidelity Bankshares nor any ERISA Affiliate nor any Fidelity Bankshares Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to
     Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code. To the Knowledge of Fidelity Bankshares, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan. There is no pending or, to the best knowledge of Fidelity Bankshares, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of Compensation and Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Fidelity Bankshares or any Fidelity Bankshares Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Fidelity Bankshares or any of its Subsidiaries or any such Plan.

          5.12.4. All Compensation and Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

     5.13. Environmental Matters.

          5.13.1. To the Knowledge of Fidelity Bankshares, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Fidelity Bankshares or any of Fidelity Bankshares Subsidiary. To the Knowledge of Fidelity Bankshares, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Fidelity Bankshares or any Fidelity Bankshares Subsidiary by reason of any Environmental Laws. Neither Fidelity Bankshares nor any Fidelity Bankshares

     Subsidiary has received any written notice from any Person that Fidelity Bankshares or any Fidelity Bankshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Fidelity Bankshares or any Fidelity Bankshares Subsidiary.

          5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Fidelity Bankshares' Knowledge, threatened, before any court, governmental agency or other forum against Fidelity Bankshares or any Fidelity Bankshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the Fidelity Bankshares.

     5.14. Loan Portfolio.

          5.14.1. The allowance for loan losses reflected in Fidelity Bankshares' audited consolidated statement of condition at December 31, 2003 was, and the allowance for loan losses shown on the balance sheets in Fidelity Bankshares' Securities Documents for periods ending after December 31, 2003 were or will be, adequate, as of the dates thereof, under GAAP.

          5.14.2. FIDELITY BANKSHARES DISCLOSURE SCHEDULE 5.14.2 sets forth a listing, as of the most recently available date, all loans of Fidelity Bankshares and any Fidelity Bankshares Subsidiary (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned",
     "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by Fidelity Bankshares or any Fidelity Bankshares Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of Fidelity Bankshares and each Fidelity Bankshares Subsidiary arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

          5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     5.15. Securities Documents.

     Fidelity Bankshares has made available to FCB copies of its (i) annual report on Form 10-K for the year ended December 31, 2003, (ii) quarterly report on Form 10-Q for the quarter ended June 30, 2004 and (iii) proxy materials used or for use in connection with its meeting of stockholders held in 2004. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     5.16. Antitakeover Provisions Inapplicable.

     The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to Fidelity Bankshares or any Fidelity Bankshares Subsidiary.

     5.17. Brokers, Finders and Financial Advisors.

     Neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ryan Beck & Co. by Fidelity Bankshares and the fee payable pursuant thereto.

     5.18. Fidelity Bankshares Common Stock

     The shares of Fidelity Bankshares Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

     5.19. Material Contracts; Leases, Defaults.

     Neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of Fidelity Bankshares or any Fidelity Bankshares Subsidiary; nor (ii) any agreement which by its terms limits the payment of dividends by Fidelity Bankshares or any Fidelity Bankshares Subsidiary.

     5.20. Fidelity Bankshares Information Supplied.

     The information relating to Fidelity Bankshares and any Fidelity Bankshares Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Fidelity Bankshares with respect to statements made or incorporated by reference therein based on information supplied by FCB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

                                   ARTICLE VI
                                COVENANTS OF FCB

     6.1. Conduct of Business.

          6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Fidelity Bankshares, which consent will not be unreasonably withheld, conditioned or delayed, FCB will, and it will cause each FCB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

          6.1.2. Negative Covenants. FCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Fidelity Bankshares in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FCB Subsidiaries not to:

          (A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

          (B) change the number of authorized or issued shares of its capital stock, issue any shares of FCB Common Stock that are held as Treasury Shares as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FCB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FCB may issue shares of FCB Common Stock upon the valid exercise, in accordance with the information set forth in FCB DISCLOSURE SCHEDULE 4.3.1, of presently outstanding FCB Options issued under the FCB Stock Benefit Plans, and (ii) FCB may distribute as a dividend to FCB common stockholders 100% of its earnings, net of taxes that it may pay or which must be accrued from July 1, 2004 until the Closing Date. Such dividends may be payable on a quarterly basis. The dividend to be paid for the period from the last quarter end preceding the Closing Date and through the Closing Date shall be paid no later than two weeks following the Closing Date. The payment of dividends pursuant to (ii) will be discontinued in the event Fidelity Bankshares reasonably concludes that such payment would result in future liability to Fidelity

     Bankshares, and is further subject to the continuation of normal practices with regard to provisions for loan losses.

          (C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

          (D) Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

          (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on FCB DISCLOSURE SCHEDULES 4.9.1 and
     4.13.1 or as required pursuant to Section 7.8 of this Agreement, (ii) as to non-management employees, merit pay increases, of no more than 4% individually, in the ordinary course of business consistent with past practices, (iii) with respect to severance or termination pay or benefits, pursuant to terminations of employment in the ordinary course of business consistent with past practice, (iv) the payment by FCB or First Community Bank immediately prior to the Effective Time of bonuses for services rendered during calendar 2004, to the extent that these bonuses are accrued in accordance with GAAP and provided that such bonuses are consistent, as to amount (individually and in the aggregate) and persons covered, with past practice, and (v) as otherwise contemplated by this Agreement. Neither FCB nor any FCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that a FCB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

          (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, except (i) as may be required by applicable law, or (ii) as otherwise contemplated by this Agreement;

          (G) merge or consolidate FCB or any FCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FCB or any FCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FCB, or any FCB Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by any FCB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (H) sell or otherwise dispose of the capital stock of FCB or sell or otherwise dispose of any asset of FCB or of any FCB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FCB or of any FCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, including pledges in connection with acceptance of governmental deposits, and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (I) take any action which would be reasonably expected to result in any of the representations and warranties of FCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

          (J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FCB or First Community Bank or regulatory accounting principles;

          (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FCB or any FCB Subsidiary is a party;

          (L) purchase any equity securities, or purchase any other securities except securities (i) rated "A" or higher by either Standard & Poor's Ratings Services or Moody's Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a weighted average life of not more than two years and (iv) otherwise in the ordinary course of business consistent with past practice;

          (M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the FCB DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $25,000 in the aggregate for unsecured loans and $100,000 in the aggregate for loans secured by assets other than real estate. In addition, the following require the prior consent of Fidelity Bankshares: a residential loan of $750,000 or greater (except for residential loans sold as to which there is an agreement to sell on a non-recourse basis); a construction loan of $750,000 or greater; an unsecured loan of $25,000 or greater; a secured commercial business loan of $100,000 or greater; and a commercial real estate loan of $750,000 or greater; or purchase, invest in or originate any finance lease or any loan secured by a lease of personal property;

          (N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

          (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

          (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any FCB Compensation and Benefit Plan;

          (S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

          (U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice unless Fidelity Federal Bank & Trust has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Fidelity Bankshares;

          (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FCB or any FCB Subsidiary of more than $10,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

          (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

          (X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

          (Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

          (Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Fidelity Bankshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Fidelity Bankshares (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Fidelity Bankshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

          (AA) take any action to cause FCB to lose its status as a Subchapter S Corporation.

          (BB) agree to do any of the foregoing.

     6.2. Current Information.

          6.2.1. During the period from the date of this Agreement to the Effective Time, FCB will cause one or more of its representatives to confer with representatives of Fidelity Bankshares and report the general status of its ongoing operations at such times as Fidelity Bankshares may reasonably request. FCB will promptly notify Fidelity Bankshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCB or any FCB Subsidiary. Without limiting the foregoing, senior officers of Fidelity Bankshares and FCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FCB and its Subsidiaries, in accordance with applicable law, and FCB shall give due consideration to Fidelity Bankshares' input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Fidelity Bankshares nor any Fidelity Bankshares Subsidiary shall under any circumstance be permitted to exercise control of FCB or any FCB Subsidiary prior to the Effective Time.

          6.2.2. First Community Bank and Fidelity Federal Bank & Trust shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems of First Community Bank to those used by Fidelity Federal Bank & Trust, which planning shall include, but not be limited to, discussion of the possible termination by

     First Community Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by First Community Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither First Community Bank shall be obligated to take any such action prior to the Effective Time and, unless First Community Bank otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that First Community Bank takes, at the request of Fidelity Federal Bank & Trust, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Fidelity Federal Bank & Trust shall indemnify First Community Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by FCB, or a termination of this Agreement under Section
     11.1.7 or 11.1.8.

          6.2.3. FCB shall provide Fidelity Bankshares, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, FCB shall provide Fidelity Bankshares with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

          6.2.4. FCB shall promptly inform Fidelity Bankshares upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FCB or any FCB Subsidiary under any labor or employment law.

     6.3. Access to Properties and Records.

     Subject to Section 12.1, FCB shall permit Fidelity Bankshares access upon reasonable notice to its properties and those of the FCB Subsidiaries, and shall disclose and make available to Fidelity Bankshares during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FCB reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Fidelity Bankshares may have a reasonable interest; provided, however, that FCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FCB's reasonable judgment, would interfere with the normal conduct of FCB's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. FCB shall provide and shall request its auditors to provide Fidelity Bankshares with such historical financial information regarding it (and related audit reports and consents) as Fidelity Bankshares may reasonably request for Securities Law disclosure purposes. Fidelity Bankshares shall use commercially reasonable efforts to minimize any interference with FCB's regular business operations during any such access to FCB's property, books and records. FCB and each FCB Subsidiary shall permit Fidelity Bankshares, at Fidelity Bankshares' expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by FCB or any FCB Subsidiary.

     6.4. Financial and Other Statements.

          6.4.1. Promptly upon receipt thereof, FCB will furnish to Fidelity Bankshares copies of each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by its independent accountants and copies of all internal control reports submitted to FCB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by such accountants.

          6.4.2. As soon as reasonably available, but in no event later than five business days after such documents are filed with the FRB, FDIC or Department, FCB will deliver to Fidelity Bankshares the documents filed by FCB or First Community Bank of Palm Beach County. Within 25 days after the end of each month, FCB will deliver to Fidelity Bankshares a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

          6.4.3. With reasonable promptness, FCB will furnish to Fidelity Bankshares such additional financial data that FCB possesses and as Fidelity Bankshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5. Maintenance of Insurance.

     FCB shall use commercially reasonable efforts to maintain, and to cause the FCB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by FCB and the FCB Subsidiaries and set forth in FCB DISCLOSURE SCHEDULE 4.10.3. FCB will promptly inform
Fidelity Bankshares if FCB or any FCB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

     6.6. Disclosure Supplements.

     From time to time prior to the Effective Time, FCB will promptly supplement or amend the FCB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCB DISCLOSURE SCHEDULE or which is necessary to correct any information in such FCB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such FCB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the FCB DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

     6.7. Consents and Approvals of Third Parties.

     FCB and First Community Bank shall use all commercially reasonable efforts, and shall cause each FCB Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.8. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, FCB agrees to use, and agrees to cause First Community Bank to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.9. Failure to Fulfill Conditions.

     In the event that FCB or First Community Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Fidelity Bankshares.

     6.10. No Solicitation.

     From and after the date hereof until the termination of this Agreement, neither FCB, nor any FCB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FCB or any of the FCB Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FCB shall notify Fidelity Bankshares orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which FCB or any of its Subsidiaries or any of its officers, directors or employees, or, to FCB's Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of FCB may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of FCB from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FCB determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FCB's stockholders from a financial point of view than the Merger; (B) the Board of Directors of FCB determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to stockholders under applicable law;
(C) such Acquisition Proposal was not solicited by FCB and did not otherwise result from a breach of this Section 6.10 by FCB (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a "Superior Proposal"); (D) FCB promptly notifies Fidelity Bankshares of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FCB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that FCB and Fidelity Bankshares entered into; and (E) the FCB Stockholders Meeting has not occurred. For purposes of this Agreement,
"Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FCB or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FCB and the FCB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FCB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.11. Reserves and Merger-Related Costs.

     On or before the Effective Date, to the extent consistent with GAAP, and applicable banking laws and regulations, FCB shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FCB to those of Fidelity Bankshares (as such practices and methods are to be applied to FCB from and after the Closing Date) and Fidelity Bankshares' plans with respect to the conduct of the business of FCB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FCB. No accrual or reserve made by FCB or any FCB Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2.

     6.12. Board of Directors and Committee Meetings.

     FCB and the FCB Subsidiaries shall permit a representative of Fidelity Bankshares to attend any meeting of their Board of Directors, and shall permit no more than two (2) representatives of Fidelity Bankshares to attend any meeting of their loan committee and asset liability committee, as an observer (the "Observer"), provided that neither FCB nor any FCB Subsidiary shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of FCB or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty or any legal or regulatory requirements.

     6.13. Dale Morris shall enter into an employment agreement with Fidelity Federal Bank & Trust as set forth at FIDELITY BANKSHARES DISCLOSURE SCHEDULE 7.8.3., concurrent with the date of this Agreement.

                                  ARTICLE VII
                        COVENANTS OF FIDELITY BANKSHARES

     7.1. Conduct of Business.

     During the period from the date of this Agreement to the Effective Time, except with the written consent of FCB, which consent will not be unreasonably withheld, Fidelity Bankshares will, and it will cause each Fidelity Bankshares Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

     7.2. Current Information and Consultation.

     During the period from the date of this Agreement to the Effective Time, Fidelity Bankshares will cause one or more of its representatives to confer with representatives of FCB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as FCB may reasonably request.

     7.3. Financial and Other Statements.

     As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Fidelity Bankshares will deliver to FCB the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC's EDGAR data base. Fidelity Bankshares will advise FCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Fidelity Bankshares or any of the Fidelity Bankshares Subsidiaries.

     7.4. Disclosure Supplements.

     From time to time prior to the Effective Time, Fidelity Bankshares will promptly supplement or amend the FIDELITY BANKSHARES DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FIDELITY BANKSHARES DISCLOSURE SCHEDULE or which is necessary to correct any information in such FIDELITY BANKSHARES DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FIDELITY BANKSHARES DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the FIDELITY BANKSHARES DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

     7.5. Consents and Approvals of Third Parties.

     Fidelity Bankshares and Fidelity Federal Bank & Trust shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Fidelity Bankshares agrees to use and agrees to cause Fidelity Federal Bank & Trust to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     7.7. Failure to Fulfill Conditions.

     In the event that Fidelity Bankshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FCB.

     7.8. Employee Benefits.

          7.8.1. Fidelity Bankshares agrees that it will honor all Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be required or permitted by this Agreement. Following the Effective Time, Fidelity Bankshares shall provide Continuing Employees (as defined below in Section 7.8.6) with compensation and benefits under the Fidelity

     Federal Bank & Trust's currently available tax qualified benefit plans. All FCB Employees who become participants in a Fidelity Bankshares Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of FCB or any FCB Subsidiary or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the Fidelity Bankshares ESOP, or to the extent that providing such credit would result in a duplication of benefits; and provided further, that credit for prior service with FCB or a FCB Subsidiary shall also be given for benefit accrual purposes under any vacation policy or plan of Fidelity Bankshares or under any severance compensation plan for employees that Fidelity Bankshares has or may adopt in the future. This Agreement shall not be construed to limit the ability of Fidelity Bankshares or Fidelity Federal Bank & Trust to terminate the employment of any employee or to review employee benefits programs from time to time, or to make such changes as they deem appropriate, subject to the terms and conditions of such programs, or to terminate any Compensation and Benefit Plan.

          7.8.2. In the event of any termination of any FCB or First Community Bank health plan or consolidation of any such plan with any Fidelity Bankshares or Fidelity Federal Bank & Trust health plan or to the extent that an employee of FCB or any FCB Subsidiary who continues employment with Fidelity Bankshares or a Fidelity Bankshares Subsidiary ("Continuing Employee") participates in a Fidelity Bankshares health plan, Fidelity Bankshares shall make available to such Continuing Employees and their dependents employer-provided health coverage (including medical, dental, pharmaceutical and/or vision benefits) on the same basis as it provides such coverage to Fidelity Bankshares employees. Unless a Continuing Employee affirmatively terminates coverage under a FCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the Fidelity Bankshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Fidelity Bankshares and their dependents. In the event of a termination or consolidation of any FCB health plan, terminated FCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of Fidelity Bankshares in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any FCB health plan, or consolidation of any FCB health plan with any Fidelity Bankshares health plan, any coverage limitation under the Fidelity Bankshares health plan due to any pre-existing condition shall be waived by the Fidelity Bankshares health plan to the degree that such condition was covered by the FCB health plan and such condition would otherwise have been covered by the Fidelity Bankshares health plan in the absence of such coverage limitation. All FCB Employees who cease participating in an FCB health plan and become participants in a comparable Fidelity Bankshares health plan shall receive credit for any co-payment and deductibles paid under FCB's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Fidelity Bankshares health plan, upon substantiation, in a form satisfactory to Fidelity Bankshares that such co-payment and/or deductible has been satisfied.

          7.8.3. Fidelity Federal Bank & Trust shall enter into an employment agreement with Dale Morris pursuant to which Mr. Morris will become a Senior Vice President of Fidelity Federal Bank & Trust, concurrent with this Agreement as set forth at FIDELITY

     BANKSHARES DISCLOSURE SCHEDULE 7.8.3. This employment agreement would be effective as of the Effective Time.

     7.9. Directors and Officers Indemnification and Insurance.

          7.9.1. Fidelity Bankshares shall maintain, or shall cause Fidelity Federal Bank & Trust to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies maintained by FCB (provided, that Fidelity Bankshares may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Fidelity Bankshares be required to expend pursuant to this
     Section 7.9.1 more than an amount equal to 125% of the current annual amount expended by FCB with respect to such insurance, as set forth in FCB DISCLOSURE SCHEDULE 7.9.1 (the "Maximum Amount"); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Fidelity Bankshares shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, FCB agrees in order for Fidelity Bankshares to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

          7.9.2. In addition to Section 7.9.1, Fidelity Bankshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FCB or an FCB Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FCB or a FCB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under Florida law (to the extent not prohibited by Federal law), and FCB's Articles of Incorporation and Bylaws. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify Fidelity Bankshares (but the failure so to notify Fidelity Bankshares shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices Fidelity Bankshares).

          7.9.3. In the event that either Fidelity Bankshares or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Fidelity Bankshares shall assume the obligations set forth in this Section 7.9.

          7.9.4.  The  obligations  of Fidelity  Bankshares  provided under this
     Section 7.9 are intended to be enforceable against Fidelity Bankshares directly by the Indemnified Parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of Fidelity Bankshares. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

     7.10. Stock Listing.

     Fidelity Bankshares agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Fidelity Bankshares Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Fidelity Bankshares Common Stock to be issued in the Merger.

     7.11. Stock and Cash Reserve.

     Fidelity Bankshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Fidelity Bankshares Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

     7.12. Communications to FCB Employees; Training

     Fidelity Bankshares and FCB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of FCB and First Community Bank shall be held at such location as Fidelity Bankshares and FCB shall mutually agree, provided that representatives of FCB shall be permitted to attend such meetings, to announce the proposed Merger. Fidelity Bankshares and FCB shall mutually agree as to the scope and content of all communications to the employees of FCB and First Community Bank. At mutually agreed upon times following execution of this Agreement, representatives of Fidelity Bankshares shall be permitted to meet with the employees of FCB and First Community Bank to discuss employment opportunities with Fidelity Bankshares, provided that representatives of FCB shall be permitted to attend any such meeting. From and after the Determination Date, Fidelity Bankshares shall also be permitted to conduct training sessions outside of normal business hours or at other times as FCB may agree, with the employees of FCB and First Community Bank and may conduct such training seminars at any branch location of First Community Bank; provided that Fidelity Bankshares will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with First Community Bank's normal business operations.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

     8.1. Meeting of Stockholders.

          8.1.1. FCB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the "FCB Stockholders Meeting"), (ii) in connection with the solicitation of proxies with respect to the FCB Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FCB stockholders; and (iii) cooperate and consult with Fidelity Bankshares with respect to each of the foregoing matters. The Board of Directors of FCB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

     8.2. Proxy Statement-Prospectus; Merger Registration Statement.

          8.2.1. For the purposes (x) of registering Fidelity Bankshares Common Stock to be offered to holders of FCB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the FCB Stockholders Meeting, Fidelity Bankshares shall draft and prepare, and FCB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FCB to the FCB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). Fidelity Bankshares shall provide FCB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Fidelity Bankshares shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Fidelity Bankshares and FCB shall use its best efforts to have the Merger Registration
     Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Fidelity Bankshares shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and FCB shall furnish all information concerning FCB and the holders of FCB Common Stock as may be reasonably requested in connection with any such action.

          8.2.2. Fidelity Bankshares shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Fidelity Bankshares will advise FCB promptly after Fidelity Bankshares receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Fidelity Bankshares Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Fidelity Bankshares will provide FCB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FCB may reasonably request.

          8.2.3. FCB and Fidelity Bankshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FCB shall cooperate with Fidelity Bankshares in the preparation of a supplement or amendment to such Proxy
     Statement-Prospectus that corrects such misstatement or omission, and Fidelity Bankshares shall file an amended Merger Registration Statement with the SEC, and each of FCB and Fidelity Bankshares shall mail an amended Proxy Statement-Prospectus to FCB's stockholders.

     8.3. Regulatory Approvals.

     Each of FCB and Fidelity Bankshares will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OTS, the FRB, and the Department and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. FCB and Fidelity Bankshares will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FCB or Fidelity Bankshares to any Bank Regulator or governmental body in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. FCB shall have the right to review and approve in advance all characterizations of the information relating to FCB and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, FCB and Fidelity Bankshares shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

     8.4. Affiliates.

          8.4.1. FCB shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of FCB to deliver to Fidelity Bankshares, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the FCB Stockholders Meeting, a written agreement, in the form of Exhibit C hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Fidelity Bankshares Common Stock to be received by such "affiliate" as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE IX
                               CLOSING CONDITIONS

     9.1. Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of FCB.

          9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          9.1.3. Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

          9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Fidelity Bankshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5. Nasdaq Listing. The shares of Fidelity Bankshares Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

          9.1.6. Tax Opinions. On the basis of facts, representation and assumptions which shall be consistent with the state of facts existing at the Closing Date, Fidelity Bankshares shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Fidelity Bankshares, and FCB shall have received an opinion of Werner & Blank, reasonably acceptable in form and substance to FCB, each dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

               (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of
          Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

               (B) The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

               (C) No gain or loss will be recognized by Fidelity Bankshares, Fidelity Federal Bank & Trust, FCB or First Community Bank by reason of the Merger;

               (D) The exchange of Fidelity Bankshares Common Stock, to the extent exchanged for FCB Common Stock, will not give rise to the recognition of gain or loss for Federal income tax purposes to the stockholders of FCB;

               (E) The basis of the Fidelity Bankshares Common Stock to be received (including any fractional shares deemed received for tax purposes) by an FCB stockholder will be the same as the basis of the FCB Common Stock surrendered pursuant to the Merger in exchange therefor, increased by any gain recognized by such FCB stockholder as a result of the Merger and decreased by any cash received by such FCB stockholder in the Merger; and

               (F) The holding period of the shares of Fidelity Bankshares Common Stock to be received by a stockholder of FCB will include the period during which the stockholder held the shares of FCB Common Stock surrendered in exchange therefore, provided the FCB Common Stock surrendered is held as a capital asset at the Effective Time.

     9.2. Conditions to the Obligations of Fidelity Bankshares under this Agreement.

     The obligations of Fidelity Bankshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections
9.2.1 through 9.2.6 at or prior to the Closing Date:

          9.2.1. Representations and Warranties. Each of the representations and warranties of FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in
     Section 4.1; and FCB shall have delivered to Fidelity Bankshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCB as of the Effective Time.

          9.2.2. Agreements and Covenants. FCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Fidelity Bankshares shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect dated as of the Effective Time.

          9.2.3. Regulatory Conditions. No Regulatory Approval required for consummation the Merger and Bank Merger includes any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by Fidelity Bankshares to result in a Material Adverse Effect on Fidelity Bankshares and its Subsidiaries, taken as a whole.

          9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 7% of the issued and outstanding shares of FCB Common Stock shall have dissented to the Merger under the FBCA, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of FCB Common Stock under the FBCA.

          9.2.5. Permits, Authorizations, Etc. FCB and the FCB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on Fidelity Bankshares and its Subsidiaries, taken as a whole.

          9.2.6. Leases. Fidelity Bankshares shall have received written confirmation from the lessors' of First Community Bank's branch facilities of Fidelity Bankshares' right to assume the leases on substantially the same terms and conditions as currently exist, of First Community Bank's branch facilities.

     9.3. Conditions to the Obligations of FCB under this Agreement.

     The obligations of FCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

          9.3.1. Representations and Warranties. Each of the representations and warranties of Fidelity Bankshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Fidelity Bankshares shall have delivered to FCB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of Fidelity Bankshares as of the Effective Time.

          9.3.2. Agreements and Covenants. Fidelity Bankshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FCB shall have received a certificate signed on behalf of Fidelity Bankshares by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of Fidelity Bankshares to such effect dated as of the Effective Time.

          9.3.3.  Permits,  Authorizations,  Etc.  Fidelity  Bankshares  and its
     Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on Fidelity Bankshares and its Subsidiaries, taken as a whole.

          9.3.4. Payment of Merger Consideration. Fidelity Bankshares shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide FCB with a certificate evidencing such delivery.

                                   ARTICLE X
                                   THE CLOSING

     10.1. Time and Place.

     Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335

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

Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by Fidelity Bankshares, in its sole discretion, upon five (5) days prior written notice to FCB, but in no event later than thirty days (30) after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Fidelity Bankshares and FCB mutually agree. Notwithstanding the foregoing, and at Fidelity Bankshares' sole discretion, such Closing may occur on the close of business on January 7, 2005 (provided that all conditions precedent have been fulfilled or waived, including the expiration of any applicable waiting period). A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the "Pre-Closing Date").

     10.2. Deliveries at the Pre-Closing and the Closing.

     At the Pre-Closing there shall be delivered to Fidelity Bankshares and FCB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Fidelity Bankshares shall deliver the Merger Consideration as set forth under
Section 9.3.4 hereof.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FCB:

          11.1.1. At any time by the mutual written agreement of Fidelity Bankshares and FCB;

          11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Fidelity Bankshares);

          11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FCB) or Section 9.3.2 (in the case of a breach of covenant by Fidelity Bankshares);

          11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Fidelity Bankshares and FCB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          11.1.5. By either party, if the stockholders of FCB shall have voted at the FCB Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

          11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties' obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          11.1.7. By the Board of Directors of Fidelity Bankshares if FCB has received a Superior Proposal and the Board of Directors of FCB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Fidelity Bankshares.

          11.1.8.  By the  Board  of  Directors  of FCB if FCB  has  received  a
     Superior Proposal and the Board of Directors of FCB has made a determination to accept such Superior Proposal; provided that FCB shall not terminate this Agreement pursuant to this Section 11.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Fidelity Bankshares' receipt of written notice advising Fidelity Bankshares that FCB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether FCB intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, FCB shall provide a reasonable opportunity to Fidelity Bankshares during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the Merger on such adjusted terms.

          11.1.9. By FCB, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date ("Effective Termination Date"), if both of the following conditions are satisfied:

               (i) The Fidelity Bankshares Market Value on the Determination Date is less than $29.97; and

               (ii) the number obtained by dividing the Fidelity Bankshares Market Value on the Determination Date by the Initial Fidelity Bankshares Market Value ($37.46) ("Fidelity Bankshares Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

     subject, however, to the following three sentences. If FCB elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to Fidelity Bankshares. During the five business day period commencing with its receipt of such notice, Fidelity Bankshares shall have the option of paying additional Merger Consideration in the form of Fidelity Bankshares Common Stock, cash, or a combination of Fidelity Bankshares Common Stock and cash so that the Aggregate Fidelity Bankshares Share Amount shall be valued at the lesser of (i) the product of
     0.80 and the Initial Fidelity Bankshares Market Value multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial Fidelity Bankshares Market Value multiplied by the Exchange Ratio. If within such five business day period, Fidelity Bankshares delivers written notice to FCB that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section
     11.1.9 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

          For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

          "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or
     (iv) agree or commit to take any action referenced above.

          "Determination Date" shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Mergers have been received.

          "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

          "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

          "Fidelity Bankshares Market Value" shall be the average of the daily closing sales prices of a share of Fidelity Bankshares Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days immediately preceding the Determination Date.

          "Index Group" means the financial institution holding companies or financial institutions listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror's market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and financial institutions and the weights attributed to them are as follows:

               Company Name                        Weight (%)       Index Price
               ------------                        ----------       -----------

     KNTB Bancorp, Inc.                              6.40%             $16.80
     TrustCo Bank Corp NY                           12.08%             $13.05
     BankAtlantic Bancorp, Inc.                     12.85%             $18.77
     Harbor Florida Bancshares, Inc.                 9.55%             $32.23
     First Financial Holdings, Inc.                  4.70%             $30.52
     OceanFirst Financial Corp.                      4.02%             $24.36
     BankUnited Financial Corporation               10.59%             $28.84
     Berkshire Hills Bancorp, Inc.                   2.79%             $38.17
     First Niagara Financial Group, Inc.            14.02%             $13.47
     Provident Bancorp, Inc.                         5.65%             $11.44
     Provident Financial Services, Inc.             17.34%             $17.71
                                                   ------
                                                   100.00%
                                                   ======

          "Initial Fidelity Bankshares Market Value" equals $37.46, adjusted as indicated in the last sentence of this Section 11.1.9.

          "Initial Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded for the ten consecutive trading days immediately preceding the public announcement of this Agreement ($20.28).

          "Index Ratio" shall be the Final Index Price divided by the Initial Index Price.

     If Fidelity Bankshares or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.

     11.2. Effect of Termination.

          11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, and any other
     Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

               (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

               (C) As a condition of Fidelity Bankshares' willingness, and in order to induce Fidelity Bankshares to enter into this Agreement, and to reimburse Fidelity Bankshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FCB hereby agrees to pay Fidelity Bankshares, and Fidelity Bankshares shall be entitled to payment of, a fee of $1,250,000 (the "Fee"), within three business days after written demand for payment is made by Fidelity Bankshares, following the occurrence of any of the events set forth below:

                    (i) FCB terminates this Agreement pursuant to Section 11.1.8 or Fidelity  Bankshares  terminates  this  Agreement  pursuant to
               Section 11.1.7; or

                    (ii) The entering into a definitive agreement by FCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FCB within eighteen months after the occurrence of any of the following: (i) the termination of this Agreement by Fidelity Bankshares pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by FCB or any FCB
               Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to FCB; or (ii) the termination of this Agreement by Fidelity Bankshares or FCB pursuant to Section 11.1.5 because of the failure of the stockholders of FCB to approve this Agreement at the FCB
               Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of FCB.

               (D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then Fidelity Bankshares will not have any other rights or claims against FCB or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Fidelity Bankshares against FCB and its Subsidiaries and their respective officers and directors.

     11.3. Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement,
(b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FCB, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to FCB's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this
Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                                  ARTICLE XII
                                  MISCELLANEOUS

     12.1. Confidentiality.

     Except as specifically set forth herein, Fidelity Bankshares and FCB mutually agree to be bound by the terms of the confidentiality agreement dated June 22, 2004 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

     12.2. Public Announcements.

     FCB and Fidelity Bankshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FCB nor Fidelity Bankshares shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Survival.

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     12.4. Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

          If to FCB, to:                  Dale Morris
                                          President and Chief Executive Officer
                                          First Community Bancorp, Inc.
                                          104 South Lake Avenue
                                          Pahokee, Florida 334716


          With required copies to:        Thomas Blank, Esq.
                                          Werner & Blank
                                          7205 West Central Avenue
                                          Toledo, Ohio 43617


          If to Fidelity Bankshares, to:  Vince A. Elhilow
                                          President and Chief Executive Officer
                                          Fidelity Bankshares, Inc.
                                          205 Datura Street
                                          West Palm Beach, Florida 33401
                                          Fax: (561) 803-9985

          With required copies to:        Alan Schick, Esq.
                                          Luse Gorman Pomerenk & Schick, P.C.
                                          5335 Wisconsin Avenue, N.W., Suite 400
                                          Washington, D.C. 20015
                                          Fax: (202) 362-2902
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     12.5. Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.8) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.6. Complete Agreement.

     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter.

     12.7. Counterparts.

     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

     12.8. Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9. Governing Law.

     This Agreement shall be governed by the laws of Florida, without giving effect to its principles of conflicts of laws.

     12.10. Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement.
References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.11. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.12. Waiver of Trial by Jury.

     The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

     IN WITNESS WHEREOF, Fidelity Bankshares and FCB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                                  Fidelity Bankshares, Inc.


Dated:    September 21, 2004                      By:/s/ Vince A. Elhilow
                                                      --------------------------
                                                      Name:  Vince A. Elhilow
                                                      Title: President and Chief
                                                             Executive Officer





                                                  First Community Bancorp, Inc.


Dated:   September 21, 2004                          By:/s/ Dale Morris
                                                      --------------------------
                                                      Name:  Dale Morris
                                                      Title: President and Chief
                                                             Executive Officer

                     [Letterhead of Austin Associates, LLC]



September 21, 2004



Board of Directors
First Community Bancorp, Inc.
104 South Lake Avenue
Pahokee, FL 33476


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to First Community Bancorp, Inc. ("FCB") and its stockholders of the terms of the Agreement and Plan of Merger dated September 21, 2004 (the "Agreement") between FCB and Fidelity Bankshares, Inc. ("Fidelity"). The terms of the Agreement provide for the acquisition of 100% of the common stock of FCB by Fidelity (the "Merger").

Under the terms of the Agreement, each share of FCB common stock shall be converted into the right to receive $14.75 in cash and 0.59055 shares of Fidelity common stock (the "Merger Consideration"), subject to adjustment in the event of certain conditions as specified in the Agreement. In addition, outstanding options to acquire FCB common shares shall be settled in cash based on the difference between the cash value of the Merger Consideration and the exercise price of the underlying options. Based on 889,100 voting and nonvoting common shares of FCB and options to acquire 42,000 FCB common shares, the negotiated value of the transaction is $27.1 million. In addition to the Merger Consideration, FCB may distribute 100% of its net earnings from July 1, 2004 to the closing date as a dividend to its shareholders as provided more specifically in Section 6.1.2.(B) of the Agreement.

In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of FCB and Fidelity, including but not limited to the following: (i) the Agreement; (ii) the audited financial statements of FCB and Fidelity for the period 1999 through 2003 and interim financial statements for the period ending June 30, 2004; (iii) certain other publicly available information regarding FCB and Fidelity; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates, LLC to be generally comparable to those of FCB and Fidelity; (v) the financial terms, to the extent publicly

Page 2
Members of the Board
September 21, 2004


available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by FCB and Fidelity, and have instead relied upon representations and information concerning loans of FCB and Fidelity in the aggregate. In rendering our opinion, we have assumed that the Fidelity stock to be received by FCB shareholders will not result in taxable income upon receipt by FCB shareholders. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to FCB and its shareholders.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to FCB and its shareholders.

For our services in rendering this opinion, FCB will pay us a fee and indemnify us against certain liabilities.


/s/ Austin Associates, LLC

Austin Associates, LLC

                                   Appendix C

                        TITLE 36. Business Organizations
              CHAPTER 607 Section 6071301 -1320. DISSENTERS' RIGHTS


607.1301. Dissenters' rights; definitions

The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.
Ch. 89-154


607.1302. Right of shareholders to dissent

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)     Consummation of a plan of merger to which the corporation is a party:

1.      If the shareholder is entitled to vote on the merger, or

2.      If the corporation is a subsidiary that is merged with its parent under
s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2)     A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
Ch. 97-102

607.1320. Procedure for exercise of dissenters' rights

(1)(a)  If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b)     If proposed corporate action creating dissenters' rights under
s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if: (a) Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at anytime within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, maybe held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation. Ch. 97-102